UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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CenturyTel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2010 Notice of Annual Meeting
and Proxy Statement
and
Annual Financial Report

Thursday, May 20, 2010
2:00 p.m. local time
100 CenturyLink Drive
Monroe, Louisiana

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2010
This proxy statement and related materials are
available at www.envisionreports.com/ctl.

CenturyTel, Inc.
100 CenturyLink Drive
Monroe, Louisiana 71203

Notice of Annual Meeting of Shareholders

TIME AND DATE	2:00 p.m. local time on Thursday, May 20, 2010

PLACE	Corporate Conference Room CenturyLink Headquarters 100 CenturyLink Drive Monroe, Louisiana

ITEMS OF BUSINESS	(1) To elect as Class I directors the four nominees named in the accompanying proxy statement

(2) To ratify the appointment of KPMG LLP as our independent auditor for 2010

(3) To amend our articles of incorporation to change our name to CenturyLink, Inc.

(4) To approve our 2010 Executive Officer Short-Term Incentive Plan

(5) To act upon four separate shareholder proposals if properly presented at the meeting

(6) To transact such other business as may properly come before the meeting and any adjournment.

RECORD DATE	You can vote if you are a shareholder of record on March 22, 2010.

PROXY VOTING	Shareholders are invited to attend the meeting in person. Even if you expect to attend, it is important that you vote by telephone or the Internet, or by completing and returning a proxy or voting instruction card.
Stacey W. Goff
Secretary
April 5, 2010

i

CenturyTel, Inc.
100 CenturyLink Drive
Monroe, Louisiana 71203

PROXY STATEMENT
April 5, 2010

GENERAL INFORMATION
Why am I receiving these proxy materials?
     Our Board of Directors is soliciting your proxy to vote at our 2010 annual meeting of shareholders because you owned shares of our stock at the close of business on March 22, 2010, the record date for the meeting, and are entitled to vote those shares at the meeting. Our proxy materials are being made available to you on the Internet beginning on or about April 7, 2010. This proxy statement summarizes information regarding matters to be considered at the meeting. You do not need to attend the meeting to vote your shares.
Why did I receive a notice of Internet availability of proxy materials instead of a full set of proxy materials?
     In accordance with rules recently adopted by the Securities and Exchange Commission, we may furnish proxy materials, including this proxy statement, to shareholders by providing a written notice of how to access these documents on the Internet and how to vote your shares. Most shareholders will not receive printed copies of the proxy materials unless requested. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting the materials in the notice.
What do our materials include?
     The full set of our materials include:
•	the notice and proxy statement for the meeting,

•	proxy or voting instruction cards, and

•	our 2009 annual report furnished in the following two parts: (1) our 2009 Financial Report, which constitutes Appendix A to this proxy statement, and (2) our 2009 Review and CEO’s Message, prepared as a separate booklet.
Our 2009 annual report is not a part of our proxy soliciting materials.
When and where will the meeting be held?
     The meeting will be held at 2:00 p.m. local time on Thursday, May 20, 2010, in the corporate conference room at our corporate headquarters, 100 CenturyLink Drive, Monroe, Louisiana. If you would like directions to the meeting, please see our website, http://ir.centurylink.com.
On what matters will I vote at the meeting?
     Shareholders will vote on the following items at the meeting:
•	the election of the four Class I director nominees named in this proxy statement (Item 1);

•	the ratification of the appointment of KPMG LLP as our independent auditor for 2010 (Item 2);

•	the amendment of our articles of incorporation to change our name to CenturyLink, Inc. (Item 3);

•	the approval of our 2010 Executive Officer Short-Term Incentive Plan, which we refer to below as the “Incentive Plan” (Item 4);

•	the four shareholder proposals described in this proxy statement if each is properly presented at the meeting (Items 5-8); and

•	any other matters properly brought before the meeting.
What are the Board’s voting recommendations?
     The Board recommends that you vote your shares:
•	FOR each of the Class I director nominees, the ratification of KPMG LLP as our independent auditor for 2010, the amendment to change our name to CenturyLink, Inc. and the approval of the Incentive Plan (Items 1 – 4); and

•	AGAINST each of the four shareholder proposals (Items 5 – 8).
How many votes may I cast?
     You may cast one vote for every share of our common stock or Series L preferred stock that you owned on the record date. Our common stock and Series L preferred stock vote together as a single class on all matters. In this proxy statement, we refer to these shares as our “Common Shares” and “Preferred Shares,” respectively, and as our “Voting Shares,” collectively.
How many votes can be cast by all shareholders?
     As of the record date, we had 299,766,053 Common Shares and 9,434 Preferred Shares outstanding, all of which were entitled to one vote per share.
How many shares must be present to hold the meeting?
     Our bylaws provide that the presence at the meeting, in person or by proxy, of a majority of the outstanding Voting Shares constitutes a quorum to organize the meeting.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
     If shares are registered in your name with our transfer agent, Computershare Investor Services L.L.C., (i) you are the “shareholder of record” with respect to those shares and (ii) you may directly vote these shares, together with any shares credited to your account if you are a participant in our automatic dividend reinvestment and stock purchase service or our employee stock purchase plans.
     If your shares are held on your behalf in a stock brokerage account or by a bank or other nominee, you are the “beneficial owner” of shares held in “street name.” We have requested that our proxy materials be made available to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares.
If I am a shareholder of record, how do I vote?
     If you are a shareholder of record, you may vote in person at the meeting or by proxy in any of the following three ways:
•	call 1-800-652-8683 and follow the instructions provided;

•	log on to the Internet at www.envisionreports.com/ctl and follow the instructions at that site; or

•	request a paper copy of our proxy materials and, following receipt thereof, mark, sign and date your proxy card and return it to Computershare.
Please note that you may not vote by telephone or the Internet after 1:00 a.m. Central Time on May 20, 2010. You may revoke or change your proxy at any time before it is voted at the meeting by giving a written revocation notice to our secretary, by delivering timely a proxy bearing a later date or by voting in person at the meeting.

If I am a beneficial owner of shares held in street name, how do I vote?
     As the beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares by using any voting instruction card supplied by them or by following their instructions for voting by telephone, the Internet, or in person.
If I am a benefit plan participant, how do I vote?
     If you beneficially own any of our Common Shares by virtue of participating in any retirement plan of CenturyLink or Embarq, then you will receive separate voting instruction cards that will enable you to direct the voting of these shares. These voting instruction cards entitle you, on a confidential basis, to instruct the trustees how to vote the shares allocated to your plan account. Some of the cards will similarly entitle you to direct the voting of a proportionate number of plan shares for which properly executed instructions are not timely received and some will require you to act in your capacity as a “named fiduciary,” which requires you to exercise your voting rights prudently and in the interest of all plan participants. Plan participants who wish to vote should complete and return voting instruction cards in the manner provided by such cards. If you elect not to vote the shares allocated to your accounts, your shares will be voted in the manner specified in the voting instruction cards. Plan participants that wish to revoke their voting instructions must contact the trustee and follow its procedures.
What vote is required to elect a director at the meeting?
     Our bylaws provide that each of the four directors nominated to serve as Class I directors will be elected if the number of votes cast in favor of the director exceeds the number of votes withheld with respect to the director. You may vote “for” all director nominees or withhold your vote for any one or more of the director nominees. If any of the four directors fail to receive a majority of the votes cast at the meeting, our bylaws will require such director to tender his resignation to the Board for its consideration.
What vote is required to adopt the other proposals at the meeting?
     The affirmative vote of the holders of a majority of the Voting Shares present in person or represented by proxy and entitled to vote at the meeting is required to ratify the appointment of KPMG LLP as our independent accountants and to approve the Incentive Plan and each of the shareholder proposals.
     The affirmative vote of the holders of two-thirds of the Voting Shares present in person or represented by proxy and entitled to vote at the meeting is required to amend our articles of incorporation to change our corporate name.
If I “abstain” from voting, what effect will that have on the meeting?
     Shares as to which the proxy holders have been instructed to abstain from voting with respect to any particular matter will be treated under the Company’s bylaws as not being present or represented for purposes of such vote. Because all matters must be approved by a specified percentage of votes cast or Voting Shares present or represented at the meeting, abstentions will not affect the outcome of any such vote. Shareholders abstaining from voting will, however, be counted as present for purposes of constituting a quorum to organize the meeting.
Can my shares be voted if I do not return the proxy card and do not attend the meeting in person?
     Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers may, subject to certain exceptions, vote in their discretion on matters when they have not received voting instructions from beneficial owners. Under these rules, brokers who do not receive such instructions will be entitled to vote in their discretion at the meeting with respect to the ratification of the appointment of the independent auditor, the amendment to our articles to change our corporate name and the approval of the Incentive Plan, but will not be entitled to vote in their discretion with respect to the election of directors or any of the shareholder proposals. If brokers who do not receive voting instructions do not, or cannot, exercise discretionary voting power (a “broker non-vote”) with respect to any matter to be considered at the meeting, shares that are not voted will be treated as present for purposes of constituting a quorum to organize the meeting but not present with respect to considering such matter. Because all matters must be approved by a specified percentage of the votes cast or Voting Shares present or represented at the meeting, broker non-votes with respect to these matters will not affect the outcome of the voting.
What if I do not vote for a proposal on the proxy card I return?
     If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a shareholder of record and make no specifications on your validly submitted proxy card, your shares will be voted (i) FOR the director nominees, (ii) FOR the ratification of the selection of KPMG LLP as our independent auditor, (iii) FOR the amendment to change our corporate name, (iv) FOR the Incentive Plan, and (v) AGAINST each of the shareholder proposals.
     If you are a beneficial owner of shares and do not give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares only with respect to the matters specified in response to the immediately preceding question.
Who pays for soliciting proxies?
     We will pay all expenses of soliciting proxies for the meeting. Proxies may be solicited personally, by mail, by telephone or by facsimile by our directors, officers and employees, who will not be additionally compensated therefor. We will also request persons holding Voting Shares in their names for others, such as brokers, banks and other nominees, to forward materials to their principals and request authority for the execution of proxies, and we will reimburse them for their expenses incurred in connection therewith. We have retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies, for which we will pay Innisfree fees anticipated to be $15,000 and will reimburse Innisfree for certain of its out-of-pocket expenses.

Do I need identification to attend the meeting in person?
     Yes. Please bring proper identification, together with the notice of Internet availability mailed to you, which will serve as your admission ticket. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned Voting Shares on the record date.
Could other matters be considered and voted upon at the meeting?
     Management has not timely received any notice that a shareholder desires to present any matter for action at the meeting in accordance with our bylaws (which are described in “Other Matters – Shareholder Nominations and Proposals”) other than the shareholder proposals described in this proxy statement, and is otherwise unaware of any matter to be considered by shareholders at the meeting other than those matters specified in the accompanying Notice of the meeting. Our proxy and voting instruction cards, however, will confer discretionary voting authority with respect to any other matter that may properly come before the meeting. It is the intention of the persons named therein to vote in accordance with their best judgment on any such matter.
What happens if the meeting is postponed or adjourned?
     Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.
ELECTION OF DIRECTORS
(Item 1 on Proxy or Voting Instruction Card)
     As of May 20, 2010, the Board of Directors will be fixed at 13 members, which are divided under our articles of incorporation into three classes. Members of the respective classes hold office for staggered terms of three years, with one class elected at each annual shareholders’ meeting. The shareholders will elect four Class I directors at the meeting. Acting upon the recommendation of its Nominating and Corporate Governance Committee, the Board of Directors has nominated the four individuals listed below to serve as Class I directors.
     Unless authority is withheld, all votes attributable to the shares represented by each duly executed and delivered proxy will be cast for the election of each of these below-named nominees. Under our bylaw nominating procedures, these nominees are the only individuals who may be elected at the meeting. For additional information on our nomination process, see “Corporate Governance - Director Nomination Process.” If for any reason any such nominee should decline or become unable to stand for election as a director, which we do not anticipate, votes will be cast instead for another candidate designated by the Board, without resoliciting proxies.
     As discussed further under “General Information – What vote is required to elect a director at the meeting?”, each of the four nominees must receive a majority of the votes cast to be elected at the meeting.

     The following provides certain information with respect to each nominee, each other director whose term will continue after the meeting, and our executive officers. As discussed further elsewhere herein, five of our below-listed directors formerly served as directors of Embarq Corporation prior to our July 1, 2009 merger with Embarq Corporation, which we refer to herein as Embarq.
Class I Directors (for term expiring in 2013):
W. Bruce Hanks, age 55; a director since 1992; a consultant with Graham, Bordelon and Co., Inc., an investment management and financial planning company, since December 1, 2005; Athletic Director of the University of Louisiana at Monroe from March 2001 to June 2004; held various executive positions at CenturyLink from August 1980 through March 2001, most notably Chief Operating Officer, Senior Vice President – Corporate Development and Strategy, Chief Financial Officer, Senior Vice President – Revenues and External Affairs, and President – Telecommunications Services; worked as a certified public accountant with Peat, Marwick & Mitchell for three years prior to then; currently an advisory director of IberiaBank Corporation; also served on the executive boards of (i) the National Telecommunications Industry Association, (ii) the Cellular Telecommunications Industry Association and (iii) the National Rural Telecom Association, as well as numerous non-profit boards.

Committee Memberships:	Audit (Chairman); Risk Evaluation
C. G. Melville, Jr., age 69; a director since 1968; private investor since 1992; prior to then, served as President of Melville Equipment, Inc., a family-owned distributor of marine and industrial equipment, for nearly 30 years and as the chief executive officer of a family-owned telephone company for six years prior to its sale.

Committee Memberships:	Risk Evaluation (Chairman); Nominating
and Corporate Governance

William A. Owens, age 69; a director since July 1, 2009; non-executive Chairman of the Board of CenturyLink since July 1, 2009; Managing Director, Chairman and Chief Executive Officer of AEA Investors Asia, a private equity company, since April 2006; Vice Chairman, President and Chief Executive Officer of Nortel Networks Corporation, a global supplier of communications equipment, from 2004 to 2005; Chairman and Chief Executive Officer of Teledesic LLC, a satellite communications company, from 1998 to 2003; served in the U.S. military from 1962 to 1996 holding various key leadership positions, including Vice Chairman of the Joint Chiefs of Staff; currently a director of Polycom, Inc., Wipro Limited, and Intelius Inc.; formerly a director of AEA Investors LLC, Flow Mobile, Unifrax Corporation, Amerilink within the past five years; a director of Embarq prior to July 1, 2009.

Committee Memberships:	Nominating and Corporate Governance;
Risk Evaluation
Glen F. Post, III, age 57; a director since 1985; Chief Executive Officer of CenturyLink since 1992, and President since July 1, 2009; Chairman of the Board of CenturyLink between June 2002 and June 2009; held various positions at CenturyLink between 1976 and 1993; most notably Treasurer, Chief Financial Officer and Chief Operating Officer.
The Board unanimously recommends a vote FOR each of these nominees.
Class II Directors (term expires in 2011):
Virginia Boulet, age 56; a director since 1995; Special Counsel at Adams and Reese LLP, a law firm, since March 2002; prior to then, practiced as a corporate and securities attorney for Phelps Dunbar, L.L.P. from March 1992 to March 2002 and Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. from May 1983 to March 1992; currently a director of W&T Offshore, Inc.

Committee Membership:	Nominating and Corporate
Governance (Chairperson);
Compensation

Peter Brown, age 51; a director since July 1, 2009; Chairman of Grassmere Partners, LLC, a private investment firm, since July 2009; held several executive level positions, including Chairman of the Board, President and Chief Executive Officer, and Chief Financial Officer, with AMC Entertainment Inc., a theatrical exhibition company, from 1990 until his retirement in February 2009; founded Entertainment Properties Trust, a NYSE-listed real estate investment trust, in 1997 and served as its Chairman of the Board of Trustees until 2003; serves or has served on numerous community and civic boards; formerly a director of National CineMedia, Inc. and Midway Games, Inc. within the past five years and a director of Embarq prior to July 1, 2009.

Committee Memberships:	Audit; Risk Evaluation
Richard A. Gephardt, age 69; a director since July 1, 2009; President and Chief Executive Officer of Gephardt Group, a multi-disciplined consulting firm, since January 2005; consultant to Goldman Sachs & Co. since January 2005; strategic advisor in the government affairs practice group of DLA Piper between June 2005 and December 2009; senior advisor to FTI Consulting between January 2007 and December 2009; member of the U.S. House of Representatives from 1976 to 2005, representing Missouri’s Third District and holding key leadership positions, including House Minority Leader; currently a director of Centene Corporation, Ford Motor Company, Spirit Aerosystems Holdings, Inc. and United States Steel Corporation and a director of Embarq prior to July 1, 2009.

Committee Memberships:	Nominating and Corporate
Governance
Thomas A. Gerke, age 53; a director since July 1, 2009; Executive Vice Chairman, Regulatory and Governmental Affairs and Human Resources, of CenturyLink, since July 1, 2009; Chief Executive Officer and President of Embarq Corporation from December 2007 to March 2008 in an interim capacity and by appointment from March 2008 to June 2009; General Counsel – Law and External Affairs of Embarq from May 2006 to December 2007 and was responsible for Embarq’s Wholesale Markets business unit from January 2007 to December 2007; held various executive level positions at Sprint Nextel from 1994 to May 2006; prior to then, practiced as an attorney for Smith, Gill, Fisher & Butts in Kansas City; a director of Embarq prior to July 1, 2009.

Gregory J. McCray, age 47; a director since 2005; Chairman and Chief Executive Officer of Antenova Limited, a British company which develops and markets wireless components, since January 2003; Chairman and Chief Executive Officer of PipingHot Networks, a wireless start-up, from November 2000 to November 2002; Senior Vice President, Customer Operations, at Lucent Technologies from June 1997 to October 2000; Sales Vice President, U.S. Eastern Region, at Lucent Technologies from January 1994 to May 1997; held engineering, product management and other managerial roles at AT&T and IBM from May 1984 to December 1993.

Committee Membership:	Nominating and Corporate
Governance; Risk Evaluation
Class III Directors (term expires in 2012):
Fred R. Nichols, age 63; has served as a director since 2003; private investor since March 2000; retired from Cox Communications, Inc. in February 2000, where had had served as Executive Vice President of Operations since August 1999; held various executive positions at TCA Cable TV, Inc. (which was publicly-traded between 1982 and its sale to Cox in 1999) from 1980 to 1999, most notably serving as Chairman, Chief Executive Officer and President from 1997 to 1999 and President and Chief Operating Officer from 1990 to 1997; also served on the executive boards of (i) the National Cable Television Association and the Cable Telecommunications Association, both cable industry trade associations, (ii) Telesynergy, a cable television programming consortium, and (iii) C-SPAN, a cable television network; prior to joining TCA in 1980, worked as a commercial banker for nine years and as a certified public accountant with Peat, Marwick & Mitchell for three years.

Committee Memberships:	Audit; Compensation
Harvey P. Perry, age 65; a director since 1990; non-executive Vice Chairman of the Board of Directors of CenturyLink since January 1, 2004; private investor since retiring from CenturyLink in December 2003; joined CenturyLink in 1984, serving as Secretary and General Counsel for approximately 20 years and Executive Vice President and Chief Administrative Officer for almost five years; prior to then, worked as an attorney in private practice for 15 years.

Committee Membership:	Compensation

Laurie A. Siegel, age 62; a director since July 1, 2009; Senior Vice President of Human Resources and Internal Communications for Tyco International Ltd., a diversified manufacturing and service company, since January 2003; held various positions with Honeywell International Inc. from September 1994 to December 2002, including Vice President of Human Resources – Specialty Materials; prior to then, was director of global compensation at Avon Products and a principal of Strategic Compensation Associates; a director of Embarq prior to July 1, 2009.

Committee Memberships:	Compensation (Chairperson)
Joseph R. Zimmel, age 56; a director since 2003; a business and financial consultant since November 2002; Advisory Director of the Goldman Sachs Group from December 2001 to November 2002; Managing Director of the Communications, Media & Entertainment Group for the Americas in the investment banking division of Goldman, Sachs & Co. from 1999 to 2001, after acting as Managing Director and a co-head of the group from 1992 to 1999; Managing Director in the mergers and acquisitions department of Goldman, Sachs & Co. from 1988 to 1992; currently a director of FactSet Research Systems Inc. and formerly a director of Digitas Inc. within the past five years.

Committee Membership:	Audit
Executive Officers Who Are Not Directors:
     Listed below is information on each of our executive officers who are not directors. Unless otherwise indicated, each person has been engaged in the principal occupation shown for more than the past five years.
Karen A. Puckett, age 49; Executive Vice President and Chief Operating Officer since July 2009; President and Chief Operating Officer from September 2002 until July 2009.

R. Stewart Ewing, Jr., age 58; Executive Vice President and Chief Financial Officer.
Stacey W. Goff, age 44; Executive Vice President, General Counsel and Secretary since July 1, 2009; Senior Vice President, General Counsel and Secretary prior to then.
Dennis G. Huber, age 50; Executive Vice President – Network and Information Technology since July 1, 2009; held various executive positions at Embarq and its predecessor companies from January 2003 through July 1, 2009, most notably Chief Technology Officer and Senior Vice President, Senior Vice President – Corporate Strategy and Development and Senior Vice President of Product Development.
William E. Cheek, age 54; President – Wholesale Operations since July 1, 2009; President – Wholesale Markets for Embarq from May 2006 until July 2009; served in this role at the local telecommunications division of Sprint Nextel Corporation from August 2005 until May 2006 and as Assistant Vice President, Strategic Sales and Account Management, in Sprint Business Solutions from January 2004 until July 2005.
David D. Cole, age 52; Senior Vice President – Operations Support.

CORPORATE GOVERNANCE
Governance Guidelines
     Listed below are excerpts and summaries of certain provisions of our corporate governance guidelines, which the Board reviews at least annually. For information on how you can obtain a complete copy of our guidelines, see “- Access to Information” below.
1.	Director Qualifications
•	The Board of Directors will have a majority of independent directors. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include members’ independence qualifications, as well as consideration of diversity, character, judgment, skills and experience in the context of the needs of the Board at that time. It is the general sense of the Board that no more than two management directors should serve on the Board.
•	The Board expects directors who change the job or responsibility they held when they were elected to the Board to volunteer to resign from the Board. It is not the sense of the Board that in every such instance the director should necessarily leave the Board. There should, however, be an opportunity for the Board, through the Nominating and Corporate Governance Committee, to review the continued appropriateness of Board membership under the circumstances.
•	On the terms and subject to the conditions specified in the Company’s bylaws, directors will be elected by a majority vote of the shareholders and any incumbent director failing to receive a majority of votes cast must promptly tender his or her resignation to the Board.
•	No director may serve on more than two other unaffiliated public company boards, unless this prohibition is waived by the Board. No director may serve on the board of a company or organization that competes with the Company or is otherwise likely to raise a significant conflict of interest, unless such service is approved by the Board. No director may be appointed or nominated to a new term if he or she would be age 75 or older at the time of the election or appointment.
•	The Nominating and Corporate Governance Committee will review each director’s continuation on the Board at least once every three years.
•	Annually, the Board will determine affirmatively which of its directors are independent for purposes of complying with these guidelines and the listing standards of the New York Stock Exchange, or NYSE. A director will not be independent for these purposes unless the Board affirmatively determines that the director does not, either directly or indirectly through the director’s affiliates or associates, have a material commercial, banking, consulting, legal, accounting, charitable, familial or other relationship with the Company or its affiliates, other than as a director. In making these determinations, the Board will consider all relevant facts and circumstances of both the director and the director’s affiliates and associates, and the extent to which any such relationship could reasonably be expected to interfere with the exercise of independent judgment by the director. In no event, however, will a director be determined to be independent if any of the disqualifying events or conditions specified in Rule 303A.02(b) of the NYSE Listed Company Manual apply to the director. A member of the Audit Committee of the Board will not be deemed to be independent unless such member meets the standards set forth both in this paragraph and Rule 10A-3(b) promulgated under the Securities Exchange Act of 1934.
2.	Director Responsibilities
•	Each Board member is free to suggest the inclusion of items on the agenda. Each Board member is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board will review the Company’s long-term strategic plans and the principal issues that the Company will face in the future during at least one Board meeting each year.
•	Unless otherwise determined by the Board, when a management director retires or ceases to be an active employee for any other reason, that director will be considered to have resigned concurrently from the Board.
3.	Board Committees
•	The Board will have at all times an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. All of the members of these committees will be independent directors, as defined in Section 1 above.
•	The Chair of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chair of each committee, in consultation with members of the committee and others specified in the committee’s charter, will develop the committee’s agenda.
•	The Board and each committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.
•	Each committee may meet in executive session as often as it deems appropriate.
4.	Chairman; Lead Outside Director
•	The Board shall elect from among its members a Chairman. The Chairman may be a director who also has executive responsibilities, including the CEO (an executive chair), or may be one of the Company’s independent directors (a non-executive chair). The Board believes it is in the best interests of the Company for the Board to remain flexible with respect to whether to elect an executive chair or a non-executive chair so that the Board may provide for succession planning and respond effectively to changes in circumstances.

•	The non-management directors will meet in executive session at least quarterly in conjunction with regularly-scheduled Board meetings and will, subject to the other terms of this paragraph, elect from among the independent directors a lead outside director at least annually. The lead outside director may call additional meetings of the non-management directors at any time. At all times during which the Chairman is a non-executive chair, all of the functions and responsibilities of the lead outside director shall be performed by the non-executive chair.
5.	Director Access to Officers and Employees
•	Directors have full and free access to officers and employees of the Company.
•	The Board welcomes regular attendance at each Board meeting of senior officers of the Company.
6.	Director Compensation
•	Annually, the Compensation Committee reviews director compensation and benefits, and recommends any proposed changes to the Board for approval.
7.	Director Orientation and Continuing Education
•	The Nominating and Corporate Governance Committee shall maintain an Orientation Program for new directors. All new directors must participate in the Company’s Orientation Program, which should be conducted as soon as practicable after new directors are elected or appointed.
•	The Company will also maintain a Continuing Education Program for directors, pursuant to which it will endeavor to periodically update directors on industry, technological and regulatory developments, and to provide adequate resources to support directors in understanding the Company’s business and matters to be acted upon at board and committee meetings.
8.	CEO Evaluation and Management Succession
•	The Nominating and Corporate Governance Committee will conduct an annual review of the CEO’s performance. The Nominating and Corporate Governance Committee will provide a report of its findings to the Board of Directors (with appropriate recusals of the CEO and other management directors, as necessary) to enable the Board to ensure that the CEO is providing the best leadership for the Company in the long- and short-term.
•	The Nominating and Corporate Governance Committee should report periodically to the Board on succession planning. The entire Board will consult periodically with the Nominating and Corporate Governance Committee regarding potential successors to the CEO. The CEO should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

9.	Annual Evaluation
•	The Board of Directors will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Corporate Governance Committee will receive comments from all directors and report annually to the Board with an assessment of the Board’s performance, which will be discussed with the full Board. The assessment will focus on the Board’s contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve.
10.	Recoupment of Compensation
•	In addition to any other remedies available to the Company and subject to applicable law, if the Board or any committee of the Board determines that any bonus, incentive payment, commission, equity award or other compensation awarded to or received by an executive officer was based on any financial or operating result that was impacted by the executive officer’s knowing or intentional fraudulent or illegal conduct, the Board or a Board committee may recover from the executive officer the compensation it considers appropriate under the circumstances. The Board has sole discretion to make any and all determinations under this paragraph.
11.	Stock Ownership Guidelines
•	The Company expects its executive officers to beneficially own CenturyLink stock equal in market value to specified multiples of their annual base salary. For any year during which an executive does not meet his or her ownership target, the executive is expected to hold a specified percentage of the CenturyLink stock that the executive acquires through the Company’s equity compensation programs, excluding shares sold to pay taxes associated with the acquisition thereof. (See “Compensation Discussion and Analysis – Stock Ownership Guidelines” for information on the ownership multiples and holding percentages currently in effect.)
•	Unvested restricted stock and shares held through the Company’s benefit plans count towards the ownership targets, which are calculated based on trailing average stock prices and reviewed at least every three years. All executive officers have three years from the date they first become subject to a particular ownership level to attain that target. The Compensation Committee administers the guidelines, and may modify their terms and grant hardship exceptions in its discretion.
12.	Standards of Business Conduct and Ethics
•	All of the Company’s directors, officers and employees are required to abide by the Company’s long-standing ethics and compliance policies and programs, which include standards of business conduct. The Company’s program and related procedures cover all areas of professional conduct, including employment policy, conflicts of interests, protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business.

•	Any waiver of the Company’s policies, principles or guidelines relating to business conduct or ethics for executive officers or directors may be made only by the Board or one of its duly authorized committees and will be promptly disclosed as required by applicable law or stock exchange regulations.
Independence
     Based on the information made available to it, the Board of Directors has affirmatively determined that each of the directors, with the exception of Messrs. Gerke and Post, qualifies as an independent director under the standards referred to above under “– Governance Guidelines.” In making these determinations, the Board, with assistance from counsel, evaluated responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest. In its review of director independence, the Board considered all known commercial, banking, consulting, legal, accounting, charitable, familial or other relationships any director may have with us.
     Some of our directors are employed by or affiliated with companies with which we do business in the ordinary course, either as a service provider, a customer or both. As required under the NYSE listing standards and our Corporate Governance Guidelines, our Board examined the amount spent by us with those companies and by those companies with us. Because in all cases the amount spent fell far below the threshold established in the NYSE listing standards and in our Corporate Governance Guidelines, our Board concluded that the amounts spent did not create a material relationship with us that would interfere with the exercise by any of these directors of his or her independent judgment.
Committees of the Board
     During 2009, the Board of Directors held four regular meetings, six special meetings, and a two-day strategic planning session.
     During 2009, the Board’s Audit Committee held nine meetings. The Audit Committee is currently composed of five independent directors, all of whom the Board has determined to be audit committee financial experts, as defined under the federal securities laws. The Audit Committee’s functions are described further below under “Audit Committee Report.”
     The Board’s Compensation Committee met 12 times during 2009. The Compensation Committee is composed of five directors, all of whom qualify as “non-employee directors” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and all of whom, other than Harvey P. Perry, qualify as “outside directors” under Section 162(m) of the Internal Revenue Code. The Compensation Committee is described further below under “Compensation Discussion and Analysis.”
     The Board’s Nominating and Corporate Governance Committee (which we refer to below as the “Nominating Committee”) met six times during 2009. The Nominating Committee is responsible for, among other things, (i) recommending to the Board nominees to serve as directors and officers, (ii) monitoring the composition and size of the Board and its committees, (iii) periodically reassessing our corporate governance guidelines described above, (iv) leading the Board in its annual review of the Board’s performance, and (v) reviewing annually the Chief Executive Officer’s performance, reporting to the Board on succession planning for senior executive officers and appointing an interim CEO if the Board does not make such an appointment within 72 hours of the CEO dying or becoming disabled. For information on the director nomination process, see “- Director Nomination Process” below.
     The Board also maintains a Risk Evaluation Committee, which met four times during 2009. The Risk Evaluation Committee is appointed by the Board to identify, monitor and manage risks to the Company’s business, properties and employees.
     Each of the committees listed above is composed solely of independent directors under the standards referred to above under “- Governance Guidelines.”
     If you would like additional information on the responsibilities of the committees listed above, please refer to the committees’ respective charters, which can be obtained in the manner described below under “- Access to Information.”
     We expect all of our directors to attend our annual shareholders’ meetings. Each of our directors then in office attended the 2009 annual shareholders’ meeting, other than one former director who was then sick.
Director Nomination Process
     Nominations for the election of directors at our annual shareholders’ meetings may be made by the Board (upon the receipt of recommendations of the Nominating Committee) or by any shareholder of record who complies with our bylaws. Under our bylaws, any shareholder of record interested in making a nomination generally must deliver written notice to the Company’s secretary not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual shareholders meeting. For the meeting this year, the Board has nominated the four nominees listed above under “Election of Directors” to stand for election as Class I directors, and no shareholders submitted any nominations. For further information on deadlines for submitting nominations for our 2011 annual shareholders meeting, see “Other Matters — Shareholder Nominations and Proposals.”
     The written notice required to be sent by any nominating shareholder must include (i) the name, age, business address and residential address of the nominating shareholder and any other person acting in concert with such shareholder, (ii) a representation that the nominating shareholder is a record holder of Voting Shares, and intends to make his nomination in person, (iii) a description of all agreements among the nominating shareholder, any person acting in concert with him, each proposed nominee and any other person pursuant to which the nomination or nominations are to be made and (iv) various biographical information about each proposed nominee, including principal occupation, holdings of Voting Shares and other information required to be disclosed in our proxy statement. The notice must also be accompanied by the written consent of each proposed nominee to serve as a director if elected, and an affidavit certifying that each proposed nominee meets the qualifications for service specified in the bylaws and summarized below. We may require a proposed nominee to furnish other reasonable information or certifications. Shareholders interested in bringing before a shareholders’ meeting any matter other than a director nomination should consult our bylaws for additional procedures governing such requests. We may disregard any nomination or submission of any other matter that fails to comply with these bylaw procedures.

     The Nominating Committee will consider candidates nominated by shareholders in accordance with our bylaws. Upon receipt of any such nominations, the Committee will review the submission for compliance with our bylaws, including determining if the proposed nominee meets the bylaw qualifications for service as a director. These provisions disqualify any person who fails to respond satisfactorily to any inquiry for information to enable us to make certifications required by the Federal Communications Commission under the Anti-Drug Abuse Act of 1988, or who has been arrested or convicted of certain specified drug offenses or engaged in actions that could lead to such an arrest or conviction.
     In the past, the Nominating Committee has considered director candidates suggested by Committee members, other directors, senior management and shareholders. In connection with our July 1, 2009 merger with Embarq, we added to our Board seven directors who previously served as directors of Embarq, one of whom voluntarily resigned in September 2009 due to time constraints. During the several years preceding the merger, the Nominating Committee retained, on an as-needed basis and at our expense, national search firms to help identify potential director candidates, including three directors added to the Board between 2003 and 2005. With respect to this year’s meeting, all of the nominees are incumbent directors with several years of prior service on our Board or Embarq’s Board. The Nominating Committee may retain search firms from time to time in the future to help identify potential director candidates.
     Under our corporate governance guidelines, the Nominating Committee assesses director candidates based on their independence, diversity, character, skills and experience in the context of the needs of the Board. Although the guidelines permit the Nominating Committee to adopt additional selection guidelines or criteria, it has chosen not to do so. Instead, the Nominating Committee periodically assesses skills and characteristics then required by the Board based on its membership and needs at the time of the assessment. In evaluating the needs of the Board, the Nominating Committee considers the qualification of incumbent directors and consults with other members of the Board and senior management. In addition, the Nominating Committee seeks candidates committed to representing the interests of all shareholders and not any particular constituency. The Nominating Committee believes this flexible approach enables it to respond to changes caused by director retirements and industry developments.
     In connection with assessing the needs of the Board, the Committee has sought individuals who possess skill and experience in a diverse range of fields. The Committee also has sought a mix of individuals from inside and outside of the communications industry.
     Of our current 14 directors, nine of them have experience in the communications industry, either through (i) acting as an executive of CenturyLink or Embarq now or in the past (Messrs. Gerke, Hanks, Perry and Post), (ii) acting as an executive of a communications equipment provider (Mr. McCray), a communications service provider (Mr. Nichols) or both (Mr. Owens), (iii) owning and managing telecommunications companies (Mr. Melville), or (iv) acting as an investment banker specializing in the communications industry (Mr. Zimmel). Seven of our directors are current or former chief executives of a company, five on behalf of communications companies (Messrs. Gerke, McCray, Nichols, Owens and Post) and two on behalf of non-communications companies (Messrs. Brown and Melville).
     Five of our directors have recent experience acting as directors of other publicly-owned companies (Mr. Owens, Ms. Shern, Ms. Boulet, Mr. Gephardt and Mr. Zimmel). Three of our directors have substantial experience in fields important to our future success: (i) government relations (Mr. Gephardt), (ii) investment banking (Mr. Zimmel), and (iii) human relations (Ms. Siegel). Three of our directors formerly worked as certified public accountants (Ms. Shern and Messrs. Hanks and Nichols) and both of the other members of our Audit Committee are “audit committee financial experts” as defined under the federal securities laws (Messrs. Brown and Zimmel). Three of our directors are attorneys who have represented telecommunication companies (Ms. Boulet and Messrs. Gerke and Perry). Two of our directors have experience in international business (Messrs. McCray and Owens), which we believe can bring fresh perspectives to our U.S.-based business.
     In connection with determining the current composition of the Board, the Nominating Committee assessed the diverse range of skills and experience of our directors outlined above, coupled with the judgment that each has exhibited and the knowledge of our operations that each has acquired in connection with their service on the Board. Although it does not have a formal diversity policy, the Nominating Committee believes that our directors possess a diverse range of backgrounds, perspectives, skills and experiences.
     Although we do not have a history of receiving director nominations from shareholders, the Nominating Committee envisions that it would evaluate any such candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with our management, operations, business, industry, strategies and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to the Board and CenturyLink.
Compensation Setting Process
     The Compensation Committee hires consulting firms to assist it in setting executive compensation. Since late 2004, the Committee has retained PricewaterhouseCoopers LLC to analyze our compensation programs for our top executives and outside directors, including providing benchmarking services. For additional information on the processes used by the Committee to set executive compensation and payments made to PricewaterhouseCoopers, see “Compensation Discussion and Analysis.”
Risk Oversight
     The Board oversees our risk management process in connection with overseeing our corporate strategies and operations. The Board also receives regular reports on risk management from the Risk Evaluation Committee. To a lesser degree, the Board monitors risk by receiving reports from the other committees of the Board, particularly the Audit Committee.
Chairman and Lead Outside Director
     Admiral William A. Owens serves as our Chairman and lead outside director. As explained further on our website, you may contact Mr. Owens by writing a letter to the Chairman and Lead Outside Director, c/o Post Office Box 5061, Monroe, Louisiana 71211 or by sending an email to boardinquiries@centurylink.com. As indicated above, the non-management directors meet in executive session at least quarterly.
     Mr. Owens was appointed as our Chairman and lead outside director on July 1, 2009, as required under our October 26, 2008 merger agreement with Embarq. Prior to July 1, 2009, Mr. Owens served as chairman of Embarq, and, prior to that, as the chief executive of a communications equipment provider and a satellite company. We believe Mr. Owens’ service as our Chairman facilitates the post-merger integration of the management and operations of CenturyLink and Embarq.
Waivers of Governance Requirements
     Members of our Board are subject to our Corporate Governance Guidelines, which, among other things, prohibit a director from serving on more than two additional unaffiliated public company boards. In addition to serving on our Board, Richard A. Gephardt, William A. Owens and Stephanie M. Shern serve on the board of directors of more than two unaffiliated public companies. In connection with appointing each of them to the Board on July 1, 2009, the Board waived compliance by each such individual with the above-described service limitation, subject to the understanding that this waiver permits such individuals to serve only on the boards of the unaffiliated companies on which they were then serving, unless and until the individual is permitted to accept a new directorship under our Corporate Governance Guidelines then in effect due to any future reductions in the number of the individual’s directorships, any future changes in such guidelines, or any future additional waivers granted by the Board.
     In addition to serving on our Audit Committee since July 1, 2009, Ms. Shern currently serves on the audit committees of three other unaffiliated public companies for which she is a board member. Consistent with the NYSE listing standards, each member of our Audit Committee may serve on no more than two public company audit committees in addition to our Audit Committee without the review and approval of our Board of Directors. Our Board of Directors has discussed with Ms. Shern her audit committee memberships and has evaluated the demands on her time. Based on these discussions, our Board of Directors concluded in mid-2009 that Ms. Shern’s service on three other public company audit committees would not impair her ability to serve effectively on our Audit Committee.
     In early 2010, Ms. Shern discussed with the Chairman her time and travel commitments, as well as the desirability of reducing the size of the Board. Following these conversations, Ms. Shern and the Nominating Committee agreed that Ms. Shern would serve through the end of her current term ending at the meeting on May 20, 2010, at which time the size of the Board would decrease from 14 to 13.
Access to Information
     The following documents are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2009, and are posted on our website at www.centurylink.com:
•	Corporate governance guidelines
•	Charters of our Board committees
•	Corporate ethics and compliance program

RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR
(Item 2 on Proxy or Voting Instruction Card)
     The Audit Committee of the Board has appointed KPMG LLP as our independent auditor for the fiscal year ending December 31, 2010, and we are submitting that appointment to our shareholders for ratification at the meeting. Although shareholder ratification of KPMG’s appointment is not legally required, we are submitting this matter to the shareholders, as in the past, as a matter of good corporate practice.
     If the shareholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, and may appoint that firm or another without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the Company’s best interests. In connection with selecting the independent auditor, the Audit Committee reviews the auditor’s qualifications, control procedures, cost, proposed staffing, prior performance and other relevant factors.
     In connection with the audit of the 2010 financial statements, we entered into an engagement letter with KPMG LLP which sets forth the terms by which KPMG will provide audit services to us. That agreement is subject to alternative dispute resolution procedures and excludes punitive damage claims.
     The following table lists the aggregate fees and costs billed to us by KPMG and its affiliates for the 2008 and 2009 services identified below:

	Amount Billed
	2008	2009
Audit Fees (1)	$2,793,000	$4,925,000
Audit-Related Fees(2)	101,000	118,000
Tax Fees(3)	181,000	296,000

Total Fees	$3,075,000	$5,339,000

(1)	Includes the cost of (i) services rendered in connection with auditing our annual consolidated financial statements, (ii) auditing our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, (iii) reviewing our quarterly financial statements, (iv) auditing the financial statements of several of our telephone subsidiaries, and (v) services rendered in connection with reviewing our registration statements and issuing related comfort letters.

(2)	Includes the cost of auditing our benefit plans and general accounting consulting services.

(3)	Includes costs associated with (i) assistance in preparing income tax returns (which were approximately $111,000 in 2008 and $128,000 in 2009), (ii) assistance with various tax audits (which were approximately $23,000 in 2008 and $28,000 in 2009), (iii) assistance with our pending acquisition of Embarq (which were approximately $17,000 in 2008 and $80,000 in 2009), and (iv) general tax planning, consultation and compliance (which were approximately $30,000 in 2008 and $60,000 in 2009).

     The Audit Committee maintains written procedures that require it to annually review and pre-approve the scope of all services to be performed by our independent auditor. This review includes an evaluation of whether the provision of non-audit services by our independent auditor is compatible with maintaining the auditor’s independence in providing audit and audit-related services. The Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the

Audit Committee or its Chairman. The Chairman is authorized to pre-approve projects expected to cost no more than $75,000, provided the total cost of all projects pre-approved by the Chairman during any fiscal quarter does not exceed $125,000. The Audit Committee has pre-approved the Company’s independent auditor to provide up to $40,000 per quarter of miscellaneous tax services that do not constitute discrete and separate projects. The Chief Financial Officer is required periodically to advise the full Committee of the scope and cost of services not pre-approved by the full Committee. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee did not use these waiver provisions in either 2008 or 2009.
     KPMG has advised us that one or more of its partners will be present at the meeting. We understand that these representatives will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.
     Ratification of KPMG’s appointment as our independent auditor for 2010 will require the affirmative vote of at least a majority of the voting power present or represented at the meeting.
The Board unanimously recommends a vote FOR this proposal.
AUDIT COMMITTEE REPORT
     Management is responsible for our internal controls and the financial reporting process. Our independent auditor is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, and to issue reports thereon. The Committee’s responsibility is to monitor and oversee these processes, and, subject to shareholder ratification, to appoint the independent auditor.
     In this context, the Committee has met and held discussions with management and our internal auditors and independent auditor for 2009, KPMG LLP. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted U.S. accounting principles. The Committee has reviewed and discussed with management and KPMG the consolidated financial statements, and management’s report and KPMG’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61.
     KPMG also provided to the Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with audit committees concerning independence. The Committee discussed with KPMG that firm’s independence, and considered the effects that the provision of non-audit services may have on KPMG’s independence.
     Based on and in reliance upon the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

     If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, which you can obtain in the manner described above under “Corporate Governance – Access to Information.”
Submitted by the Audit Committee of the Board of Directors.

W. Bruce Hanks (Chairman)
Fred R. Nichols
Joseph R. Zimmel
Peter C. Brown
Stephanie M. Shern
PROPOSAL TO CHANGE NAME
(Item 3 on Proxy or Voting Instruction Card)
     The Board has unanimously approved a proposal that the shareholders adopt an amendment to the articles of incorporation to change our name from “CenturyTel, Inc.” to “CenturyLink, Inc.”
     The name change is intended to conform the Company’s corporate name to the “CenturyLink” tradename adopted in mid-2009 as part of our rebranding strategy following the Embarq merger. We believe the “CenturyLink” tradename better describes the full range of our communication services than our prior tradename. We initially began using our “CenturyLink” tradename immediately upon completing the Embarq merger on July 1, 2009, and began using the “CenturyLink” tradename in our customer communications, building signage and vehicles several months later. As the final step in this rebranding initiative, we now wish to amend the articles of incorporation to conform our legal name to our new tradename.
     The legal name change will not be costly to implement. Virtually no new advertising costs will be required because we have already substantially completed our introduction of the CenturyLink tradename and logo in our operating markets. We intend to retain our stock trading ticker symbol “CTL.” The name change will not affect the validity or transferability of stock certificates currently outstanding, and you will not be required to surrender or exchange any certificates now held by you.
     To be adopted, the proposal to amend the articles of incorporation to change our name must receive an affirmative vote of the holders of two-thirds of the voting power present or represented at the meeting. If adopted, the amendment will become effective promptly after the meeting as soon as we file with the Louisiana Secretary of State the certificate required under state law.
The Board unanimously recommends a vote FOR this proposal.
PROPOSAL TO APPROVE THE CENTURYLINK 2010
EXECUTIVE OFFICER SHORT-TERM INCENTIVE PLAN
(Item 4 on Proxy or Voting Instruction Card)
     Our Board has adopted the CenturyLink 2010 Executive Officer Short-Term Incentive Plan (which we sometimes refer to herein as the Plan or Incentive Plan), subject to shareholder approval at the meeting. The Plan is designed to provide financial incentives to executive officers to make significant, objectively measurable contributions to our overall performance and growth. As a key component of our executive compensation program, the Plan is intended to strengthen our ability to attract and retain members of the executive officer group. We propose to pay annual incentive bonuses to our executive officers for 2010 and future years under the Plan.
     The principal features of the Plan are summarized below. This summary is qualified in its entirety, however, by reference to the full text of the Plan, which is attached to this proxy statement as Appendix B.
Purpose of the Proposal
     Under Section 162(m) of the Internal Revenue Code, we may not deduct more than $1 million per year for compensation paid or accrued to the Chief Executive Officer or our four other most highly-compensated executive officers. However, Section 162(m) provides an exclusion from the $1 million per officer tax deductible limitation for qualified performance-based compensation that satisfies certain requirements, including shareholder approval. We are submitting the Plan for shareholder approval to qualify the annual incentive bonus to be paid to each participating executive officer under the Plan as performance-based compensation and therefore not subject to the Section 162(m) limitation.
     The Plan is virtually identical to our predecessor plan, the 2005 Executive Officer Short-Term Incentive Program, which was in effect from January 1, 2005 until December 31, 2009. For plans that permit a company’s compensation committee to select the goals for a given performance period from a list of such goals previously-approved by shareholders, Section 162(m) requires that the shareholders re-approve that plan at least every five years.
Terms of the Plan
     Administration of the Plan. If approved at the Meeting, the Plan will be administered by the Compensation Committee, or a subcommittee thereof (which we collectively refer to as the Committee), of the Board of Directors of the Company, which will have the power to designate participants, establish performance goals and objectives, adopt appropriate regulations, certify as to the achievement of performance goals, and make all determinations necessary for the administration of the Plan.
     Eligibility. Any executive officer may be designated by the Committee as a participant in the Plan for any year. At the time of the meeting, we expect to have seven executive officers eligible to be designated as participants. The Committee will designate prior to March 31 of each year the executive officers of the Company who will participate in the Plan that year. Executive officers who are not named as participants in the Plan will participate in other short-term incentive plans of the Company similar to the Plan but which may include a discretionary component based on individual performance.
     Incentive Bonus. Under the Plan, each participant will be eligible to be paid an incentive bonus based on the achievement of pre-established quantitative performance goals. The Committee will establish the performance goals for each year prior to March 31. The Committee will set the range of potential bonus awards for each participant, usually stated as a percentage of the participant’s base salary. If using more than one performance goal, the Committee will determine the relative weight given each goal. The amount of any bonus will be objectively determinable, as the participant’s actual bonus will depend upon the degree to which the performance goals are achieved.
     The performance goals for each year will be based upon one or more of the following criteria relating to the Company or one or more of our divisions, subsidiaries or lines of business: return on equity, cash flow, assets or investment; shareholder return; target levels of revenues, operating income, cash flow, cash provided by operating activities, earnings or earnings per share; customer growth; customer satisfaction; or an economic value added measure. The Committee’s selection of performance criteria from this list and the targets the Committee chooses to assign to such selected performance criteria may vary among participants and across performance periods. For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or industry benchmarks, or relative to levels attained in prior years. Performance measurements will be adjusted as specified under the Plan to exclude the effect of non-recurring transactions and changes in accounting standards. At the time it sets performance goals, the Committee may define the terms listed above as it sees fit. Although the Committee typically establishes a single annual bonus, it may subdivide any year into two or more performance periods.
     No participant may be paid a bonus under the Plan of more than $3.0 million for any year. The Committee has discretion to decrease but not increase the amount of the bonus paid to a participant from the amount that is payable under the terms of the pre-established criteria for the applicable year. The Committee may determine to pay bonuses under the plan in whole or in part in (i) cash, (ii) Common Shares, or (iii) restricted stock or restricted stock units, in which case such stock or units will be paid under any of the Company’s stock-based incentive plans that provide for such types of grants. Prior to the payment of annual bonuses under the Plan, the Committee must certify that the performance goals and the applicable conditions to the payment of the bonus have been met.
     Forfeiture of Prior Compensation. Under the Plan, our officers will forfeit certain of their awards if at any time during their employment with us or within 18 months after termination of employment they engage in activities contrary or harmful to our interests. The Compensation Committee is authorized to waive these forfeiture provisions if it determines in its sole discretion that such action is in the best interests of the Company.
     Termination of Employment. If, after more than 90 days into a Plan year, a participant’s employment terminates as the result of disability, death, or retirement (on or after attaining age 55 following the completion of five full years of employment), the participant or his heirs or beneficiary will be entitled to receive a pro rata portion of the bonus that would otherwise be payable based on the achievement of the performance goals for that period. In all other situations, if employment is terminated during a Plan year for any other reason, the participant will not receive an award for that year unless the Committee determines otherwise in its discretion or unless otherwise provided in a change of control agreement between that participant and the Company.
     Amendments to the Plan. The Committee may amend, suspend, or terminate the Plan at any time. Any amendment or termination of the Plan shall not, however, affect the right of a participant to receive any earned bonus for a completed performance period that has not yet been paid.
     Term of the Plan. The Plan applies to each of the five calendar years during the period beginning January 1, 2010 and ending December 31, 2014, unless terminated earlier by the Committee.
     Bonuses to be Paid. If the Plan is not approved at the Meeting, we would not make any incentive awards to participants under the Plan, but participants would instead be permitted to participate in the Company’s other bonus plans in order to provide total compensation commensurate with their responsibilities. Nothing in the Plan precludes the Board of Directors or its committees from making additional payments or special awards in their discretion outside of the Plan that may not qualify as performance-based compensation under Section 162(m).
Plan Benefits
     For fiscal 2010, seven executive officers have been named as participants. For information as to the bonuses that would have been paid to these individuals under the Plan for the last fiscal year if the Plan had been in effect, please see the amounts reported in the non-equity plan compensation column of the Summary Compensation Table, which may be found under “Executive Compensation — Overview”.
Equity Compensation Plan Information
     The following table provides information as of December 31, 2009 about our equity compensation plans under which shares of our common stock are authorized for issuance:

				(c)
	(a)			Number of securities
	Number of securities			remaining available for
	to be issued upon		(b)	future issuance under
	exercise of		Weighted-average exercise	plans (excluding
	outstanding options		price of outstanding	securities reflected in
Plan Category	and rights		options and rights	column (a))
Equity compensation plans approved by shareholders	9,318,553		$37.85	5,300,450	(1)
Equity compensation plans not approved by shareholders	543,033	(2)	—	20,550,000	(3)

Totals	9,861,586		$37.85	25,850,450

(1)	This amount includes 4,115,411 shares remaining to be granted under our shareholder-approved employee stock purchase plan.

(2)	Represents restricted stock units outstanding under the Embarq Corporation 2008 Equity Incentive Plan, which we assumed in connection with our merger with Embarq and have subsequently renamed. We describe this plan further below and refer to it as the Legacy Embarq Plan.

(3)	These amounts represent Common Shares issuable under awards available to be granted under the Legacy Embarq Plan. We also assumed in connection with the merger awards then-outstanding under other predecessor plans of Embarq and its former parent company, but have no intention of making further awards under these plans. In addition to the numbers listed in the table, 6,276,192 of our Common Shares are issuable under option awards granted under these plans with an weighted average exercise price of $38.27 per share.

     In connection with our merger with Embarq, which closed on July 1, 2009, we assumed the Legacy Embarq Plan. The Legacy Embarq Plan was approved by Embarq’s shareholders on May 1, 2008 and no new grants may be made under the Plan after May 1, 2018, although awards made prior to that date may remain outstanding beyond that date. In accordance with NYSE rules, we intend to limit issuances of equity awards under the Legacy Embarq Plan to our employees who were employed by Embarq prior to the merger. The Legacy Embarq Plan will be administered by the compensation committee of our Board of Directors, which may delegate some of its authority to the chief executive officer, subject to certain exceptions. An aggregate 20,550,000 shares of our Common Stock (as adjusted pursuant to the merger agreement) may be issued under the Legacy Embarq Plan. The committee may make awards of qualified or nonqualified stock options with a maximum term of 10 years, restricted stock or restricted stock units, stock appreciation rights, performance shares and other stock units. Each share awarded as a stock option or stock appreciation right will reduce the maximum number of available plan shares by one share, while each share issued as any other type of award will reduce the maximum by three shares. Shares surrendered in payment of the exercise price of options or stock appreciation rights or in payment of withholding taxes are not eligible for reissuance under the Legacy Embarq Plan. No participant may be granted more than 1,370,000 shares in options or stock appreciation rights and 685,000 shares of all other award types in a calendar year. In addition, the maximum cash-based award under the Legacy Embarq Plan that may be paid, credited or vested to a participant in any calendar year is $7.5 million. Our Board amended the Legacy Embarq Plan in early 2010 to, among other things, reflect these merger-adjusted share limitations and conform the administration and change of control provisions to those of our other outstanding equity incentive plans.
Vote Required
     Approval of the Plan requires the affirmative vote of the holders of at least a majority of the voting power present or represented by proxy at the meeting. See “General Information”.
The Board unanimously recommends a vote FOR this proposal.

SHAREHOLDER PROPOSALS
(Items 5 through 8 on Proxy or Voting Instruction Card)
     We periodically receive suggestions from our shareholders, some as formal shareholder proposals. We give careful consideration to all suggestions, and assess whether they promote the best long-term interests of CenturyLink and its shareholders.
     We expect Items 5 through 8 to be presented by shareholders at the meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. On request to the Secretary at the address listed under “Other Matters — Annual Financial Report,” we will provide information about the sponsors’ shareholdings, as well as the names, addresses, and shareholdings of any co-sponsors. Adoption of each of these four proposals requires the affirmative vote of at least a majority of the voting power present or represented at the meeting.
     The Board recommends you vote AGAINST Items 5 through 8 for the reasons we give after each one.
Network Management Practices Report Proposal (Item 5)
     The following proposal was submitted by Trillium Asset Management Corporation, 711 Atlantic Avenue, Boston, Massachusetts 02111-2809.
     “The Internet is becoming the defining infrastructure of our economy and society in the 21st century. Internet Service Providers (ISPs) like our company forge rules that shape, enable and limit Internet use.
     As such, ISPs have a weighty responsibility in devising network management practices. ISPs must give far-ranging thought to how these practices serve to promote — or inhibit — public participation in the economy and in civil society.
     Of fundamental concern is the effect ISPs’ network management practices have on public expectations of privacy and freedom of expression on the Internet.
Whereas:
•	The Internet serves as an engine of opportunity for social, cultural and civic participation in society;

•	46% of Americans used the Internet, email or text messaging to participate in the 2008 political process;

•	The Internet yields significant economic benefits to society, with online U.S. retailing revenues — only one gauge of e-commerce — exceeding $200 billion in 2008;

•	The Internet plays a critical role in addressing societal challenges such as provision of healthcare, with over 8 million Americans looking for health information online daily;

•	There is abundant evidence that Americans are alarmed about Internet privacy. A recent study of online advertising by researchers at the University of Pennsylvania and the University of California, Berkeley, found that “most adult Americans (66%) do not want marketers to tailor advertisements to their interests. Moreover, when Americans are informed of three common ways that marketers gather data about people in order to tailor ads, even higher percentages — between 73% and 86%—say they would not want such advertising;

•	Class action lawsuits in several states are challenging the propriety of ISPs’ network management practices;

•	Internet network management is a significant public policy issue; failure to fully and publicly address this issue poses potential competitive, legal and reputational harm to our Company;

•	Any perceived compromise by ISPs of public expectations of privacy and freedom of expression on the Internet could have a chilling effect on the use of the Internet and detrimental effects on society;

•	In 2008, CenturyLink’s practices became the subject of national controversy and the target of a major Congressional investigation. The company had entered into partnerships with an online advertising company, NebuAd, which allowed for targeted advertising to customers based on which web sites the customers liked to visit. Importantly, customers were required to “opt-out” of a Plan in which many were not aware they were enrolled;

•	In 2009, this proposal attracted 30.49% of the vote — a clear indication of significant shareholder concern. Since then CenturyLink has not taken any steps to address these issues.
     Resolved: shareholders request the board issue a report by October 2010, at reasonable expense and confidential information, examining the effects of the company’s Internet network management practices in the context of the significant public policy concerns regarding the public’s expectations of privacy and freedom of expression on the Internet.”
     The Board recommends that you vote AGAINST this proposal for the following reasons:
     CenturyLink’s emphasis on providing and expanding access to Internet services in rural areas and small towns in the United States fosters the freedom of expression of hundreds of thousands of people residing in those underserved areas. Our business practices are designed to promote, among other things, freedom of expression, privacy and other fundamental personal freedoms. Our employee policies and guidelines reflect these goals by incorporating ethical principles stressing the critical importance of the privacy rights of our customers and the confidentiality of their information. Our commitment to expanding Internet access to rural areas and small towns has enhanced freedom of expression, participation in the Internet-based economy and a sense of community in those areas. We share the proponents’ desire to promote privacy and freedom of expression on the Internet, and are continually evaluating and addressing these issues in our business practices and the communities in which we operate. We are committed to evolving and enhancing these practices. We also have a strict requirement of compliance with U.S. government policies. Therefore, we believe that the preparation of the report requested by the proposal is unnecessary in light of our current efforts and established policies and practices relating to privacy and freedom of expression.
     Our Board and management invest significant time and resources to ensure that our services and policies promote, and are consistent with, our goals and initiatives regarding the improvement of privacy and freedom of expression. Our management is continuously studying policies for the acceptable use of customer information to ensure that we provide our customers with the best possible service while safeguarding their privacy. In particular, we have formed a management committee that reviews industry procedures regarding privacy and makes recommendations regarding the effective implementation of procedures that will further protect the privacy of our customers. Management has also developed and put in place a comprehensive set of policies that strictly prohibit employees from viewing or distributing customer information other than that required for proper provision of services.
     Although we cooperate with government agencies, which request data from us from time to time, we are committed to the goal of preventing the dissemination of our customers’ information to the maximum extent possible. Our legal department reviews each request for information from government agencies to determine the propriety of such request (unless the matter is a routine tax audit, safety or health inspection, employment law review or any other similar routine matter). We do not divulge customer information unless the request is made through a subpoena, warrant or other lawful means.
     In short, we believe our dedication to providing Internet access to rural communities fosters freedom of expression and our current confidentiality policies and procedures provide substantial protection of our customers’ privacy. The preparation of a report on this subject would be an unnecessary cost to us and our shareholders.
Limitation on Executive Compensation Proposal (Item 6)
     The following proposal was submitted by the Communications Workers of America Members’ General Fund, 501 Third Street, N.W., Washington, DC 20001-2797.
     “Resolved, the shareholders request that the CenturyLink Board of Directors take the steps necessary to adopt a policy that future employment contracts with the senior executives named in the proxy statement shall limit executive compensation to a competitive base salary, an annual bonus of not more than fifty percent of base salary, and competitive retirement benefits.
     Supporting Statement: We believe that the compensation of our company’s executives is excessive.
     The executive compensation policies described in the 2009 proxy statement assume that senior executives ought to be paid multiples of their base salary in annual and long-term equity “incentives” if they exceed targeted performance metrics, in addition to retirement benefits and “other compensation” that includes “dividends paid on . . . unvested restricted stock.” We submit that it does not make sense to think that such a broad array of compensation components may materially enhance the performance of our senior executives.

     In the three years of 2006-2008, for example, Glen F. Post III, Chairman and CEO of our company, received a salary averaging $1,000,000 per year, which the 2009 proxy statement describes as “a competitive fixed salary.” However, the Summary Compensation Table discloses that Mr. Post was credited with an annual average of $8,785,462 per year during those three years, a total that is nearly nine times the amount of his “competitive fixed salary.”
     Similarly, R. Steward Ewing, the Executive Vice-President and Chief Financial Officer, was paid a base salary averaging $557,828 per year in 2006-2008. Yet, his total compensation for those three years averaged $3,449,521, more than six times that base amount.
     We believe that our company needs compensation policies that are more focused and transparent, In our view, it is simply nonsense to assume that an executive may be motivated by “incentives” to enhance the level of his or her performance by a factor of more than 50%. In addition, it does not make sense to continue the company policy that executives may be paid “three times the [annual] bonus payable for attaining the target level of performance” if the relevant metric merely improves to at least “105% of the target amount.” (See 2009 Proxy Statement, p. 45). In 2008, for example, the annual bonus of Mr. Post could have been increased from the target level of $650,000, to as much as $1.95 million, a 300 percent increase, if the company attained a mere 5 percent increase in the relevant metrics.
     Finally, we are concerned that high awards of incentive pay may encourage risky behavior. As a New York Times report noted (November 17, 2008), ‘There is a widespread belief that the way Wall Street awarded bonuses in recent years helped feed the risky behavior that eventually created big losses . . . and helped create the current [economic] crises.’”
     The Board recommends that you vote AGAINST this proposal for the following reasons:
     We believe that we must have the flexibility to tailor compensation packages to meet competitive market conditions in order to attract and retain executives in our highly competitive industry. Designing a compensation package that will effectively motivate an executive officer to excel while taking into consideration the financial and performance goals of our company is a difficult and complex task. This proposal does not account for the numerous factors that must be considered in determining appropriate compensation and relies instead on an arbitrary figure that will severely limit our flexibility in creating compensation plans that support our goals and would put us at a competitive disadvantage in the marketplace for top executives.
     We have adopted performance-based compensation plans designed to align the interests of our executives with those of our shareholders by utilizing awards of annual and long-term incentive compensation. The Compensation Discussion and Analysis appearing elsewhere herein describes the philosophy, objectives and principal components of our executive compensation plans. We are committed to compensation plans that are fiscally responsible, and our shareholder-approved short-term bonus plan already includes an annual limit on the amount of bonuses we can pay to our executives. The proposed arbitrary limit on incentive compensation will limit the Compensation Committee’s ability to align our executive’s interests with those of the company and our shareholders and will make it more difficult to provide incentives for our executives to achieve our performance goals.

     The Board believes that the Compensation Committee is in the best position to determine compensation for our executive officers that is competitive and provides incentive opportunities linked to CenturyLink’s performance. As explained further in our response to Item 8, the Committee is comprised solely of independent directors who have a fiduciary duty to establish plans that are in the best interests of the shareholders. As further noted in that response, the Committee works carefully with independent consultants to design compensation plans that emphasize pay for performance in a competitive marketplace for talent. Additionally, the Committee periodically reviews executive compensation to determine whether our compensation plans provide incentives for excessive risk taking.
     Unlike the Wall Street bonus practices cited above by the proponent, we do not believe that our incentive programs created undue risk. In fact, the Compensation Committee has been advised by its independent consultant that the amount of our annual bonuses over the past couple years was generally lower than the average annual bonuses paid by our peer companies.
     In short, the Board believes that adoption of the proponent’s arbitrary and formalistic incentive cap would place us at a substantial disadvantage in attracting, motivating, and retaining the best leadership talent in today’s competitive environment and in the future by capping the incentives that may be paid to the executive officers.
Executive Stock Retention Proposal (Item 7)
     The following proposal was submitted by the Board of Trustees of the International Brotherhood of Electrical Workers Pension Benefit Fund, 900 Seventh Street, NW, Washington, DC 20001.
     “Resolved, that stockholders of CenturyTel, Inc. (“Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation plans until two years following the termination of their employment (through retirement or otherwise), and to report to stockholders regarding the policy before Company 2011 meeting of stockholders. The stockholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the execution.
     Supporting Statement: Equity-based compensation is an important component of senior executive compensation at Company.
     Requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would focus them on Company long-term success and would better align their interests with those of Company stockholders. In the context of the current financial climate, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2002 report by a commission of The Conference Board endorsed the idea of a holding requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

     Company’s Compensation Committee states it seeks to align the interest of senior managers with the long-term interests of shareholders but, as of March 30, 2009, the Company had no security ownership requirements or guidelines for senior executives, as it believes such requirements could cause hardships for officers with less tenure or lower net worth, and because it also saw no compelling need.
     Company must do more to ensure that equity compensation builds executive ownership. We want to encourage Company to develop a retention requirement approach which would be superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.
     We urge stockholders to vote for this proposal.”
     The Board recommends that you vote AGAINST this proposal for the following reasons:
     The Board agrees with the proponent that equity ownership by executive officers serves to align the long-term interests of our senior executives and shareholders. For this reason, in February 2010, our Compensation Committee adopted stock ownership guidelines that require our executive officers to hold a meaningful amount of our stock. As described further below, the Board believes that our new stock ownership guidelines, in conjunction with our performance-based compensation programs, successfully align the interests of our executive officers with those of our shareholders, making the adoption of the current proposal unnecessary. Additionally, the Board believes that adoption of the 75% threshold suggested by the proponent is an unnecessarily onerous restriction which may cause hardship for our executive officers and put us at a competitive disadvantage for attracting and retaining executive officers.
     Our stock ownership guidelines (which are discussed further in “Corporate Governance — Governance Guidelines” and “Compensation Discussion and Analysis — Stock Ownership Guidelines”) require our CEO to beneficially own CenturyLink stock with a value of at least five times his annual base salary and all other executive officers to beneficially own CenturyLink stock with a value of at least three times their annual base salary. Each executive officer has three years to attain these targets. We believe that these stock ownership guidelines will accomplish the proponent’s intended purpose of aligning executive and shareholder interests through equity ownership.
     Additionally, our executive compensation plans are designed to provide performance-based compensation and to align the interests of our executives with those of our shareholders by utilizing awards of restricted stock, restricted stock units, stock options and other incentive compensation. Our restricted stock grants typically vest over at least three years so that our executives realize full value from the grants only after serving the company for three or more years. The value realized upon vesting is directly tied to the long-term appreciation of our stock price over the vesting period, which benefits all shareholders. By virtue of our incentive plans and our newly adopted stock ownership guidelines, we believe we have already fulfilled the central objective of this shareholder proposal.
     While it is essential that our executive officers have a meaningful equity stake in our company, the Board also believes that it is important that we do not place undue hardships on our executive officers and do not disable them from being able to prudently manage their personal financial affairs. The adoption of this policy would limit our executive officers’ abilities to engage in estate planning, portfolio diversification or charitable giving. As a result, if the proponent’s policy were adopted, we believe it would be more difficult to recruit, motivate and retain talented executives, which would ultimately be detrimental to the long-term interest of our company and shareholders.
     We do not believe that the type of retention policy described in the proposal is common practice among our company’s peers. As such, the adoption of this proposal would put us at a competitive disadvantage relative to our peers who do not have such restrictions and therefore are able to better balance equity and cash compensation and retain the types of experienced officers that we need in order to succeed in a highly challenging and competitive environment.
Executive Compensation Advisory Vote Proposal (Item 8)
     The following proposal was submitted by the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, DC 20006.
     “RESOLVED: The stockholders of CenturyTel, Inc. (the “Company”) recommend that the Board of Directors (“Board”) adopt a policy requiring that the proxy statement include a proposal, submitted and supported by Management, seeking as advisory vote of shareholders to ratify and approve the report of the Committee on Compensation and Executive Development, and the executive compensation policies and practices described in the Compensation Discussion and Analysis.
     Supporting Statement: Investors are increasingly concerned about runaway executive compensation and its disconnect with performance. In 2009, stockholders filed nearly 100 “Say on Pay” resolutions. The proposals received, an average, 46% of the votes and passed at more than 20 companies—demonstrating strong shareholder support for this reform.
     A 2009 report by an executive compensation task force of the Conference Board recommends that companies restore investors’ trust in the ability of boards to oversee executive compensation plans by ensuring that the plans are “transparent, understandable and effectively communicated to shareholders.”
     “If shareholders need a vote on one issue, it is executive remuneration,” states a September 2009 report on Lessons from Say on Pay in the UK by Railpen Investments and PIRC Limited. Public companies in the United Kingdom have let shareholders cast a vote on the “directors’ remuneration report,” which discloses executive compensation, since 2002. Such a vote is not binding but gives shareholders a clear voice that could help shape executive compensation.
     “Say on Pay promotes a dialogue between investors and boards and encourages investors to engage with boards on a readily understandable issue, where interests may conflict,” Sir Adrian Cadbury, author of the 1992 Cadbury Report on UK Corporate Governance, observed. “It is also a litmus test of how far boards are in touch with the expectations of their investors.”
     An advisory vote establishes an annual referendum process for shareholders on executive compensation of the Named Executive Officer (“NEOs”). We believe this vote would give our Company useful information about investors’ views on NEO compensation. More than 25 companies, including Apple, Hewlett-Packard, Intel, Occidental Petroleum, Verizon and Microsoft, have already agreed to such a vote.
     RiskMetrics Group, the influential proxy voting service, backs these proposals. “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”
     Congress is expected to soon pass legislation requiring an annual advisory vote on pay. However, we believe companies should demonstrate leadership and proactively adopt this practice.
     We urge you to vote FOR this proposal.”
     The Board recommends that you vote AGAINST this proposal for the following reasons:
     The Board supports the movement towards shareholder input on executive compensation. As explained further below, however, the Board recommends a vote against this particular proposal at this time. First, the Board believes it will be advantageous to defer action until 2011 to monitor legislative and other developments. Second, in the interim, we believe we will continue to provide effective avenues for shareholders to express their views on our executive compensation programs. Finally, we believe this specific proposal is flawed.
     Currently, an increasing number of U.S. companies are exploring various ways to provide meaningful shareholder advisory votes on their executive compensation, several of which include features not included in the proponent’s proposal. Several other companies that received governmental funding are implementing advisory votes mandated by law. Meanwhile, leaders of the U.S. Congress are exploring different forms of advisory votes designed to apply to all U.S. public companies. Rather than adopt the proponent’s proposal, the Board believes it preferable to monitor developments over the next year and carefully review the various types of advisory votes devised by others. If, over the next year, advisory votes are mandated by law for all U.S. public companies, we will comply with those requirements. If no such advisory vote is required by law by the time of our 2011 Annual Shareholders Meeting, then our Board expects, based on current circumstances, to develop a shareholder advisory vote policy to be implemented at our 2011 Annual Shareholders Meeting.
     Our compensation programs, like those of many companies, involve a wide range of considerations, as described in “Compensation Discussion and Analysis.” As noted above, currently there is no unified approach on implementing shareholder advisory votes to allow meaningful shareholder input regarding the wide range of executive compensation considerations. We believe that the best approach to designing a meaningful advisory vote policy is to allow our Compensation Committee time to consider the various alternatives. Following the Embarq merger, the membership of our Compensation Committee changed substantially. Since the merger, the Committee has undertaken a comprehensive review of our compensation philosophy, strategies, policies and practices. The Committee desires to complete this review process before soliciting an advisory vote on its new compensation programs. If the current proposal is adopted, our Compensation Committee will have considerably less flexibility to create an effective shareholder advisory vote policy, which we believe could result in shareholders having a less effective voice on executive compensation.
     We do not believe deferring action on this issue will disadvantage our shareholders. We will continue our practice of welcoming shareholder comments on our executive compensation and benefit programs. Additionally, we will continue to submit our short- and long-term incentive programs to shareholder votes. For instance, in this proxy statement we are asking the shareholders to vote on our 2010 Executive Officer Short-Term Incentive Plan and next year we expect to ask our shareholders to vote on a new equity compensation program to replace the program approved by our shareholders in 2005. Accordingly, we believe that our open-door policy toward shareholders, coupled with our shareholder votes on incentive programs, will continue to allow our shareholders an effective means of communicating their views on executive compensation while we review adopting an advisory vote policy.
     Finally, the proponent’s proposal calls for a simple up or down annual vote on our Compensation Committee report and our compensation policies and practices generally. If the policy requested by the proponent was adopted and the shareholders adopt a general resolution disapproving our executive compensation, we would be unable to determine (i) whether the shareholders disapproved of all or only some of our specific compensation components, (ii) whether they disapproved of compensation paid to all or only some of our executives and (iii) the magnitude or rationale of the shareholders’ concerns. As such, we may be unable to react to the shareholders’ concerns in a meaningful fashion.
     In short, the Board believes that it would be premature and inadvisable to implement the advisory vote called for in this proposal.
OWNERSHIP OF OUR SECURITIES
Principal Shareholders
The following table sets forth information regarding ownership of our Common Shares by each person known to us to have beneficially owned more than 5% of the outstanding Common Shares or to have controlled more than 5% of the total voting power on December 31, 2009.

	Amount and
	Nature of
	Beneficial		Percent of
	Ownership of		Outstanding
Name and Address	Common Shares(1)		Common Shares(1)
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	35,988,270	(2)	12.1%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	21,826,782	(3)	7.34%

(1)	Determined in accordance with Rule 13d-3 of the Securities and Exchange Commission based upon information furnished by the person or persons listed. In addition to Common Shares, we have outstanding Preferred Shares that vote together with the Common Shares as a single class on all matters. One or more persons beneficially own more than 5% of the Preferred Shares;

however, the percentage of total voting power held by such persons is immaterial. For additional information regarding the Preferred Shares, see “General Information — How many votes may I cast?”

(2)	Based on information contained in a Schedule 13G Report dated as of February 11, 2010 that this investor filed with the Securities and Exchange Commission. In this report, the investor indicated that, as of December 31, 2009, it held sole voting power with respect to 35,871,820 shares and sole dispositive power with respect to all of these shares.

(3)	Based on information contained in a Schedule 13G Report dated as of January 29, 2010 that this investor filed with the Securities and Exchange Commission. In this report, the investor indicated that, as of December 31, 2009, it held sole voting power and sole dispositive power with respect to all of these shares.

Executive Officers and Directors
     The following table sets forth information, as of the record date, regarding the beneficial ownership of Common Shares by our executive officers and directors. Except as otherwise noted, all beneficially owned shares are held with sole voting and investment power and are not pledged to third parties.

	Components of Total Shares Owned
				Options or Rights
	Shares		Unvested	Exercisable	Total Shares
	Beneficially		Restricted	Within 60	Beneficially
Name	Owned(1)		Stock(2)	Days(3)	Owned(4)
Current Executive Officers:
Glen F. Post, III	372,684		335,600	852,666	1,560,950
Thomas A. Gerke	127,185		218,682	350,158	696,025
Karen A. Puckett(5)	86,588		133,650	285,000	505,238
R. Stewart Ewing, Jr.	62,847		108,134	145,600	316,581
Stacey W. Goff	40,405		74,175	131,000	245,580
David D. Cole(6)	82,368		74,175	229,501	386,044
Dennis G. Huber	36,710		35,119	70,302	142,131
William E. Cheek	15,772		32,287	45,373	93,432

Current Outside Directors:
Virginia Boulet(7)	6,533		6,393	—	12,926
Peter C. Brown	9,563		3,161	—	12,724
Richard A. Gephardt	2,574		3,161	3,282	9,017
W. Bruce Hanks	8,340		6,393	16,000	30,733
Gregory J. McCray	—		6,393	—	6,393
C.G. Melville, Jr.(8)	7,502		6,393	—	13,895
Fred R. Nichols	3,607		6,393	—	10,000
William A. Owens	16,153		9,482	—	25,635
Harvey P. Perry	45,042		6,393	—	51,435
Stephanie M. Shern(9)	1,179		3,161	—	4,340
Laurie A. Siegel	9,563		3,161	—	12,724
Joseph R. Zimmel(10)	8,686		6,393	13,667	28,746

All directors and executive officers as a group (20 persons)(11)	943,301		1,078,699	2,142,549	4,164,549

Former Executive Officer:
Michael A. Maslowski	20,238	(12)	—	67,500	87,738

(1)	This column includes (i) the following number of shares allocated to the officer’s account under our qualified 401(k) plan: 101,624 — Mr. Post; 2,852 — Ms. Puckett; 21,511 — Mr. Ewing; 31,309 — Mr. Cole; 3,918 — Mr. Goff; and 867 — Mr. Maslowski and (ii) 698 shares allocated to Mr. Cheek’s account under the Embarq Pension Plan described in greater detail below. Participants in these plans are entitled to direct the voting of their plan shares, as described in greater detail elsewhere herein.

(2)	Reflects (i) for all shares listed, unvested shares of Restricted Stock over which the person holds sole voting power but no investment power and (ii) with respect to our recently granted performance-vested restricted stock, the number of shares that will vest if we attain target levels of performance.

(3)	Reflects shares that the person has the right to acquire within 60 days of the record date pursuant to options (or, in the case of Richard A. Gephardt, restricted stock units) granted under our incentive compensation plans; does not include shares that might be issued under our recently granted restricted stock units if our performance exceeds target levels.

(4)	None of the persons named in the table beneficially owns more than 1% of the outstanding Common Shares. The shares beneficially owned by all directors and executive officers as a group constitute 1.4% of the outstanding Common Shares (in each case calculated in accordance with rules of the Securities and Exchange Commission assuming that all options or units listed in the table have been exercised for or converted into Common Shares retained by the recipient).

(5)	Includes 202 shares held by Ms. Puckett as custodian for the benefit of her children.

(6)	Includes 5,938 plan shares beneficially held by Mr. Cole’s wife, one of our former employees, in her accounts under our qualified 401(k) plan, as to which Mr. Cole disclaims beneficial ownership.

(7)	Includes 955 shares held by Ms. Boulet as custodian for the benefit of her children.

(8)	Includes 7,445 shares subject to being pledged as security under a margin account.

(9)	Current term will lapse at the meeting. See “Corporate Governance — Waiver of Governance Provisions.”

(10)	Includes 5,000 shares held by a private charitable foundation, as to which Mr. Zimmel is a trustee.

(11)	Includes (i) 5,938 shares held of record or beneficially by the spouses of certain of these individuals, as to which beneficial ownership is disclaimed, and (ii) 1,157 shares held as custodian for the benefit of children of such individuals.

(12)	Represents an estimate only, based solely upon information readily available to the Company.

COMPENSATION DISCUSSION AND ANALYSIS
General Compensation Philosophy
     We compensate our senior management through a mix of salary, annual bonuses, long-term equity compensation and employee benefits designed to be market-competitive and fiscally-responsible, and to reward annual and long-term performance that we believe correlates with maintaining and increasing long-term shareholder value.
     Over the past nine months, the Compensation Committee met 11 times to comprehensively review and update our compensation philosophy, strategies, policies and practices. In connection therewith, we believe we have implemented a more performance-based system that is better aligned to our core compensation goals.
     With respect to each component of compensation, we generally seek to match the compensation of comparable employees at other companies within our peer group and as compared to broader survey data. We generally seek to base our executives’ annual cash incentive compensation principally upon our company-wide performance and secondarily upon the executives’ individual performance. Officers and managers with lower levels of responsibility typically receive incentive compensation that places a greater emphasis on individual, departmental or divisional goals. We seek to align the interests of our senior managers with the long-term interests of shareholders through award opportunities that can result in ownership of our Common Shares, with top executives receiving a greater proportion of their total compensation in the form of equity grants compared to more junior officers. Substantial amounts of our executives’ compensation are subject to the risk of forfeiture if they quit or engage in detrimental activity. Whenever possible, we attempt to promote teamwork by offering the same compensation to executives whom we expect to make roughly equivalent contributions.
Compensation Methodologies
     When establishing compensation programs, we rely predominantly on annual reviews of multiple benchmarks that assist us in establishing compensation levels designed to be competitive with the compensation of comparable officers. We describe these benchmarks in detail below. As described further below, we also review the individual performance of each senior manager, as well as all other factors deemed relevant to us. To assist us in this process, we review “tally sheets” that comprehensively reflect the multiple sources of each executive’s compensation, as well as the wealth accumulated by the executives under our compensation programs. We also periodically review data on the relationship of the compensation of our top executives to other employees.
Allocation of Compensation
     As noted above, we seek to pay our executives target levels of salary and bonus designed to match compensation levels paid to comparable executives at other companies. We believe this allows us to maintain competitive compensation packages and provides us with the flexibility to adjust quickly to changes in prevailing compensation practices.
     We seek to design our incentive compensation programs to reward annual and long-term performance that correlates to maintaining and increasing long-term shareholder value, while at the same time providing incentives that are equitable, realistic and reasonably within the control of the award recipient. We believe that our top executives have the greatest opportunity to directly impact our performance, and therefore believe it is appropriate to provide a greater portion of their total compensation in the form of long-term incentives that focus solely on company-wide performance. On the other hand, because our less senior officers have less control over our company-wide performance, we award them a relatively higher percentage of their total compensation in the form of salary and annual bonuses which frequently focus on individual, departmental or divisional goals within their control.
     Although we favor the use of performance-based compensation, we pay a portion of total compensation in the form of fixed salaries, which we believe is necessary to provide our officers with competitive pay packages and to lessen their concerns that an economic or industry downturn could undercut their personal financial planning.
     The allocation of compensation among categories is illustrated in the table below, which shows the percentage of 2009 compensation attributable to our three main components of compensation:

			Equity
	Cash Compensation		Compensation
	% from	% from Short-	% from Long-
	Salary	Term Bonus(1)	Term Bonus
CEO	17.7%	15.6%	66.8%
Executive Vice Chairman(2)	44.6%	55.4%	—
COO	25.4%	19.0%	55.6%
Other Executive VPs	28.0%	17.1%	54.9%
Senior VPs	29.2%	13.0%	57.8%

(1)	Except as otherwise noted in footnote 2, reflects amounts received in connection with our first and second half 2009 bonuses.

(2)	Reflects only compensation paid to the Executive Vice Chairman since July 1, 2009.

     We expect that these allocations may change from year to year as we adjust to changes in prevailing compensation practices.
Salary
     In January 2010, the Compensation Committee adopted a compensation philosophy that targets benchmark salaries at the 50th percentile of salaries paid to comparable executives. The Committee uses percentile targets as starting points in its analysis, which we describe below under the heading “- Our Compensation Decision-Making Process.” Prior to 2010, we generally sought to compensate our long-standing executives with cash salaries equivalent to the 75th percentile of salaries paid to similarly-situated executives at comparable companies, if justified by corporate and individual performance.
     In early 2009 the Committee determined that differences in the compensation practices of CenturyLink and Embarq should be addressed after the closing of the merger. The Committee also took note of the weak economy and its effect upon our financial performance. In addition, the Committee determined that the executives’ then-prevailing salaries remained generally in alignment with their targeted salary levels based on data compiled in 2008. Based on all of these factors, in early 2009 the Committee accepted management’s recommendation to maintain the salaries of each of our executive officers without change.
     In February 2010, the Compensation Committee and the Board elected to once again leave executive salaries unchanged, with one exception for an executive with a below-market salary.
Short-Term Incentive Bonuses
     We award short-term cash bonuses to key employees based on performance objectives that, if attained, can reasonably be expected to maintain or increase our long-term shareholder value. We strive to award bonus opportunities designed to match those paid to similarly-situated executives at comparable companies. Typically, these awards are granted annually, although, for the merger-related reasons described below, we granted two six-month bonus awards for 2009. We currently offer short-term incentive bonuses to approximately 2,260, or 11%, of our employees.
     Similar to its deliberations on salary, the Committee in early 2009 noted that the annual incentive bonus practices of CenturyLink and Embarq would need to be reconciled following the merger of the companies. The Committee also determined in early 2009 that setting full year financial performance targets was too speculative due to uncertainties regarding the timing and effects of the merger. Consequently, in early 2009 the Committee set bonus targets for the first six months of 2009 (covering the period prior to the merger), and in August 2009 set bonus targets for the second half of 2009 (covering performance of the combined company after the merger). Consistent with our practices over the past few years, the Committee in each case elected to base 60% of the executives’ potential 2009 bonus payments upon CenturyLink attaining targeted levels of operating cash flow and the remaining 40% upon attaining targeted levels of end-user revenue. For both the first and second half of 2009, the executive officers were granted an opportunity to earn a specified percentage of their respective salaries if “target” performance levels were met, with up to double or triple these amounts if the “maximum” levels of performance were met and no bonuses if the “minimum” threshold performance levels were not attained.
     For both of the performance measures used for the 2009 bonus periods, each legacy CenturyLink executive was entitled to receive:

•	no payment	if we failed to achieve the minimum threshold performance level

•	a prorated payment of at least 50% but less than 100% of the target award	if we attained or exceeded the minimum threshold performance level but not the target performance level

•	a prorated payment of at least 100% but less than 300% of the target award	if we attained or exceeded the target performance level but not the maximum performance level

•	a payment of 300% of the target award	if we attained or exceeded the maximum performance level.
     As described in greater detail under the heading “- Our Compensation Decision-Making Process,” the Committee may exercise its negative discretion to reduce awards based on each executive’s individual performance during the prior year, although it chose not to with respect to 2009 performance. Finally-determined awards made to our executives for 2009 performance are reflected in the Summary Compensation Table appearing below under the column “Non-Equity Incentive Plan Compensation.” For additional information concerning these awards and our 2009 performance targets, see “Executive Compensation — Incentive Compensation — 2009 Awards.”
     Compared to our executive officers, the remainder of our senior officers have more diverse performance goals. When an officer or manager has responsibility for a particular business unit, division or region, the performance goals are typically heavily weighted toward the operational performance of those units or areas. Other individuals may receive individual performance goals. Depending on the level of seniority, these individuals may also receive a portion of their bonus based on overall corporate performance. As discussed below under the heading “- Our Compensation Decision-Making Process,” the CEO approves the performance goals of the non-executive officers under the general supervision of the Compensation Committee.
Long-Term Equity Incentive Programs
     Our shareholder-approved long-term incentive compensation programs authorize the Compensation Committee to grant stock options, restricted stock, restricted stock units and various other stock-based incentives to key personnel. We believe stock incentive awards (i) encourage key personnel to focus on our long-term performance, (ii) strengthen the relationship between compensation and growth in the market price of the Common Shares and thereby align management’s financial interests with those of the shareholders and (iii) help attract and retain talented personnel.
     During the first half of 2010, we intend to offer long-term incentive compensation awards to approximately 245, or 1%, of our employees. As described further below, in early 2010 we revised our grant practices to more closely tie the value of the executives’ long-term incentive awards to our performance.
     The Committee generally determines the size of equity grants based on the recipient’s responsibilities and duties, and on information furnished by the Committee’s consultants regarding equity incentive practices among comparable companies. The Committee’s general philosophy is to provide long-term incentive compensation valued at the 50th percentile of that paid to similarly-situated officers at comparable companies. The Committee awards long-term incentive grants annually to permit us to respond to changes in compensation practices more quickly than would be the case if we made larger, multi-year grants.
     We strive to pay equity compensation in forms that create appropriate incentives to optimize performance at reasonable cost, that minimize enterprise risk, and that are competitive with incentives offered by other companies. For several years prior to 2004, we paid all long-term equity compensation in the form of stock options, in part because of favorable accounting treatment which is no longer available. Between 2004 and 2007, the Compensation Committee paid the executives’ long-term compensation with a combination of stock options and restricted stock. The Committee believes that restricted stock, when compared to stock option grants, provides us an opportunity to provide similar performance incentives to increase share prices with the issuance of fewer Common Shares, thereby reducing potential dilution. Moreover, unlike options, restricted stock affords motivation under a greater range of market conditions. For 2008 and 2009, the Committee elected to issue all of our long-term equity compensation grants in the form of time-vested restricted stock for a variety of reasons, including the Committee’s recognition of the growing use of restricted stock by our peers and its desire to minimize the dilution associated with our rewards. In early 2010, the Committee issued to each executive officer restricted stock, half of which is time-vested and half of which is performance-vested.
     All of our restricted stock granted to key employees between 2005 and 2008 vests over a five-year period, provided the recipient remains employed by us. The restricted stock granted in early 2009 vests over a three-year period to align our vesting period to the period traditionally used by Embarq prior to the merger and to increase the potential to retain key employees over the next couple of years during the critical post-merger integration period. For additional information on the vesting terms of our equity awards, see “Executive Compensation — Incentive Compensation — Outstanding Awards.” All outstanding stock options held by our executive officers are fully vested.
     In establishing equity award levels, we review the equity ownership levels of the recipients and prior awards, but do not place great weight on this factor. We believe each annual grant of long-term compensation should match prevailing practices in order for our compensation packages to remain competitive from year to year, and to mitigate the risk of competitors offering compensation packages to our executives that have superior long-term incentives. Moreover, the accumulation of substantial awards (awarded in reasonable annual increments) significantly increases each executive’s motivation to increase our share price and remain employed by us, and could deter executives from accepting job offers that trigger equity forfeitures. For these reasons, we do not place great weight on equity ownership levels or prior grants in connection with granting new awards.
     In early 2008, the Compensation Committee awarded equity incentive grants for the first year of a three-year program developed and approved by the Committee, with assistance from its consultant, PricewaterhouseCoopers LLP. In February 2009, the Committee confirmed the continued appropriateness of the methodologies it used in 2008 to set long-term compensation targets over the three-year period. However, in light of the sharp drop in worldwide equity prices over the prior year, the Committee considered whether to issue the same number of shares of restricted stock as granted in 2008 or to issue a greater number of shares with a value equal to that of the restricted stock issued in 2008. After conferring with its consultant, the Committee elected to issue in 2009 a number of shares of restricted stock equal to 115% of the number of shares granted in 2008, which approximated the mathematical average of the number of shares derived under these two methods. For more information, see the tables included under the heading “Executive Compensation” and the additional discussion below under the heading “- Our Compensation Decision-Making Process.” In early 2010, the Committee issued restricted stock based on a new, comprehensive review of the amount of awards paid to similarly-situated executives at comparable companies.
Other Benefits
     As a final component of executive compensation, we provide a broad array of benefits designed to be competitive, in the aggregate, with similar benefits provided by our peers. We summarize these additional benefits below.
     Retirement Plans. We maintain one or more traditional qualified defined benefit retirement plans for most of our employees who have completed at least five years of service, plus one or more traditional qualified defined contribution 401(k) plans for a similar group of our employees. With respect to these qualified plans, we maintain nonqualified plans that permit our officers to receive or defer supplemental amounts in excess of federally-imposed caps that limit the amount of benefits highly-compensated employees are entitled to receive under qualified plans. When we assess overall compensation levels for our senior management, we review the benefits expected to be received under these retirement plans and their contribution to our executives’ total compensation. However, we continue to place our primary emphasis on ensuring that our compensation programs do not lag behind those of our competitors, which could subject us to the risk of losing talented senior managers. Additional information regarding our retirement plans is provided in the tables and accompanying discussion included below under the heading “Executive Compensation.”
     Change of Control Arrangements. As described in more detail under “Executive Compensation — Potential Termination Payments — Payments Made Upon a Change of Control,” in 2000 we entered into agreements under which we agreed to pay each of our executive officers who is terminated without cause or resigns under certain specified circumstances within three years of any change of control of CenturyLink (i) a lump sum cash severance payment equal to three times the sum of such officer’s annual salary and bonus, (ii) the officer’s currently pending bonus, (iii) additional tax gross-up cash payments described further below and (iv) certain welfare benefits for three years.

     We believe these benefits enhance shareholder value because:
•	prior to a takeover, these protections (i) help us recruit and retain talented officers by providing assurances that their compensation and benefits will not be reduced or eliminated upon a takeover and (ii) help maintain the productivity of our workforce by alleviating day-to-day concerns over economic security, and

•	during or after a takeover, these protections (i) help our personnel, when evaluating a possible business combination, to focus on the best interest of CenturyLink and its shareholders, rather than being distracted by personal concerns, and (ii) reduce the risk that personnel will accept job offers from competitors during takeover discussions.
     In recommending and approving these change of control agreements in 2000, our Compensation Committee and Board, respectively, analyzed the terms of similar arrangements for comparable executives at other peer companies. This approach was used to set the terms of our 2000 agreements, including the amounts payable, the events triggering payment and the tax reimbursement provisions. We monitor the aggregate amount of payments that could potentially be made to our executives if they are terminated following a change of control, and believe these potential payments are relatively small in relation to our current aggregate equity value. In late 2008, we amended and restated each of the change of control agreements with our officers to ensure that payments made under these agreements would not result in the imposition of penalties under the deferred compensation provisions of Section 409A of the Internal Revenue Code.
     Under our 2000 agreements, change of control benefits are payable to our executive officers if within three years following a change in control the officer is terminated without cause or resigns with “good reason,” which is defined to include a diminution of responsibilities, an assignment of inappropriate duties, an increase in responsibilities or duties without a commensurate increase in compensation, and a transfer of the officer exceeding 35 miles. For the CEO’s agreement only, any failure of the CEO to be named the chief executive officer of the parent company surviving the change of control transaction is deemed to be diminution of responsibilities entitling the CEO to resign with “good reason.” All of these provisions are designed to assure our officers that they will retain a job with responsibilities, stature and career opportunities consistent with those enjoyed by them prior to the takeover. In addition, under our 2000 agreements change-of-control benefits are payable to our executive and senior officers if the officer resigns for any reason during the 30-day “window period” immediately following the first anniversary of the change of control. We believe this latter provision would help assure the acquirer of the services of our management team for at least one year following the change of control, while at the same time hastening the acquirer’s incentive to deal quickly and fairly in offering our officers appropriate career and compensation opportunities.
     If change of control benefits become payable under our 2000 agreements and related policies, the cash payment to our key employees is based on the following multiples of salary and bonus, and the right to health and welfare benefits continues for the following number of years:

	Multiple of	Years of
	Salary and	Welfare
	Bonus	Benefits
Executive Officers	3 times	3 years

Senior Officers (Job Grades 66 or 67)	2 times	2 years

Other Officers (Job Grades 64 or 65)	1.5 times	1.5 years

Other Key Personnel (Job Grades 61-63)	1.0 times	1.0 year
     Under our 2000 agreements, we agreed to reimburse our executive and senior officers for any taxes imposed as a result of change in control benefits. For the remainder of management, we cap their change in control benefits so that no taxes will be imposed.
     Completion of the Embarq merger constituted a change of control of CenturyLink, as defined under the 2000 agreements. In connection with the Embarq merger, substantially all of CenturyLink’s top officers (i) agreed to forego the right under their change of control agreements to resign during the 30-day period following the first anniversary of the closing and receive severance benefits in connection therewith, (ii) agreed that their outstanding equity awards would not vest solely as a result of the merger, provided that such awards would vest upon a termination of the award holder’s employment by us without cause or by the award holder’s resignation with “good reason,” and (iii) agreed that any changes in their responsibilities, titles or reporting relationships that were communicated to them prior to the merger would not be used as a basis for claiming severance payments. In addition, we amended several of our broad-based and executive benefit plans, including amendments to our incentive compensation plans that defer accelerated vesting of outstanding equity awards until the consummation of a change of control. For information on rights that certain of our directors have waived in connection with the Embarq merger, see “Director Compensation — Cash and Stock Payments.”
     Completion of the Embarq merger also constituted a change of control of Embarq, as defined under Embarq’s severance arrangements. Prior to being amended in connection with the merger, these severance arrangements were generally similar in nature to CenturyLink’s 2000 agreements, except that no Embarq officer was entitled to severance payments at multiples exceeding 2.0 times his or her annual compensation or to resign with severance benefits during “window periods” following a change of control. In connection with the Embarq merger, Thomas A. Gerke, Dennis G. Huber and four other of Embarq’s legacy senior officers entered into agreements permitting them to resign with severance benefits (in most cases at 1.5 or 2.0 times their annual compensation) during “window periods” of varying lengths beginning at various specified dates following the merger.
     During fiscal 2009, we entered into an agreement with one of our former executive officers, Michael A. Maslowski, to continue to retain his services following the Embarq merger. Pursuant to the retention agreement, Mr. Maslowski agreed to continue his employment with us until December 31, 2009, at which time he left the Company. Under the retention agreement, Mr. Maslowski is entitled to receive in mid-2010 a lump sum payment equal to the sum of:
•	three times his annual base salary in effect at December 31, 2009,

•	three times the average bonus earned by him in the three prior fiscal years, and

•	a bonus for the first half of 2009.
See the Summary Compensation Table appearing under the heading “Executive Compensation” for more information.
     In addition, Mr. Maslowski’s welfare benefits will continue through December 31, 2012 and a portion of Mr. Maslowski’s previously granted but unvested restricted stock vested. The retention agreement requires Mr. Maslowski to keep confidential company nonpublic information known to him.
     As noted above, we have not undertaken a comprehensive review of our current change in control arrangements since they were implemented in 2000. Later this year, the Compensation Committee intends to review our change in control arrangements to determine if any of these arrangements should be modified in light of changes in compensation practices over the past decade.
     For more information on our change of control arrangements, see “Executive Compensation — Potential Termination Payments — Payments Made Upon a Change of Control.”
     Reduction in Force Benefits. We pay severance benefits to non-union full-time employees who are terminated in connection with a reduction in force. Benefits are not paid if the employee voluntarily resigns or is terminated for performance reasons or in connection with the sale of a business unit or in a transaction that gives rise to the change-of-control payments described above. The amount of any applicable severance payment is based on the terminated employee’s tenure with us and willingness to waive claims, and can range from two to 52 weeks of the terminated employee’s base salary or wages.
     Retention Programs. In connection with the Embarq merger, CenturyLink and Embarq both adopted retention programs that pay cash awards to various employees who agree to remain employed for certain specified periods to assist with the post-closing integration of the companies. Executive officers are ineligible to participate in these programs.
     Perquisites. Between 1999 and mid-year 2009, we made cash payments to our officers in lieu of previously-offered perquisites, many of which continue to be offered by our peers. Effective July 1, 2009, we eliminated these separate cash payments and increased our officers’ cash compensation by an amount designed to equal to that of the eliminated payments. For the first six months of 2009, these payments to our executives ranged from $15,280 to $18,763.
     Officers are entitled to be reimbursed for the cost of an annual physical examination, plus related travel expenses.
     Under our aircraft usage policy, the CEO may use our aircraft for personal travel without reimbursing us, and each other executive officer may use our aircraft for up to $10,000 per year in personal travel without reimbursing us. In all such cases, personal travel is permitted only if aircraft is available and not needed for superseding business purposes. For purposes of valuing and reporting the use of our aircraft, we determine the incremental cost of aircraft usage on an hourly basis, calculated in accordance with applicable guidelines of the Securities and Exchange Commission. The incremental cost of this usage, which may be substantially different than the cost as determined under alternative calculation methodologies, is reported in the Summary Compensation Table appearing below under the heading “Executive Compensation.” The Committee monitors this usage annually. In early 2010, the Committee elected to retain our aircraft usage policy based on its determination that the policy was providing valuable and cost-effective benefits to our executives residing in a small city with limited airline service.
     As explained in greater detail in our 2006 proxy statement, prior to the Sarbanes-Oxley Act of 2002, we funded supplemental life insurance benefits to our officers in excess of those generally afforded to employees. These benefits were provided pursuant to endorsement “split-dollar” insurance agreements between us and our officers in which CenturyLink and the officers’ beneficiaries would share death benefits payable under life insurance policies procured by us. In 2002, we suspended payment of further premiums under the “split-dollar” policies insuring the lives of our executive officers, but resumed paying premiums in 2006 under restructured arrangements approved by the Compensation Committee. These restructured arrangements, among other things, obligate us to pay premiums on the executive officers’ respective insurance policies sufficient to provide the same death benefits available under the prior agreements, and entitle the executive officers to purchase additional post-retirement coverage at their cost and to receive related tax gross-up cash payments in amounts sufficient to compensate them for income and employment taxes incurred as a result of our premium payments.
     Most years, we organize one of our regular board meetings and related committee meetings as a “board retreat” scheduled over a long weekend, typically in an area were we conduct operations. The spouses of our directors and executive officers are invited to attend, and we typically schedule recreational activities for those who are able and willing to participate.
     For more information on the items under this heading, see the Summary Compensation Table appearing below under the heading “Executive Compensation.”
     Other Employee Benefits. We maintain a stock purchase plan that enables most of our employees to purchase Common Shares on attractive terms. We also maintain certain broad-based employee welfare benefit plans in which the executive officers are generally permitted to participate on terms that are either substantially similar to those provided to all other participants or which provide our executives with enhanced benefits upon their death or disability. We also maintain a supplemental disability plan designed to ensure disability payments to our officers in the event payments are unavailable from our disability insurer.
Our Compensation Decision-Making Process
     Role of Compensation Committee. The Compensation Committee of our Board establishes, implements, administers and monitors our executive compensation programs, subject to the Board’s oversight. As described further below, the Compensation Committee’s compensation decision-making process requires a careful balancing of a wide range of factors involving the group and individual performance and responsibilities of our executives and the competitive compensation practices of other companies. Except with respect to annual cash bonuses, the Committee has not historically used quantitative formulas to determine compensation or assign weights to the various factors considered.
     The Compensation Committee also establishes, implements, administers and monitors our director cash and equity compensation programs. (Prior to 2010, the Nominating and

Corporate Governance Committee of the Board was responsible for approving the cash compensation of our directors.)
     On July 1, 2009, we acquired Embarq under the terms of a merger agreement dated October 26, 2008. Between the time of the merger agreement and the closing, our incumbent Compensation Committee (comprised of C.G. Melville, Jr., James B. Gardner and Fred R. Nichols) met several times to discuss the compensation practices of CenturyLink and Embarq, and to set the compensation of our executive officers. In connection therewith, the incumbent Committee assessed differences in the compensation practices of CenturyLink and Embarq, and determined that these differences should be addressed and reconciled by the newly-constituted Compensation Committee named on July 1, 2009 in connection with the closing of the merger (comprised of Laurie A. Siegel, Harvey P. Perry, Fred R. Nichols, Virginia Boulet and Stephanie M. Shern).
     During the second half of 2009, the Committee met several times to begin the process of developing compensation programs designed for the combined company and, as further noted above, granted bonuses to the executive officers for the second half of 2009. Thereafter, the Committee and PricewaterhouseCoopers LLP undertook a comprehensive review of our compensation philosophy, strategies, policies and practices in preparation for setting our executives’ 2010 compensation.
     Role of Compensation Consultants. The Committee engages the services of a compensation consultant to assist in the design and review of executive compensation programs, to determine whether the Committee’s philosophy and practices are reasonable and compatible with prevailing practices, and to provide guidance on specific compensation levels based on industry trends and practices. Although the Committee seeks input from management during the consultant selection process, the consultant selection decision rests entirely with the Committee and the consultant works directly for and at the direction of the Committee.
     Since 2004, the Committee has engaged PricewaterhouseCoopers LLP (“PwC”) as its compensation consultant. The total amount paid to PwC for compensation consulting services during 2009 was $161,000.
     Prior to the Embarq merger, PwC did not conduct any material amount of non-compensation consulting work for us. However, during 2009 management engaged PwC to provide a variety of merger and systems integration services. The total amount paid during 2009 for systems integration services was $5,716,000. The systems integration assistance provided by PwC is expected to continue through 2010, although we expect the amount of fees to decrease as we complete integration of our customer care and billing systems.
     Management also engaged PwC to provide consulting services for a human resource design project for which PwC was paid $226,000 during 2009 and sales and use tax consulting services for which PwC was paid $49,000 during 2009.
     Following completion of the Embarq merger, the Committee undertook a comprehensive search to retain a compensation consultant for the combined company. In connection therewith, the Committee solicited proposals from and interviewed a number of compensation consulting firms. Among the criteria considered by the Committee during this review were the firms’ experience, familiarity with the telecommunications industry, independence and relative cost, as well as the degree to which the consultant’s approach to performing its services was consistent with the Committee’s culture and approach.
     After considering a number of alternatives, the Committee concluded that PwC was best-suited to provide the compensation consulting services required by it for 2009-2010. In reaching this conclusion the Committee considered, among other factors, the quality of compensation-related services provided by PwC in the past, the importance of providing continuity through the first post-merger compensation review process, the nature of and fees associated with the other work provided by PwC, and the mechanisms PwC has in place to ensure its compensation consulting practice is independent of its other practice groups.
     The Committee believes that the compensation consulting services provided by PwC are not impaired by the firm’s provision of other work and that adequate safeguards exist to ensure the continued independence and objectivity of PwC’s compensation consulting advice. In addition to its on-going monitoring of the other services concurrently being provided by PwC, the Committee has established the practice of approving in advance any other non-compensation services sought to be provided in the future by its compensation consultant.
     Review Process. Over the past decade preceding the Embarq merger, the Committee retained independent consulting firms every three years to conduct a detailed review of compensation philosophy, practices and programs, including the structure of our annual and long-term incentive compensation programs. During these comprehensive triennial reviews, the Committee typically sought to confirm that its philosophy and practices were reasonable and comparable to those of similar companies, to reconfigure our executive compensation programs if necessary to improve them or conform them to prevailing practices, to set annual salaries, and to establish target levels of incentive compensation to be granted to each executive officer during the upcoming three-year period. During the second and third year of each of these three-year periods, the Committee generally consulted with its independent consultants to determine if changes to the three-year program were necessary or appropriate, and to establish the specific salary and annual incentive compensation payable to the executives for the upcoming year. For the foreseeable future, the Committee intends to conduct compensation reviews on an annual, as opposed to triennial, basis.
     Based on input received from PwC, the Committee used the following three benchmarks during 2008 and 2009:
•	broad-based compensation data for top executives from telecommunications companies and from other companies with revenues comparable to ours, all of which was derived from various national surveys and adjusted for aging

•	a 15-company “financial” peer group of communications companies with median revenues generally comparable to ours

•	a 14-company “industry” peer group of telecommunications and cable companies.
     During 2008 and 2009, the Committee afforded the greatest weight to the broad-based survey data, and the next greatest weight to the “financial” peer group. The “industry” peer group was used principally to confirm the relevancy of the first two benchmarks to our industry.

     In early 2008 the Committee expanded the “industry” peer group to consist of the following 14 companies: Cincinnati Bell, Citizens Communications, Windstream, Telephone & Data Systems, Embarq Corporation, Alltel, Qwest Communications, Sprint Nextel, AT&T, Verizon Communications, Comcast, Time Warner Cable, Charter Communications and Mediacom Communications, and the Committee adjusted the “financial” peer group to consist of the following 15 companies: Alltel, Primus Telecomm Group, Cincinnati Bell, IDT Corporation, Liberty Global, Citizens Communications, US Cellular, Telephone & Data Systems, Cablevision Systems, Qwest Communications, Embarq Corporation, Windstream, Global Crossing, MetroPCS Communications and Dobson Communications.
     As discussed above, the Committee determined in early 2009 to leave executive salaries unchanged, and generally to defer changes to executive compensation programs until after the Embarq merger. As such, the Committee’s use of benchmarks in early 2009 was limited. Following the merger, the Committee adopted new benchmarks and methodologies for use in setting future compensation, including eliminating AT&T, Verizon and Sprint Nextel from our peer group benchmark.
     In each year since 2005, the Committee and PwC used benchmarking data to determine median amounts of salary, annual bonuses and equity compensation paid to executives comparable to ours. In determining how much to compensate each officer, the Committee also extensively reviewed a wide range of other factors, including the officer’s individual performance and particular set of skills, the anticipated degree of difficulty of replacing the officer with someone of comparable experience and skill, the role the officer plays in maintaining a cohesive management team and improving the performance of others, the role the officer may have played in any recent extraordinary corporate achievements, the length of the officer’s service with us and within the telecommunications industry, the officer’s pay relative to other officers and employees, the officer’s prior compensation in recent years, the financial community’s assessment of management’s performance, and the recent performance of CenturyLink. In assessing our performance, we typically review how our actual revenues, cash flows, net income and other measures of financial performance relate to amounts previously projected by us or market participants, as well as the results of peer telecommunications companies. We also assess operational benchmarks, such as our access line losses or customer growth in relation to our competitors. Although we assess each officer’s individual performance in connection with establishing all components of compensation, we typically weigh this factor more heavily for salary determinations and less heavily for bonuses, which tend to be allocated among the officers primarily on the basis of their level of responsibility and pay grade.
     Each year, we compile lists of compensation data relating to each of our executives. These “tally sheets” include the executive’s salary, annual cash incentive award, equity-based compensation, perquisites, pension benefit accruals and other compensation. These tally sheets also show the executives’ holdings of our Common Shares and accumulated unrealized gains under prior equity-based compensation awards. The Compensation Committee uses these tally sheets to (i) review the total annual compensation of the executive officers, (ii) assess the executive officers’ wealth accumulation from our compensation programs and (iii) assure that the Committee has a comprehensive understanding of our compensation programs.
     Annual Bonus Procedures. To administer our annual bonus program, we maintain (i) a shareholder-approved short-term incentive plan for certain of the executive officers and (ii) an annual incentive bonus plan for other officers and managers. In connection with both of these bonus plans, during the first quarter of each year our Compensation Committee:
•	establishes performance objectives, and for each determines a “target” level of performance, as well as “minimum” and “maximum” threshold levels of performance,

•	determines the relative weight each performance objective should receive in connection with calculating aggregate bonus payments, and

•	establishes the amount of bonus payable if the “target” level of performance is attained, which is typically defined in terms of a percentage of each officer’s salary.
     Upon completion of the fiscal year, the CFO adjusts our actual operating results in accordance with the Committee’s long-standing written procedures designed to eliminate the effects of extraordinary or non-recurring transactions that were not known, anticipated or quantifiable on the date the performance goals were established. The CFO then compares our adjusted operating results to the pre-determined minimum, target and maximum levels for each performance objective, and calculates a blended rate of our attainment of the performance objectives. These determinations and calculations are provided in writing to the Committee for its review and approval. Beginning in 2010, our Internal Audit Department has reviewed these determinations and calculations.
     We have traditionally believed that company-wide performance should be the major determinant of the amount of annual incentive bonuses for our executive officers. Nonetheless, bonuses payable to the executive officers in accordance with these procedures are subject to the “negative discretion” of the Committee to reduce the calculated bonus payment.
     Under our annual bonus programs, the Committee may pay the annual bonuses in cash or stock. Since 2000, the Committee has paid these bonuses entirely in cash. The Committee believes paying annual bonuses to our executives in cash is appropriate because:
•	the executives are already receiving over half of their overall compensation in the form of equity grants, and

•	the use of cash diversifies our compensation mix and prevents us from over-reliance on equity grants.
     Annual Equity Grant Procedures. Under our equity incentive plans, the exercise price of any stock options awarded by us must equal or exceed the fair market value of our stock on the date of grant, based on either the closing price on that date or an average selling price during a specified period determined by the Committee. As explained further above, annual grants of stock awards to executives are typically made during the first quarter after we publicly release our earnings. Grants of stock awards to newly hired executive officers who are eligible to receive them are made at the next regularly scheduled Committee meeting following their hire date. Under our option pricing policies that govern all other employees, (i) employees receive any options granted to them as of the fifth business day of the month that follows immediately after the month in which we complete our annual merit review process (typically in February or

March) and (ii) newly hired or promoted employees receive any award of stock options on the fifth business day of the month that follows immediately after the month in which they are hired or promoted.
     Role of CEO in Compensation Decisions. Although the Compensation Committee approves compensation decisions for the executive officers, each year it receives the CEO’s recommendations, particularly with respect to executive salaries. The Committee believes the CEO is better able than it to assess:
•	the relative strengths and weakness of the other executives and their recent performance,

•	the possibility that differences in compensation among similarly situated executives could negatively impact morale, cohesion, teamwork or the overall viability of the executive group, and

•	the relative vulnerability of executives to job solicitations from competitors.
     The Committee considers the CEO’s recommendations as one of the many factors it uses to establish compensation levels for each executive.
     In addition, the CEO is responsible for approving the annual salaries and bonuses of our non-executive officers, including approval of appropriate annual performance goals for such officers. The CEO also approves all equity compensation awards to the non-executive officers, acting under authority delegated by the Compensation Committee in accordance with our long-term incentive plans. The Committee oversees these processes and receives an annual report from the CEO.
Discontinuance of Supplemental Executive Retirement Plan
     As noted above, in early 2008 the Compensation Committee completed a comprehensive review of our compensation philosophies, practices and programs. In connection with this review, we decided to discontinue our Supplemental Executive Retirement Plan. Specifically, we (i) froze future benefit accruals effective February 29, 2008 and (ii) approved plan amendments permitting participants to receive in January 2009 a lump sum distribution of the present value of their accrued plan benefits. In connection with making this decision, the Committee determined that fewer companies were providing these type of benefits and that the plan was no longer necessary in order to ensure that CenturyLink was providing a competitive mix of pension and other compensation benefits. To a lesser extent, the Committee was also motivated by a desire to remove the impact of plan liabilities and expenses from CenturyLink’s financial statements. The Committee noted that freezing the plan could unsettle the financial planning of officers who had relied upon future accruals under the plan. To partially alleviate these future lost benefits, the Committee enhanced plan benefits by (i) crediting each active participant with three additional years of service and (ii) crediting each participant not accruing additional plan benefits with three additional years of age in connection with calculating the present value of any lump sum distributions made in 2009.

Forfeiture of Prior Compensation
     Recipients of our equity compensation grants have agreed to forfeit certain of their awards (and to return to us any cash, securities or other assets received by them upon the sale of Common Shares they acquired through certain prior equity awards) if at any time during their employment with us or within 18 months after termination of employment they engage in activity contrary or harmful to our interests. The Compensation Committee is authorized to waive these forfeiture provisions if it determines in its sole discretion that such action is in our best interests. We have filed with the Securities and Exchange Commission copies of our form of equity incentive agreements containing these forfeiture provisions. The 2010 Executive Officers Short-Term Incentive Plan to be voted upon by the shareholders at the meeting contains substantially similar forfeiture provisions, and we plan to add similar provisions to our other short-term incentive plans.
     In addition, our Corporate Governance Guidelines authorize the Board to recover compensation from an executive officer if the Board determines that any bonus, incentive payment, equity award or other compensation received by the executive was based on any financial or operating result that was impacted by the executive’s knowing or intentional fraudulent or illegal conduct. In addition, certain laws would require our CEO and CFO to reimburse us for incentive compensation paid or trading profits earned following the release of financial statements that are subsequently restated due to material noncompliance with SEC reporting requirements caused by misconduct.
Stock Ownership Guidelines
     In early 2010, our Compensation Committee adopted stock ownership guidelines. Under the current guidelines, we expect the CEO to beneficially own CenturyLink stock equal in market value to at least five times his annual base salary, and all other executive officers to beneficially own CenturyLink stock valued at least three times their annual base salary. Each executive officer has three years to attain these targets. For any year during which an executive does not meet his or her ownership target, the executive is expected to hold 65% of the CenturyLink stock that the executive acquires through our equity compensation programs, excluding shares sold to pay related taxes. For additional information on our stock ownership guidelines, see “Governance Guidelines.”
Use of Employment Agreements
     We have a long-standing practice of not providing employment agreements to our officers, although in connection with the Embarq merger we assumed several employment agreements applicable to legacy Embarq executives and became obligated to make severance payments to key employees under their change of control agreements under the circumstances described above.
Other Compensation Matters
     To the extent that it is practicable and consistent with our executive compensation objectives, we seek to comply with Section 162(m) of the Internal Revenue Code and the regulations adopted thereunder in order to preserve the tax deductibility of performance-based compensation in excess of $1 million per taxable year to each of our officers. However, if compliance with Section 162(m) conflicts with our compensation objectives or is contrary to the best interests of the shareholders, we will pursue those objectives, regardless of the attendant tax implications. In each of the last several years, we granted time-vested restricted stock that did not qualify as performance-based compensation under Section 162(m).
     We have not adopted any formal prohibition against our officers hedging the economic risk of their holdings of our Common Shares. Although we believe that excessive use of such hedging could undercut the benefits of our equity incentive programs, we do not believe that our officers have acted in such manner. We plan to continue to periodically assess the merits of adopting hedging prohibitions in the future.
     As part of its duties, the Compensation Committee assesses risks arising out of our employee compensation policies and practices.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed with management the report included above under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis report be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2009.
Submitted by the Compensation Committee of the Board of Directors.

Laurie A. Siegel (Chairperson)
Fred R. Nichols
Stephanie M. Shern
Virginia Boulet
Harvey P. Perry
EXECUTIVE COMPENSATION
Overview
     The following table sets forth certain information regarding the compensation of (i) our principal executive and financial officers, (ii) each of our four most highly compensated executive officers other than our principal executive and financial officers and (iii) one of our former executive officers. In this proxy statement, we sometimes refer to these individuals as the “named officers.” Following this table is additional information regarding incentive compensation, pension benefits, deferred compensation and potential termination payments pertaining to the named officers. For additional information on the compensation summarized below and other benefits, see “Compensation Discussion and Analysis.”

Summary Compensation Table

Name and			Restricted	Stock	Non-Equity	Change in
Principal			Stock	Option	Incentive Plan	Pension		All Other
Position	Year	Salary	Awards(1)	Awards(1)	Compensation(2)	Value(3)		Compensation(4)	Total
Current Executives:

Glen F. Post, III	2009	$1,009,440	$3,817,764	$—	$891,619	$389,379		$1,358,805	$7,467,007
Chief Executive Officer	2008	1,000,000	4,651,009	—	864,500	6,759,670		1,079,056	14,354,235
and President	2007	1,000,000	2,685,150	3,332,000	1,358,500	—	(5)	567,364	8,943,014

Thomas A. Gerke(6)	2009	431,035	—	—	535,364	214,908		285,237	1,466,544
Executive Vice Chairman, Regulatory and Governmental Affairs and Human Resources

Karen A. Puckett	2009	654,023	1,431,789	—	488,957	219,612		476,597	3,270,978
Executive Vice President	2008	640,772	1,744,265	—	468,725	1,770,115		447,375	5,071,252
and Chief Operating	2007	622,088	1,009,800	1,249,500	715,090	93,902		254,988	3,945,368
Officer

R. Stewart Ewing, Jr.	2009	588,237	1,193,105	—	359,895	270,162		466,066	2,877,465
Executive Vice	2008	574,924	1,453,463	—	344,092	2,778,643		484,084	5,635,206
President and Chief	2007	558,112	839,970	1,041,250	524,904	—	(5)	328,168	3,292,404
Financial Officer

David D. Cole	2009	424,853	773,200	—	260,074	195,604		288,981	1,942,712
Senior Vice	2008	412,828	941,958	—	247,078	1,591,316		270,634	3,463,814
President — Operations	2007	400,744	550,800	674,730	376,900	—	(5)	171,853	2,175,027
Support

Stacey W. Goff	2009	414,037	773,200	—	253,465	113,775		254,344	1,808,821
Executive Vice	2008	401,088	941,958	—	240,051	835,889		251,956	2,670,942
President,	2007	385,628	550,800	674,730	362,683	14,076		153,190	2,141,107
General Counsel and Secretary

Former Executive:

Michael A. Maslowski	2009	355,632	773,200	—	88,415	271,452		1,952,301 (7)	3,441,000
Former Executive	2008	353,712	941,958	—	188,175	858,851		301,355	2,644,051
Officer	2007	343,396	550,800	674,730	287,079	134,115		196,850	2,186,970

(1)	The amounts shown in this column reflect the fair value of these awards on the date of grant determined under FASB ASC Topic 718 (formerly SFAS 123(R)), which requires us to disclose. See footnote 14 titled “Stock Compensation Plans” of the notes to our audited financial statements included in Appendix A for an explanation of material assumptions that we used to calculate the fair value of these stock awards.

(2)	The amounts shown in this column reflect cash payments made under our annual incentive bonus plans for performance in the respective years. For additional information on the most recent bonus payments, see “- Incentive Compensation — 2009 Awards” below.

(3)	Reflects the net change during each of the years reflected in the present value of the executives’ accumulated benefits under the defined benefit plans discussed under ”- Pension Benefits.” Notwithstanding footnote 6 below, the amount shown in the table above for Mr. Gerke reflects the change during the full year of 2009 in the present value of his accumulated benefits under the Embarq Pension Plan and Embarq SERP (described further under “- Pension Benefits”), both of which CenturyLink assumed in connection with the Embarq merger. The 2008 increases in value are attributable primarily to enhancements made to our Supplemental Executive Retirement Plan in connection with discontinuing the plan and distributing account balances to each executive. For additional information, see “Compensation Discussion and Analysis — Discontinuance of Supplemental Executive Retirement Plan.”

(4)	Subject to footnote 7 below, the amounts shown in this column are comprised of (i) the payment of cash in lieu of previously-offered perquisites, (ii) reimbursements for the cost of an annual physical examination, (iii) personal use of our aircraft, (iv) contributions or other allocations to our defined contribution plans, (v) the payment of premiums on life insurance policies, (vi) cash payments to compensate the executives for taxes incurred by such life insurance premium payments and (vii) the value of dividends paid on the executives’ unvested restricted stock, in each case for and on behalf of the named officers as follows:

							Insurance
						Insurance	Premium Tax	Restricted
		Cash	Physical	Aircraft	Contributions	Premiums	Reimbursement	Stock
Name	Year	Allowance	Exam	Use	to Plans	Paid	Payments	Dividends	Total
Current Executives:

Mr. Post	2009	$18,763	$2,290	$11,500	$76,528	$213,316	$144,297	$892,111	$1,358,805
	2008	34,320	4,536	15,000	94,340	193,901	131,164	605,795	1,079,056
	2007	34,320	2,415	8,460	148,432	193,901	131,164	48,672	567,364

Mr. Gerke	2009	—	—	—	145	—	—	285,092	285,237

Ms. Puckett	2009	15,280	2,891	3,525	45,931	44,258	29,938	334,774	476,597
	2008	27,950	4,930	3,300	54,234	71,515	48,376	237,070	447,375
	2007	27,950	1,670	2,655	83,374	71,515	48,376	19,448	254,988

Mr. Ewing	2009	15,280	3,124	4,350	38,214	75,304	50,939	278,855	466,066
	2008	27,950	—	—	43,993	128,122	86,668	197,351	484,084
	2007	27,950	—	—	69,251	128,122	86,668	16,177	328,168

Mr. Cole	2009	15,280		5,400	27,547	35,531	24,035	181,188	288,981
	2008	27,950	—	—	31,589	49,119	33,226	128,750	270,634
	2007	27,950	—	—	50,950	49,119	33,226	10,608	171,853

Mr. Goff	2009	15,280	—	2,400	26,817	17,095	11,564	181,188	254,344
	2008	27,950	—	6,075	30,551	34,973	23,657	128,750	251,956
	2007	27,950	2,428	5,330	48,244	34,973	23,657	10,608	153,190

Former Executive:

Mr. Maslowski	2009	23,760	7,527	—	22,336	47,926	30,180	132,132	1,952,301	(7)
	2008	22,880	4,916	—	25,632	71,089	48,088	128,750	301,355
	2007	22,880	2,336	—	41,849	71,089	48,088	10,608	196,850

The increase in each executive’s restricted stock dividends for 2008 reflects the increase in our quarterly dividend rate effected mid-year 2008. The decrease in cash allowance payments in 2009 reflects the elimination of these payments in mid-year 2009. The amounts shown in the chart above do not reflect any benefits associated with participating in recreational activities scheduled during board retreats. For additional information, see “Compensation Discussion and Analysis — Other Benefits — Perquisites.”

(5)	Messrs. Post, Ewing, and Cole experienced negative changes in the value of their pensions in 2007 (primarily due to changes in our calculation methodologies designed to enhance the accuracy of our valuations). Mr. Post’s pension decreased in value by $169,272, Mr. Ewing’s pension decreased in value by $47,970, and Mr. Cole’s pension decreased in value by $68,885. SEC rules dictate that such decreases be treated as a $0 Change in Pension Value for purposes of calculating total compensation.

(6)	Thomas A. Gerke was named Executive Vice Chairman on July 1, 2009 in connection with closing the Embarq merger. Prior to such date, Mr. Gerke served as Chief Executive Officer and President of Embarq. For additional information on Mr. Gerke, see “Election of Directors.” Except as otherwise expressly provided herein to the contrary, the table above and the accompanying disclosures below reflect compensation paid by CenturyLink to Mr. Gerke since July 1, 2009.

(7)	Includes, in addition to all amounts reflected in the table to footnote 4 above, a cash severance payment of $1,688,440 owed to Mr. Maslowski in connection with his termination on December 31, 2009. For more information on accrued benefits payable to Mr. Maslowski in connection with his termination, see “ — Potential Termination Payments” below.

Incentive Compensation
     2009 Awards. The table and discussion below summarizes:
•	the range of potential payouts under incentive bonus awards that were:
-	granted in February 2009 with respect to performance during the first half of 2009; and

-	granted in August 2009 with respect to performance during the second half of 2009; and
•	grants of restricted stock made on February 26, 2009.
Grants of Plan-Based Awards

					Estimated Future
		Range of Payouts Under 2009 Non-			Share Payouts Under
		Equity Incentive Plan			Equity Incentive	Grant Date Fair
	Type of Award and	Awards(1)			Plan Awards	Value of Stock
Name	Grant Date	Minimum	Target	Maximum	Target	Awards(2)
Current Executives:

Glen F. Post, III	First Half of 2009 Bonus	$ 162,500	$ 325,000	$ 975,000	—	$ —
	Second Half of 2009 Bonus	178,328	356,656	1,069,969	—	—
	Restricted Stock (2/26/09)	—	—	—	146,499	3,817,764

Thomas A.	Second Half of 2009 Bonus	226,849	453,698	907,396	—	—
Gerke(3)

Karen A. Puckett	First Half of 2009 Bonus	88,803	177,606	532,818	—	—
	Second Half of 2009 Bonus	98,075	196,150	588,451	—	—
	Restricted Stock (2/26/09)	—	—	—	54,942	1,431,789

R. Stewart Ewing, Jr.	First Half of 2009 Bonus	65,192	130,385	391,154	—	—
	Second Half of 2009 Bonus	72,342	144,685	434,054	—	—
	Restricted Stock (2/26/09)	—	—	—	45,783	1,193,105

David D. Cole	First Half of 2009 Bonus	46,812	93,623	280,870	—	—
	Second Half of 2009 Bonus	52,548	105,096	315,287	—	—
	Restricted Stock (2/26/09)	—	—	—	29,670	773,200

Stacey W. Goff	First Half of 2009 Bonus	45,595	91,190	273,569	—	—
	Second Half of 2009 Bonus	51,237	102,474	307,423	—	—
	Restricted Stock (2/26/09)	—	—	—	29,670	773,200

Former Executive:

Michael A.	First Half of 2009 Bonus	35,651	71,302	213,907	—	—
Maslowski(4)	Restricted Stock (2/26/09)	—	—	—	—	773,200

(1)	These columns provide information on the potential bonus payouts approved with respect to 2009 performance. For information on the actual amounts paid based on 2009 performance criteria, see the column of the Summary Compensation Table labeled “Non-Equity Incentive Plan Compensation.” As described further below, the failure to meet the “minimum” threshold levels of performance would result in no annual bonus payment.

(2)	Calculated in accordance with FASB ASC Topic 718 (formerly SFAS 123 (R)).

(3)	See footnote 6 to the Summary Compensation Table appearing above.

(4)	Mr. Maslowski agreed to forego a second half 2009 bonus.

     During 2009, the Compensation Committee of our Board elected to base the amount of the senior officers’ 2009 annual incentive bonuses on whether we attained “minimum,” “target” or “maximum” threshold levels of operating cash flow and end-user revenues with respect to the six-month period ended June 30, 2009 (which preceded the Embarq merger) and the six-month period ended December 31, 2009 (which followed the Embarq merger). The Committee established the “minimum” “target” and “maximum” threshold levels of (i) operating cash flow at $575, $605 and $635 million, respectively, for the six months ended June 30, 2009, and at $1.813, $1.908 and $2.003 billion, respectively, for the six months ended December 31, 2009 and (ii) end-use revenues at $665, $700 and $735 million, respectively, for the six months ended June 30, 2009, and at approximately $2.257, $2.376 and $2.459, respectively, for the six months ended December 31, 2009. In each case, attainment of less than 95% of the target amount was designed to result in no bonus payment, and attainment of more than 105% of the target amount was designed to result in three times the bonus payable for attaining the target level of performance. For these purposes, “operating cash flow” meant our operating income plus depreciation and amortization, and “end-user revenues” meant our total operating revenues less “network access” revenues and certain other smaller revenue components included in the category described as “other” revenue in Appendix A to this proxy statement. For the six-month period ended December 31, 2009, we excluded from “operating cash flow” pension and other post-employment benefit costs. In all cases, we adjusted these amounts to eliminate the effects of extraordinary or non-recurring transactions in accordance with procedures further described elsewhere herein. For purposes of calculating the aggregate bonus payment, attainment of the operating cash flow and end-user revenue targets were weighed 60% and 40%, respectively. As reported in the Summary Compensation Table above, these awards resulted in cash payments to our named officers ranging from $257,574 to $906,603. For additional information, see “Compensation Discussion and Analysis — Annual Incentive Bonuses.”
     The restricted stock issued to our executive officers on February 26, 2009 vests over a three-year period, with one-third of the shares having vested on February 26, 2010 and one-third vesting on February 26, 2011 and February 26, 2012, respectively. The holders of these shares of restricted stock are recognized as the owners of such shares, and, accordingly, receive dividends with respect thereto.
     Subject to limited exceptions, the vesting of the above-described restricted stock will accelerate if the officer dies or becomes disabled or CenturyTel experiences a change of control, and may accelerate under certain other circumstances. These vesting provisions are described further in our shareholder-approved 2005 management incentive compensation plan, a copy of which we have filed with the Securities and Exchange Commission. All of these awards are subject to forfeiture if the officer competes with us or engages in certain other activities harmful to us, all as specified further in the forms of incentive agreements that we have filed with the Securities and Exchange Commission. See “- Potential Termination Payments.”
     Outstanding Awards. The table below summarizes information on stock options and unvested restricted stock outstanding at December 31, 2009.

Outstanding Equity Awards at December 31, 2009(1)

	Option Awards					Stock Awards
	Number of Securities Underlying			Option	Option		Number of Shares	Market Value of Shares That
	Unexercised Options			Exercise	Expiration	Grant	That Have Not	Have Not
Name	Exercisable		Unexercisable(2)	Price	Date	Date	Vested(3)	Vested
Current Executives
Glen F. Post, III	92,666		—	$32.99	2/25/2012	2/17/2005	11,700	$423,657
	160,000		—	28.34	2/25/2014	2/20/2006	23,400	847,314
	200,000		—	33.40	2/17/2015	2/26/2007	35,100	1,270,971
	200,000		—	35.41	2/20/2016	2/21/2008	101,912	3,690,234
	133,334		66,666	45.90	2/26/2017	2/26/2009	146,499	5,304,729

Thomas A. Gerke(4)	2,948		—	66.71	1/03/2010	2/22/2007	27,677	1,002,184
	2,579		—	66.71	1/24/2010	2/27/2009	68,654	2,485,961
	472		—	66.71	2/08/2010	3/02/2008	73,494	2,661,218
	920		—	66.71	8/07/2010	2/27/2009	33,812	1,224,333
	11,809		—	66.71	5/11/2011
	3,614		—	33.65	2/11/2012
	3,635		—	35.11	2/19/2012
	13,007		—	35.11	3/27/2013
	5,804		—	24.72	2/10/2014
	11,609		—	24.34	2/10/2014
	67,530		—	36.30	2/08/2015
	95,304		—	32.90	2/07/2016
	49,414		16,305	41.19	2/22/2017
	130,613		86,202	30.62	3/02/2018

Karen A. Puckett	60,000		—	32.99	2/25/2012	2/17/2005	4,400	159,324
	75,000		—	33.40	2/17/2015	2/20/2006	8,800	318,648
	75,000		—	35.41	2/20/2016	2/26/2007	13,200	477,972
	50,001		24,999	45.90	2/26/2017	2/21/2008	38,220	1,383,946
						2/26/2009	54,942	1,989,450

R. Stewart Ewing, Jr.	40,000	(5)	—	32.99	2/25/2012	2/17/2005	3,660	132,529
	62,500	(5)	—	28.34	2/25/2014	2/20/2006	7,320	265,057
	62,100	(5)	—	33.40	2/17/2015	2/26/2007	10,980	397,586
	62,500		—	35.41	2/20/2016	2/21/2008	31,848	1,153,216
	41,667		20,833	45.90	2/26/2017	2/26/2009	45,783	1,657,802

David D. Cole	81,000		—	32.99	2/25/2012	2/17/2005	2,400	86,904
	27,001		—	28.34	2/25/2014	2/20/2006	4,800	173,808
	40,500		—	33.40	2/17/2015	2/26/2007	7,200	260,712
	40,500		—	35.41	2/20/2016	2/21/2008	20,640	747,374
	27,001		13,499	45.90	2/26/2017	2/26/2009	29,670	1,074,351

Stacey W. Goff	50,000		—	34.20	8/26/2013	2/17/2005	2,400	86,904
	40,500		—	35.41	2/20/2016	2/20/2006	4,800	173,808
	27,001		13,499	45.90	2/26/2017	2/26/2007	7,200	260,712
						2/21/2008	20,640	747,374
						2/26/2009	29,670	1,074,351

Former Executive:
Michael A.Maslowski	27,000		—	35.41	2/20/2016
	40,500		—	45.90	2/26/2017

(1)	All information on exercisability, vesting and market value is solely as of December 31, 2009. Some of the options or restricted stock listed above may have vested, become exercisable or been exercised since such date.

(2)	Our options generally vest at a rate of one-third per year over the first three years of the ten-year option term. Our options expiring in 2014 and 2015 vested one-third immediately with the remainder vesting over the following two years. Also, in late 2005, the Company accelerated the vesting of all then-outstanding options. In addition, our options accelerate and become immediately exercisable in full upon a change of control of CenturyLink or if the recipient dies, becomes disabled or retires.

(3)	All shares listed under this column with a grant date preceding 2009 are shares of restricted stock that generally vest at a rate of 20% per year during the first five years after their grant date. All shares listed under this column with a 2009 grant date are shares of restricted stock that generally vest at a rate of one-third per year during the first three years after that grant date. In addition, vesting of our restricted stock accelerates upon a change of control of CenturyLink or upon termination of the officer’s employment as a result of death or disability, or, if permitted by the Compensation Committee, retirement or termination by CenturyLink.

(4)	All awards listed for Mr. Gerke were granted by Embarq and assumed by us in connection with the Embarq merger.

(5)	In 2006, Mr. Ewing transferred to his ex-wife all of his options expiring in 2012 and 2014 and two-thirds of his options expiring in 2015 (relating to 185,000 Common Shares in the aggregate), of which 41,000 options have been exercised as of December 31, 2009.

     2009 Exercises and Vesting. The following table provides information on Common Shares acquired by the named officers during 2009 in connection with the exercise of options and the vesting of restricted stock.
Option Exercises and Stock Vested

	Option Awards	Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise	On Exercise	on Vesting	on Vesting(1)
Current Executives:
Glen F. Post, III	320,000	$484,121	107,378	$2,816,049
Thomas A. Gerke(2)	—	—	—	—
Karen A. Puckett	—	—	44,755	1,176,650
R. Stewart Ewing, Jr.	—	—	37,242	979,125
David D. Cole	85,000	115,124	24,360	640,453
Stacey W. Goff	—	—	24,360	640,453
Former Executive:
Michael A. Maslowski	—	—	89,070	2,726,522

(1)	Based on the closing price of the Common Shares on the vesting date.

(2)	Includes only acquisitions and vesting between July 1, 2009 and December 31, 2009.

Pension Benefits
     Amount of Benefits. The following table and discussion summarizes pension benefits payable to the named officers (other than Thomas A. Gerke) under (i) our retirement plan qualified under Internal Revenue Code Section 401(a), which permits most of our employees (including officers) who have completed at least five years of service to receive pension benefits upon attaining early or normal retirement age, (ii) our nonqualified supplemental plan, which is designed to pay supplemental retirement benefits to officers in amounts equal to the benefits such officers would otherwise forego due to federal limitations on compensation and benefits under qualified plans, and (iii) our nonqualified supplemental executive retirement plan, which, prior to being frozen (as described further in “Compensation Discussion and Analysis – Discontinuance of Supplemental Executive Retirement Plan”), offered additional retirement benefits to a select group of our senior officers who had completed at least five years of service. We refer to these defined benefit plans below as our Qualified Plan, our Supplemental Plan and our SERP, respectively. The following table and discussion also summarizes pension benefits payable to Thomas A. Gerke under Embarq’s qualified retirement plan and nonqualified supplemental executive retirement plan. We refer to these defined benefits plans below as the Embarq Pension Plan and the Embarq SERP, respectively.

Pension Benefits

			Present
		Number of	Value of
		Years Credited	Accumulated	Payments During Last
Name	Plan Name	Service(1)	Benefit(2)	Fiscal Year(3)
Current Executives:
Glen F. Post, III	Qualified Plan	11	$1,060,832	$—
	Supplemental Plan	11	814,058	—
	SERP	25	—	11,926,166

Thomas A. Gerke	Embarq Qualified Plan	15	224,859	—
	Embarq SERP	15	465,470	—

Karen A. Puckett	Qualified Plan	9	556,134	—
	Supplemental Plan	9	304,025	—
	SERP	11	—	2,485,672

R. Stewart Ewing, Jr.	Qualified Plan	11	1,132,287	—
	Supplemental Plan	11	353,245	—
	SERP	25	—	2,381,202

David D. Cole	Qualified Plan	11	797,448	—
	Supplemental Plan	11	146,798	—
	SERP	25	—	2,372,743

Stacey W. Goff	Qualified Plan	11	346,064	—
	Supplemental Plan	11	112,332	—
	SERP	9	—	997,204

Former Executive:
Michael A. Maslowski	Qualified Plan	10	1,413,296	—
	Supplemental Plan	10	205,234	—
	SERP	12	—	1,014,126

(1)	In accordance with our plans and practices, these figures correspond to the named officers’ tenure at CenturyLink or Embarq and its predecessors, unless otherwise noted in the discussion below.

(2)	These figures represent accumulated benefits as of December 31, 2009 (assuming the executive remains employed by us and begins receiving retirement benefits at the normal retirement age of 65), discounted from the normal retirement age to December 31, 2009 using discount rates ranging between 5.5% to 6.0%. See Note 11 titled “Defined Benefit and Other Retirement Plans” of the notes to our audited financial statements included in Appendix A for additional information.

(3)	See the discussion below for an explanation of the payments made early last year under our SERP.

     CenturyLink Pension Plans. The aggregate amount of a participant’s total monthly pension payment under the Qualified Plan and Supplemental Plan is equal to the participant’s years of service since 1999 (up to a maximum of 30 years) multiplied by the sum of (i) 0.5% of his final average pay plus (ii) 0.5% of his final average pay in excess of his compensation subject to Social Security taxes. For these purposes, “final average pay” means the participant’s average monthly compensation during the 60 consecutive month period within his last ten years of employment in which he received his highest compensation.

     Prior to the SERP being frozen in early 2008, participants in the SERP were entitled to receive a retirement benefit equal to (i) 3% of the officer’s “average monthly compensation” (defined below) times the officer’s years of service with us (not to exceed ten years) plus (ii) 1% of the officer’s “average monthly compensation” times his years of service in excess of ten years of service with us (up to 15 additional years), minus (iii) 4% of his estimated monthly Social Security benefits times his years of service with us (up to a maximum of 25 years). Prior to the plan freeze, “average monthly compensation” was defined as the officer’s average monthly compensation during the 36 consecutive month period within his last ten years of employment in which he received his highest compensation. Participants added to the plan after January 1, 2000 received credit only for service while a plan participant. In connection with freezing the SERP in 2008, we credited each named officer with three additional years of service and authorized each to receive in early 2009 a lump sum distribution of the present value of his or her accrued plan benefits. For further discussion of changes made in early 2008 to benefits available to SERP participants, see “Compensation Discussion and Analysis – Discontinuance of Supplemental Executive Retirement Plan.”
     Under each of these CenturyLink retirement plans, the compensation upon which benefits are based equals the aggregate amount of the participant’s salary and annual cash incentive bonus. Although the pension benefits described above are provided through separate plans, we reserve the right to transfer benefits from the Supplemental Plan or the SERP to the Qualified Plan to the extent allowed under Treasury regulations and other guidance. The value of benefits transferred to the Qualified Plan directly offsets the value of benefits in the Supplemental Plan or the SERP. In 2005, 2006 and 2007, we transferred benefits from the Supplemental Plan and the SERP to the Qualified Plan, the incremental value of which will be payable to the recipients in the form of enhanced annuities or supplemental benefits.
     The normal form of benefit payment under each of the three CenturyLink retirement plans is (i) in the case of unmarried participants, a monthly annuity payable for the life of the participant, and (ii) in the case of married participants, an actuarially equivalent monthly annuity payable for the lifetime of the participant and a survivor annuity payable for the lifetime of the spouse upon the participant’s death. Participants may elect optional forms of annuity benefits under each plan and, in the case of the Qualified Plan, an annuity that guarantees ten years of benefits, all of which are actuarially equivalent in value to the normal form of benefit. The enhanced annuities described in the prior paragraph may be paid in the form of a lump sum, at the participant’s election. As discussed further in “Compensation Discussion and Analysis – Discontinuance of Supplemental Executive Retirement Plan,” SERP participants were given the opportunity to receive in early 2009 a lump sum distribution of the present value of their accrued plan benefits. Most of the plan participants (including all of the named officers) elected to receive a lump sum distribution of benefits.
     The normal retirement age is 65 under the Qualified Plan and the Supplemental Plan. Participants may receive benefits under both of these plans upon “early retirement,” which is defined as attaining age 55 with five years of service. Under both of these plans, the benefit payable upon early termination is calculated under formulas that pay between 60% to 100% of the base plan benefit and 48% to 92% of the excess plan benefit, in each case with the lowest percentage applying to early retirement at age 55 and proportionately higher percentages applying to early retirement after age 55. For additional information on early retirement benefits, please see the early retirement provisions of our pension plans, copies of which are filed with the Securities and Exchange Commission.
     Glen Post and Stewart Ewing are currently eligible for early retirement under the Qualified Plan and Supplemental Plan.
     Embarq Pension Plans. As noted above, Thomas A. Gerke participates in the Embarq Pension Plan and Embarq SERP, both of which we intend to maintain as separate plans in the near term.
     Embarq Pension Plan. The Embarq Pension Plan is a broad-based, tax-qualified defined benefit pension plan that provides benefits to eligible employees of Embarq and its subsidiaries. Generally, all active Embarq employees are eligible to participate in this plan. Benefits under the Embarq Pension Plan are based on each participant’s number of years of credited service and the participant’s eligible compensation. The years of credited service for Mr. Gerke is based only on his service while eligible for participation in the Embarq Pension Plan.
     A participant’s eligible compensation under the Embarq Pension Plan is equal to base salary and certain annual short-term incentive compensation, plus any sales commissions and sales bonus compensation amounts. The amount of compensation recognized under the Embarq Pension Plan is limited by the compensation limit under the Internal Revenue Code (which was $245,000 in 2009). The amount of benefits provided under the Embarq Pension Plan are limited by the benefit limits of the Internal Revenue Code (which for 2009 was $195,000 expressed in the form of an annual annuity beginning at normal retirement age).
     For all employees, including Mr. Gerke, who began employment with Embarq or its predecessors after 1993, benefits under the Embarq Pension Plan, expressed as an annual annuity beginning at normal retirement age, are equal to 1.5% times eligible compensation earned after 1993 to the date of retirement or termination.
     Participants who are at least age 55 and have 10 or more years of service are eligible to elect a reduced early retirement benefit. In accordance with the provisions of the Embarq Pension Plan, there is a 5% per year reduction in the participant’s accrued benefit for each year the benefit commences prior to the employee’s normal retirement date. Also, in the event a participant is involuntarily terminated, not for cause, as a result of a workforce reduction, plant closing or job elimination, and the sum of the participant’s age and whole years of service equals at least 75, the participant would be eligible for special early retirement benefits. There is a 2.5% per year reduction in the participant’s accrued benefit for each year the special early retirement benefit commences prior to the participant’s normal retirement date.
     Benefits for Mr. Gerke and most other participants under the Embarq Pension Plan are payable only in the form of an annuity with monthly benefit payments. Benefits under this plan are funded by an irrevocable tax-exempt trust.
     Embarq SERP. Embarq’s SERP is an unfunded, nonqualified defined benefit pension plan designed to provide benefits to eligible employees of Embarq and its subsidiaries whose benefits under the Embarq Pension Plan are limited by the restrictions of the Internal Revenue Code. Benefits under the Embarq SERP are based on each participant’s number of years of credited service and the participant’s eligible compensation.

     A participant’s years of credited service under the Embarq SERP are based on the years an employee participates in the Embarq Pension Plan unless a participant has previously received a lump sum distribution of Embarq SERP benefits.
     A participant’s eligible compensation under the Embarq SERP is the same as eligible compensation under the Embarq Pension Plan, but without considering the compensation limits of the Internal Revenue Code.
     The Embarq SERP provides a benefit equal to the portion of a participant’s benefit that would be accrued under the Embarq Pension Plan – at the same rate of accrual – if the Internal Revenue Code limitations on amounts of benefits and compensation under the Embarq Pension Plan were disregarded. In particular, Mr. Gerke’s benefits under the Embarq SERP, expressed as an annual annuity beginning at normal retirement age, are equal to 1.5% times eligible compensation earned to the date of retirement or termination, minus the accumulated annual annuity provided under the Embarq Pension Plan beginning on the participant’s normal retirement age.
     Participants who are at least age 55 and have 10 or more years of service are eligible to elect an early retirement benefit, which is reduced on the same basis as the benefit accrued under the Embarq Pension Plan.
     Mr. Gerke’s benefits under the Embarq SERP are payable only in the form of an annuity with monthly benefit payments. The Embarq SERP is unfunded and maintained as a book reserve account, and participants are general creditors with respect to the payment of their benefits.
Deferred Compensation
     The following table and discussion provides information on our Supplemental Dollars & Sense Plan, which is designed to permit officers to defer a portion of their salary in excess of the amounts that may be deferred under federal law governing qualified 401(k) plans.
Non-Qualified Deferred Compensation

	Aggregate	Executive	CenturyLink			Aggregate
	Balance at	Contributions	Contributions	Aggregate	Aggregate	Balance at
	December 31,	in	in	Earnings in	Withdrawals/	December 31,
Name	2008	2009(1)	2009(2)	2009(3)	Distributions	2009
Current Executives:
Glen F. Post, III	$655,691	$153,846	$67,720	$243,452	—	$1,120,709
Thomas A. Gerke(4)	—	—	—	—	—	—
Karen A. Puckett	339,813	59,617	42,950	95,999	—	538,379
R. Stewart Ewing, Jr.	200,821	41,936	28,414	71,659	—	342,830
David D. Cole	142,349	46,736	18,423	68,578	—	276,086
Stacey W. Goff	218,982	74,082	23,699	85,387	—	402,150
Former Executive:
Michael A. Maslowski	238,290	119,672	16,806	83,434	—	458,202

(1)	All of these amounts in this column reflect contributions by the officer of salary paid in 2009 and reported as 2009 salary compensation in the Summary Compensation Table.

(2)	This column includes our match of the officer’s contribution under the terms of the plan. We have reflected all of these amounts as 2009 compensation in the column of the Summary Compensation Table labeled “All Other Compensation.”

(3)	Aggregate earnings in 2009 include interest, dividends and distributions earned with respect to deferred compensation invested by the officers in the manner described in the text below.

(4)	Mr. Gerke does not participate in our Supplemental Dollars & Sense Plan.

     Under our Supplemental Dollars & Sense Plan, certain of our senior officers may defer up to 25% of their salary in excess of the federal limit on annual contributions to qualified 401(k) plans. For every dollar that participants contribute to this plan up to 5% of their excess salary, we add an amount equal to the total matching percentage then in effect for matching contributions made by us under our qualified 401(k) plan (which for 2009 equaled the sum of all of the initial 3% contributed and half of the next 2% contributed). All amounts contributed under this supplemental plan by the participants or us may be invested by the participants in the same broad array of money market and mutual funds offered under our qualified 401(k) plan. Participants may change their investments in these funds at any time. We reserve the right to transfer benefits from the Supplemental Dollars & Sense Plan to our qualified 401(k) or retirement plans to the extent allowed under Treasury regulations and other guidance. The value of benefits transferred to our qualified plans directly offsets the value of benefits in the Supplemental Dollars & Sense Plan. We made transfers of this type in 2005 and 2006. Participants in the Supplemental Dollars & Sense Plan normally receive payment of their account balances in a lump sum once they cease working full-time for us.
Potential Termination Payments
     The materials below discuss payments and benefits that our officers are eligible to receive if they (i) resign or retire, (ii) are terminated by us, with or without cause, (iii) die or become disabled or (iv) become entitled to termination benefits following a change of control of CenturyLink.
     Notwithstanding the information appearing below, you should be aware that our officers have agreed to forfeit their equity compensation awards (and profits derived therefrom) if they compete with us or engage in other activity harmful to our interests while employed with us or within 18 months after termination. Certain other compensation might also be recoverable by us under certain circumstances after termination of employment. See “Compensation Discussion and Analysis – Forfeiture of Prior Compensation” for more information.
     Payments Made Upon All Terminations. Regardless of the manner in which our employees’ employment terminates prior to a change of control, they are entitled to receive amounts earned during their term of employment (subject to the potential forfeitures discussed above). With respect to each such terminated employee, such amounts include his or her:
•	salary and unused vacation pay through the date of termination, payable immediately in cash

•	restricted stock that has vested

•	benefits accrued and vested under our qualified and supplemental defined benefit pension plans, with payouts generally occurring at early or normal retirement age

•	benefits held in our qualified and supplemental defined contribution plans, which the employee is generally free to receive at the time of termination

•	rights to continued health care benefits to the extent required by law.
     Payments Made Upon Voluntary or Involuntary Terminations. In addition to benefits described under the heading immediately above, employees terminated by us without cause prior to a change of control are also entitled to:
•	exercise all vested options within 190 days of the termination date

•	keep all unvested restricted stock if approved by our Compensation Committee

•	if the termination qualifies as a layoff, (i) a cash severance payment in the amount described under “Compensation Discussion and Analysis – Other Benefits – Reduction in Force Benefits,” (ii) receipt of their annual target incentive bonus, and (iii) outplacement assistance benefits.
None of the benefits listed immediately above are payable if the employee resigns or is terminated for cause, except that resigning employees are entitled to exercise their vested options within 190 days and employees terminated for cause could request the Compensation Committee to accelerate their unvested restricted stock (which is unlikely to be granted).
     Payments Made Upon Retirement. Employees who retire in conformity with our retirement policies are entitled to:
•	exercise all of their options, all of which accelerate upon retirement, within three years of their retirement date

•	keep all unvested restricted stock if approved by our Compensation Committee

•	payment of their annual target incentive bonus

•	post-retirement life, health and welfare benefits

•	all of the benefits described under the heading “- Payments Made Upon All Terminations”
     Payments Made Upon Death or Disability. Upon death or disability, officers (or their estates) are generally entitled to (without duplication of benefits):
•	payments under our disability or life insurance plans, as applicable

•	exercise all of their options, all of which accelerate upon death or disability, within two years

•	keep all of their restricted stock, whether vested or unvested

•	payment of their annual target incentive bonus

•	continued rights to receive (i) life, health and welfare benefits at early or normal retirement age, in the event of disabilities of employees with ten years of prior service, or (ii) health and welfare benefits payable to surviving eligible dependents, in the event of death of employees meeting certain age and service requirements

•	all of the benefits described under the heading “- Payments Made Upon All Terminations,” except that (i) upon death benefits under our retirement plans are generally available only to surviving spouses and (ii) benefits payable to mentally disabled employees under our nonqualified defined benefit retirement plans may be paid prior to retirement age.
     Payments Made Upon a Change of Control. We have entered into agreements that entitle each of our executive officers (other than those formerly employed by Embarq) who are terminated without cause or resign under certain specified circumstances within three years of any change in control of CenturyLink to (i) receive a lump sum cash severance payment equal to three times the sum of such officer’s annual salary and bonus, (ii) receive such officer’s currently pending bonus, (iii) receive any such additional tax gross-up cash payments as may be necessary to compensate him or her for any federal excise taxes, penalties or interest imposed upon contingent change in control payments and (iv) continue to receive certain welfare benefits for three years. For information on the severance arrangements applicable to our executive officers formerly employed by Embarq, see “Compensation Discussion and Analysis – Other Benefits – Change of Control Arrangements.”
     Under the above-referenced agreements, a “change in control” of CenturyLink would be deemed to occur upon (i) any person (as defined in the Securities Exchange Act of 1934) becoming the beneficial owner of 30% or more of the outstanding Common Shares, (ii) a majority of our directors being replaced, (iii) consummation of certain mergers, substantial asset sales or similar business combinations, or (iv) approval by the shareholders of a liquidation or dissolution of CenturyLink.
     All of the above-referenced agreements provide the benefits described above if the officer resigns with “good reason,” which we describe further under the heading “Compensation Discussion and Analysis — Other Benefits — Change of Control Arrangements.” Except as otherwise described under such heading, all of the severance arrangements for our executives are substantially similar. We have filed copies or forms of these agreements with the Securities and Exchange Commission.
     In the event of a change in control of CenturyLink, our benefit plans generally provide, among other things, that all restrictions on outstanding restricted stock will lapse and all outstanding stock options will become fully exercisable. In addition, participants in the supplemental defined benefit plan whose service is terminated within two years of the change in control will receive a cash payment equal to the present value of their plan benefits (after providing age and service credits of up to three years if the participant is terminated by us without cause or resigns with “good reason”), determined in accordance with actuarial assumptions specified in the plan. Certain account balances under our Qualified Plan and Union 401(k) Plan will also fully vest upon a change of control of CenturyLink.
     Estimated Potential Termination Payments. The table below provides estimates of the value of payments and benefits that would become payable if our current executives named below were terminated in the manner described below, in each case based on various assumptions, the most significant of which are described in the table’s notes.
     As a result of the Embarq merger, each of our current executives named below is currently entitled to severance benefits if involuntarily terminated without cause. See “Compensation Discussion and Analysis – Other Benefits – Change of Control Arrangements.” Unlike the other executives, Thomas A. Gerke is currently entitled to severance benefits if his employment terminates due to death or disability.

Potential Termination Payments

		Type of Termination of Employment(1)
					Termination
	Type of				Upon a Change of
Name	Termination Payment(2)	Retirement(3)	Disability	Death	Control(4)
Current Executives:

Glen F. Post, III	Annual Bonus	$906,603	$906,603	$906,603	$1,380,238
	Equity Awards(5)	2,279,585	13,816,489	13,816,489	13,816,489
	Pension and Welfare(6)	22,000	—	—	2,436,474
	Cash Severance(7)	—	—	—	5,987,400

		$3,208,188	$14,723,092	$14,723,092	$23,620,601

Thomas A. Gerke	Annual Bonus	—	$535,364	$535,364	$535,364
	Equity Awards(5)	—	10,555,565	10,555,565	10,555,565
	Pension and Welfare(6)	—	818,598	818,598	818,598
	Cash Severance(7)	—	4,429,816	4,429,816	4,429,816

		—	$16,339,343	$16,339,343	$16,339,343

Karen A. Puckett	Annual Bonus	—	$497,096	$497,096	$757,684
	Equity Awards(5)	—	4,793,290	4,793,290	4,793,290
	Pension and Welfare(6)	—	—	—	1,145,049
	Cash Severance(7)	—	—	—	3,533,248

		—	$5,290,386	$5,290,386	$10,229,271

R. Stewart Ewing, Jr.	Annual Bonus	$365,842	$365,842	$365,842	$558,113
	Equity Awards(5)	107,886	3,714,076	3,714,076	3,714,076
	Pension and Welfare(6)	42,000	—	—	1,060,101
	Cash Severance(7)	—	—	—	2,917,946

		$515,728	$4,079,918	$4,079,918	$8,250,236

David D. Cole	Annual Bonus	—	$264,296	$264,296	$404,055
	Equity Awards(5)	—	2,962,672	2,962,672	2,962,672
	Pension and Welfare(6)	—	—	—	874,005
	Cash Severance(7)	—	—	—	2,118,695

		—	$3,226,968	$3,226,968	$6,359,427

Stacey W. Goff	Annual Bonus	—	$257,574	$257,574	$393,856
	Equity Awards(5)	—	2,476,049	2,476,049	2,476,049
	Pension and Welfare(6)	—	—	—	640,154
	Cash Severance(7)	—	—	—	4,030,249

		—	$2,733,623	$2,733,623	$7,540,308

Former Executive:

Michael A. Maslowski(8)	Annual Bonus	—	—	—	$88,415
	Equity Awards(5)	—	—	—	1,001,931
	Pension and Welfare(6)	—	—	—	627,368
	Cash Severance(7)	—	—	—	1,688,440

		—	—	—	$3,406,154

(1)	All data in the table reflects estimates of the value of payments and benefits assuming the named officer was terminated on December 31, 2009. The closing price of the Common Shares on such date was $36.21. Except as otherwise noted in footnote 8 below, the table reflects only estimates of amounts earned or payable through or at such date based on various assumptions. Actual amounts can be determined only at the time of termination. If a named officer voluntarily resigns or is terminated with cause, he or she will not be entitled to any special or accelerated benefits, but will be entitled to receive various payouts of benefits that vested before the termination date. The table reflects potential payments based upon a physical disability; additional benefits may be payable in the event of a mental disability.

(2)	As further described above, upon termination of employment, the named officers may become entitled to receive certain special, accelerated or enhanced benefits, including the right to receive payment of their annual cash incentive bonus, an acceleration of the vesting of their outstanding equity awards, current or enhanced pension and welfare benefits, or cash severance payments. The table excludes (i) payments or benefits made under broad-based plans or arrangements generally available to all salaried full-time employees and (ii) benefits, awards or amounts that the officer was entitled to receive prior to termination of employment.

(3)	Of the named officers, only Messrs. Post and Ewing are eligible to retire early under our pension plans. The amounts reflected under the “Retirement” column do not reflect the amount of lifetime annuity payments payable upon early retirement. Assuming early retirement as of December 31, 2009, Messrs. Post and Ewing would have been entitled to monthly annuity payments of approximately $7,525 and $8,149, respectively, over their lifetimes, some of which, in the case of Mr. Ewing, may be payable to his ex-wife under a qualified domestic relations order. For further information, see footnote 6.

(4)	For Mr. Gerke, the information in this column assumed he became entitled at December 31, 2009 to severance benefits under his Embarq employment agreement as a result of being involuntarily terminated without cause following Embarq’s change of control at July 1, 2009. For all others, the information in this column assumes the named officer became entitled at December 31, 2009 to the benefits under CenturyLink’s change of control agreements described above under “- Payments Made Upon a Change of Control” upon an involuntary termination without cause. As described further under such heading, some of these benefits will accrue immediately upon a change of control, regardless of whether the officer’s employment terminates. All amounts are based on several assumptions.

(5)	The information in this row (i) reflects the incremental benefit to the named officer arising out of the accelerated vesting of his or her stock options and restricted stock caused by the termination of employment, based upon the intrinsic method of valuation, (ii) assumes that the Compensation Committee would not approve the acceleration of the named officer’s restricted stock in the event of an involuntary termination, and (iii) assumes that the Compensation Committee would approve the acceleration of such restricted stock in the event of the early retirement of Messrs. Post or Ewing.

(6)	The information in this row reflects only the incremental benefits that accrue upon an event of termination, and excludes benefits that were vested on December 31, 2009. For information on the present value of the named officers’ accumulated benefits under our defined benefit pension plans, see “- Pension Benefits,” and for information on the aggregate balances of the named officers’ non-qualified deferred compensation, see “- Deferred Compensation.” As indicated above, the named officer would also be entitled to receive a distribution of his or her 401(k) benefits and various other broad-based benefits.

(7)	The information in this row excludes, in the case of disability or death, payments made by insurance companies. For Stacey W. Goff only, the information in this row includes, in the case of payments made in connection with termination following a change of control, payments to compensate Mr. Goff for any federal excise taxes, penalties or interest payable as a result of receiving change of control benefits.

(8)	On December 31, 2009, Mr. Maslowski, formerly our Senior Vice President and Chief Information Officer, left the Company in connection with the Embarq merger. The amounts reflected under the column labeled “Termination Upon a Change of Control” constitute (i) Mr. Maslowski’s bonus for the first half of 2009, (ii) the incremental benefit arising out of the accelerated vesting of Mr. Maslowski’s restricted stock, (iii) incremental pension and welfare benefits accrued by Mr. Maslowski upon his termination and (iv) a cash payment equal to three times his salary and average bonus over the past three years, all of which were paid or are payable in accordance with the terms and conditions of Mr. Maslowski’s retention agreement described further under “Compensation Discussion and Analysis – Other Benefits – Change of Control Agreements.”

DIRECTOR COMPENSATION
          Overview. The table and the discussion below summarizes how we compensated our outside directors in 2009.
2009 Compensation of Outside Directors

	Fees Earned or	Stock	All Other
Name	Paid in Cash	Awards(1)(2)	Compensation(3)	Total
Current Directors:
Virginia Boulet	$119,000	$100,000	$17,148	$236,148
Peter C. Brown(4)	49,500	100,000	4,425	153,925
Richard A. Gephardt(4)	42,000	100,000	4,425	146,425
W. Bruce Hanks	125,500	100,000	20,956	246,456
Gregory J. McCray	98,500	100,000	17,148	215,648
C. G. Melville, Jr.	122,500	100,000	17,148	239,648
Fred R. Nichols	117,000	100,000	17,148	234,148
William A. Owens(4)	43,500	300,000	13,275	356,775
Harvey P. Perry	198,500	100,000	19,776	318,276
Stephanie M. Shern(4) (5)	48,500	100,000	4,425	152,925
Laurie A. Siegel(4)	52,000	100,000	4,425	156,425
Joseph R. Zimmel	99,500	100,000	17,148	216,648
Former Directors:
William R. Boles, Jr.(6)	44,500	100,000	8,198	152,698
Calvin Czeschin(6)	52,000	100,000	23,166	175,166
Steven A. Davis(4)(7)	23,500	100,000	2,213	125,713
James B. Gardner(6)	63,500	100,000	8,198	171,698
Jim D. Reppond(6)	46,000	100,000	8,198	154,198

(1)	The amounts shown in this column reflect the fair value of these awards on the date of grant determined under FASB ASC Topic 718 (formerly SFAS 123(R)). These grants vest over three-year periods (subject to accelerated vesting in certain limited circumstances), except that Mr. Owens received a grant of $200,000 for serving as Chairman of the Board that will vest on May 15, 2010. See “- Cash and Stock Payments.”

(2)	The following table sets forth, for each outside director, the total number of outstanding shares of restricted stock, restricted stock units and stock options held by them as of December 31, 2009:

	Restricted	Restricted	Stock
Name	Stock	Stock Units	Options
Current Directors:
Virginia Boulet	6,393	—	—
Peter C. Brown	3,161	—	—
Richard A. Gephardt	3,161	3,282	—
W. Bruce Hanks	6,393	—	16,000
Gregory J. McCray	6,393	—	—
C.G. Melville, Jr.	6,393	—	—
Fred R. Nichols	6,393	—	—
William A. Owens	9,482	—	—
Harvey P. Perry	6,393	—	—
Stephanie M. Shern	3,161	—	—
Laurie A. Siegel	3,161	—	—
Joseph R. Zimmel	6,393	—	13,667
Former Directors:
William R. Boles, Jr.	—	—	—
Calvin Czeschin	—	—	—
Steven A. Davis	—	—	—
James B. Gardner	—	—	16,000
Jim D. Reppond	—	—	—

(3)	Includes (i) the amount of dividends paid on unvested stock, (ii) reimbursements for the cost of an annual physical examination and related travel expenses and (iii) a vehicle reimbursement paid to one of our former directors, as follows:

	Dividends on
	Unvested Restricted	Physical Exam	Vehicle
Name	Stock	Reimbursement	Reimbursement	Total
Current Directors:
Virginia Boulet	$17,148	$—	$—	$17,148
Peter C. Brown	4,425	—	—	4,425
Richard A. Gephardt	4,425	—	—	4,425
W. Bruce Hanks	17,148	3,808	—	20,956
Gregory J. McCray	17,148	—	—	17,148
C.G. Melville, Jr.	17,148	—	—	17,148
Fred R. Nichols	17,148	—	—	17,148
William A. Owens	13,275	—	—	13,275
Harvey P. Perry	17,148	2,628	—	19,776
Stephanie M. Shern	4,425	—	—	4,425
Laurie A. Siegel	4,425	—	—	4,425
Joseph R. Zimmel	17,148	—	—	17,148
Former Directors:
William R. Boles, Jr.	8,198	—	—	8,198
Calvin Czeschin	8,198	—	14,968	23,166
Steven A. Davis	2,213	—	—	2,213
James B. Gardner	8,198	—	—	8,198
Jim D. Reppond	8,198	—	—	8,198

For information on transactions relating to our directors, see “Related Party Transactions.” Except as otherwise noted in this footnote, the chart above does not reflect (i) reimbursements for travel expenses or (ii) any benefits associated with participating in recreational activities scheduled during board retreats. For additional information, see “Compensation Discussion and Analysis – Other Benefits – Perquisites.”

(4)	Elected to the Board effective July 1, 2009 in connection with the Embarq merger.

(5)	Current term will lapse at the meeting. See “Corporate Governance – Waiver of Governance Provisions.”

(6)	Resigned from the Board effective July 1, 2009 in connection with the Embarq merger.

(7)	Resigned from the Board effective September 30, 2009 due to time constraints.

     Cash and Stock Payments. Each director who is not employed by us (which we refer to as outside directors or non-management directors) is paid an annual fee of $50,000 plus $2,000 for attending each regular board meeting, $2,500 for attending each special board meeting and each day of the Board’s annual planning session, and $1,500 for attending each meeting of a board committee. Outside directors who attend a director education program are credited with attending an extra special board meeting (and are reimbursed for their related expenses).
     Currently, the Chairman of the Board receives supplemental board fees at the rate of $200,000 per year payable in shares of restricted stock. The restricted stock issued to the Chairman on July 1, 2009 vests May 15, 2010, subject to accelerated vesting under certain limited circumstances. The Chairman’s duties are set forth in our Corporate Governance Guidelines. See “Corporate Governance.”

     Currently, Harvey Perry, in his capacity as non-executive Vice Chairman of the Board, receives supplemental board fees at the rate of $100,000 cash per year. The Vice Chairman’s current duties include, among others, (i) assisting the Chairman by facilitating communications among the directors and monitoring the activities of the Board’s committees, (ii) serving at the Chairman’s request on the board of any company in which we have an investment, (iii) monitoring our strategies and (iv) performing certain executive succession functions.
     Currently (i) the chair of the Audit Committee is paid supplemental board fees at the rate of $20,000 per year and (ii) the chair of the Compensation Committee, the chair of the Nominating Committee and the chair of the Risk Evaluation Committee are each paid supplemental board fees at the rate of $10,000 per year.
     During 2009 the Compensation Committee authorized each outside director to receive shares of Restricted Stock valued at $100,000 (based on the average closing price of the Common Shares during the 15 trading day period preceding the date of issuance) that vest over a three-year period. In May 2010, the Compensation Committee is expected to authorize a similar grant payable to each outside director serving on the day after our 2010 annual meeting.
     Other Benefits. Each outside director is entitled to be reimbursed (i) for expenses incurred in attending board and committee meetings, (ii) for expenses incurred in attending director education programs and (iii) up to $5,000 per year for the cost of an annual physical examination, plus related travel expenses and the estimated income taxes incurred by the director in connection with receiving these medical reimbursement payments.
     Our bylaws require us to indemnify our directors and officers so that they will be free from undue concern about personal liability in connection with their service to CenturyLink. We have signed agreements with each of those individuals contractually obligating us to provide these indemnification rights. We also provide our directors with customary directors and officers liability insurance.
     Directors may use our aircraft in connection with company-related business. However, under our aircraft usage policy, neither directors nor their families may use our aircraft for personal trips (except on terms generally available to all of our employees in connection with a medical emergency). We have arranged a charter service that our outside directors can use at their cost for their personal air travel needs. Although none of our directors used this charter service during 2008 or 2009, one of our directors, Virginia Boulet, used this service at her cost for one round-trip in 2007.

PERFORMANCE GRAPH
     The graph below compares the cumulative total shareholder return on the Common Shares with the cumulative total return of the S&P 500 Index and the S&P Integrated Telecommunications Index for the period from December 31, 2004 to December 31, 2009, in each case assuming (i) the investment of $100 on January 1, 2005 at closing prices on December 31, 2004, and (ii) reinvestment of dividends.

	December 31,
	2004	2005	2006	2007	2008	2009
CenturyLink	$100.00	$94.15	$117.88	$112.57	$79.25	$114.57
S&P 500 Index	100.00	104.91	121.46	128.13	80.73	102.10
S&P Telecom Index(1)	100.00	95.46	143.17	169.09	126.62	134.77

(1)	The S&P Integrated Telecommunication Services Index consists of AT&T Inc., CenturyLink, Frontier Communications Corporation, Qwest Communications International Inc., Verizon Communications and Windstream. The index is publicly available.

TRANSACTIONS WITH RELATED PARTIES
Recent Transactions
     In exchange for legal services rendered to us in 2009, we paid fees of approximately $82,485 to The Boles Law Firm, a law firm owned by William R. Boles, Jr., and approximately $47,680 to a separate law firm owned by his sister. Mr. Boles, a director of CenturyTel since 1992, is President and a director and practicing attorney with The Boles Law Firm, which has provided legal services to us since 1968. Mr. Boles resigned as a director on July 1, 2009 upon completion of the Embarq merger.
     We are one of the largest employers in Monroe, Louisiana and in several of our other markets, and, as such, employ personnel related by birth or marriage throughout our organization. Several of our executive officers or directors have family members employed by us, although, except with regard to Ms. Amman, who is described below, none of them earn compensation in excess of the $120,000 threshold that would require detailed disclosures under the federal proxy rules. During 2009 we paid Martha Amman, our Manager — Employment and Staffing, total gross compensation of approximately $127,341, consisting of approximately $78,290 in salary, $12,063 in bonus, $23,746 in restricted stock (valued on its vesting date) and $13,242 in perquisites and other compensation. Ms. Amman is the sister of Harvey P. Perry, a director of ours, and has been an employee of ours since 1998.
Review Procedures
     Early each year, our director of internal audit distributes to the audit committee a written report listing our payments to vendors, including a list of transactions with our directors, officers or employees. This annual report permits the independent directors to assess and discuss our related party transactions. Although we have no formal written pre-approval procedure governing related party transactions, our CEO typically seeks approval of the board before engaging in any new related party transaction involving significant sums or risks.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     The Securities Exchange Act of 1934 requires our executive officers and directors, among others, to file certain beneficial ownership reports with the Securities and Exchange Commission. During 2009, Dennis G. Huber, our Executive Vice President — Network and Information Technology, filed one business day late one such report on Form 4, which reported one transaction.

OTHER MATTERS
Conduct of the Meeting
     The Chairman has broad responsibility and legal authority to conduct the meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the number of business items on this year’s agenda and the need to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so.
Shareholder Nominations and Proposals
     In order to be eligible for inclusion in our 2011 proxy materials pursuant to the federal proxy rules, any shareholder proposal to take action at such meeting must be received at our principal executive offices by December 6, 2010, and must comply with applicable federal proxy rules. In addition, our bylaws require shareholders to furnish timely written notice of their intent to nominate a director or bring any other matter before a shareholders’ meeting, whether or not they wish to include their proposal in our proxy materials. In general, notice must be received by our Secretary between November 21, 2010 and February 19, 2011 and must contain specified information concerning, among other things, the matters to be brought before such meeting and concerning the shareholder proposing such matters. (If the date of the 2011 annual meeting is more than 30 days earlier or later than May 20, 2011, notice must be received by our Secretary within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made.) For additional information on these procedures, see “Corporate Governance — Director Nomination Process.”
Annual Financial Report
     Appendix A includes our Annual Financial Report, which is excerpted from portions of our Annual Report on Form 10-K for the year ended December 31, 2009 that we filed with the Securities and Exchange Commission on March 1, 2010. In addition, we have provided you with a copy of or access to a separate booklet titled 2009 Review and CEO’s Message. Neither of these documents is a part of our proxy soliciting materials.
     You may obtain a copy of our Form 10-K report without charge by writing to Stacey W. Goff, Secretary, CenturyTel, Inc., 100 CenturyLink Drive, Monroe, LA 71203, or by visiting our website at www.centurylink.com.
     You may view online this proxy statement and related materials at www.envisionreports.com/ctl.

By Order of the Board of Directors
/s/ Stacey W. Goff Stacey W. Goff
Secretary
Dated: April 5, 2010

APPENDIX A
to Proxy Statement
CenturyTel, Inc.
ANNUAL FINANCIAL REPORT
December 31, 2009

INDEX TO FINANCIAL ANNUAL REPORT
December 31, 2009
     The materials included in this Appendix A are excerpted from Items 5, 6, 7 and 8 of our Annual Report on Form 10-K for the year ended December 31, 2009, which we filed with the Securities and Exchange Commission on March 1, 2010. Please see the Form 10-K for additional information about our business and operations.

*	All references to “Notes” in this Appendix A refer to these Notes.

INFORMATION ON OUR TRADING PRICE AND DIVIDENDS
     Our common stock is listed on the New York Stock Exchange and is traded under the symbol CTL. The following table sets forth the high and low sales prices, along with the quarterly dividends, for each of the quarters indicated.

	Sales prices		Dividend per
	High	Low	common share
2009:
First quarter	$29.22	23.41	.70
Second quarter	$33.62	25.26	.70
Third quarter	$34.00	28.90	.70
Fourth quarter	$37.15	32.25	.70

2008:
First quarter	$42.00	32.00	.0675
Second quarter	$37.25	30.55	.0675
Third quarter	$40.35	34.13	1.3325
Fourth quarter	$40.00	20.45	.70
     Common stock dividends during 2009 and 2008 were paid each quarter. As of February 26, 2010, there were approximately 36,000 stockholders of record of our common stock.
     As described in greater detail in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, the declaration and payment of dividends is at the discretion of our Board of Directors, and will depend upon our financial results, cash requirements, future prospects and other factors deemed relevant by the Board of Directors.

SELECTED FINANCIAL DATA
     The following table presents certain selected consolidated financial data as of and for each of the years ended in the five-year period ended December 31, 2009. The results of operations of the Embarq properties are included herein subsequent to its July 1, 2009 acquisition date.
     The selected consolidated financial data shown below is derived from our audited consolidated financial statements. These historical results are not necessarily indicative of results that you can expect for any future period. You should read this data in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our full consolidated financial statements and notes thereto contained elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2009.
Selected Income Statement Data

	Year ended December 31,
	2009	2008	2007	2006	2005
		(Dollars, except per share amounts, and shares expressed in thousands)
Operating revenues	$4,974,239	2,599,747	2,656,241	2,447,730	2,479,252

Operating income	$1,233,101	721,352	793,078	665,538	736,403

Net income attributable to CenturyTel, Inc.	$647,211	365,732	418,370	370,027	334,479

Basic earnings per share	$3.23	3.53	3.79	3.15	2.55

Diluted earnings per share	$3.23	3.52	3.71	3.07	2.49

Dividends per common share	$2.80	2.1675	.26	.25	.24

Average basic shares outstanding	198,813	102,268	109,360	116,671	130,841

Average diluted shares outstanding	199,057	102,560	112,787	121,990	136,083

Selected Balance Sheet Data

	December 31,
	2009	2008	2007	2006	2005
			(Dollars in thousands)
Net property, plant and equipment	$9,097,139	2,895,892	3,108,376	3,109,277	3,304,486
Goodwill	$10,251,758	4,015,674	4,010,916	3,431,136	3,432,649
Total assets	$22,562,729	8,254,195	8,184,553	7,441,007	7,762,707
Long-term debt	$7,253,653	3,294,119	2,734,357	2,412,852	2,376,070
Stockholders’ equity	$9,466,799	3,167,808	3,415,810	3,198,964	3,624,431

     The following table presents certain selected consolidated operating data as of the following dates:

	December 31,
	2009	2008	2007	2006	2005
Telephone access lines (1) (2)	7,039,000	2,025,000	2,135,000	2,094,000	2,214,000
High-speed Internet customers (1)	2,236,000	641,000	555,000	369,000	249,000

(1)	In connection with our Embarq acquisition in July 2009, we acquired approximately 5.4 million telephone access lines and 1.5 million high-speed Internet customers. In connection with our Madison River acquisition in April 2007, we acquired approximately 164,000 telephone access lines and 57,000 high-speed Internet customers.

(2)	Access line counts for all periods reflect line count methodology adjustments to standardize legacy CenturyTel and Embarq line counts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
RESULTS OF OPERATIONS
Overview
     On July 1, 2009, we acquired Embarq Corporation (“Embarq”) in a transaction that substantially expanded the size and scope of our business. The results of operations of Embarq are included in our consolidated results of operations beginning July 1, 2009. Due to the significant size of Embarq, direct comparisons of our results of operations for the year ended December 31, 2009 with prior periods are less meaningful than usual. We discuss below certain trends that we believe are significant, even if they are not necessarily material to the combined company.
     Subsequent to the Embarq acquisition, we are now an integrated communications company primarily engaged in providing an array of communications services to customers in 33 states, including local and long distance voice, wholesale network access, high-speed Internet access, other data services, and video services. In certain local and regional markets, we also provide fiber transport, competitive local exchange carrier, security monitoring, and other communications, professional and business information services. We operate approximately 7.0 million access lines and serve approximately 2.2 million broadband customers, based on operating data as of December 31, 2009. For additional information on our revenue sources, see Note 19. For additional information on our acquisition of Embarq, see Note 2.

     During the year ended December 31, 2009, we incurred a significant amount of one-time expenses, the vast majority of which are directly attributable to our acquisition of Embarq. Such expenses are summarized in the table below.

Year ended
Description	December 31, 2009
(Dollars in thousands)
Severance and retention costs due to workforce reductions, including contractual early retirement pension benefits for certain participants	$98,922
Integration related costs associated with our acquisition of Embarq	86,371
Net charge associated with certain debt extinguishments	60,849
Transaction related costs associated with our acquisition of Embarq, including investment banker and legal fees	47,154
Accelerated recognition of share-based compensation expense due to change of control provisions and terminations of employment	21,244
Settlement expenses related to certain executive retirement plans	17,834
Charge incurred in connection with our $800 million bridge facility	8,000

$340,374

     All of the above items are included in operating expenses, except for the $60.8 million net charge incurred associated with certain debt extinguishments (which is reflected in other income (expense) and interest expense) and the $8.0 million charge incurred in connection with our $800 million bridge facility (which is reflected in other income (expense)). None of the above items include pre-closing expenses incurred and recorded by Embarq prior to the effective time of the acquisition. Based on current plans and information, we expect to incur approximately $200 million of additional non-recurring integration related operating expenses subsequent to December 31, 2009.
     In addition, due to executive compensation limitations pursuant to the Internal Revenue Code, a portion of the lump sum distributions related to the termination of an executive retirement plan made in the first quarter of 2009 is reflected as non-deductible for income tax purposes and thus increased our effective income tax rate. Certain merger-related costs incurred during 2009 are also non-deductible for income tax purposes and similarly increased our effective income tax rate. Such increase in our effective tax rate was partially offset by a $7.0 million reduction to our deferred tax asset valuation allowance associated with state net operating loss carryforwards. In addition, in 2009, 2008 and 2007, we recognized net after-tax benefits of approximately $15.7 million, $12.8 million and $32.7 million, respectively, primarily related to the recognition of previously unrecognized tax benefits. See Note 12 and “Income Tax Expense” below for additional information.
     Upon the discontinuance of regulatory accounting effective July 1, 2009, we recorded a one-time, non-cash extraordinary gain that aggregated approximately $218.6 million before income tax expense and noncontrolling interests ($136.0 million after-tax and noncontrolling interests). See Note 15 for additional information.
     As further discussed in Note 11, during the second quarter of 2008, we recognized an $8.2 million curtailment loss (reflected in selling, general and administrative expense) in connection with amending our executive retirement plan. We also recognized a $4.5 million pre-tax gain (reflected in other income (expense)) upon liquidation of our investments in marketable securities in the executive retirement plan trust in the second quarter of 2008.
     On April 30, 2007, we acquired all of the outstanding stock of Madison River Communications Corp. (“Madison River”). See Note 2 for additional information. We have reflected the results of operations of the Madison River properties in our consolidated results of operations since May 1, 2007.
     In the fourth quarter of 2007, we recorded a $16.6 million pre-tax impairment charge to write-down the value of certain long-lived assets in six of our northern competitive local exchange carrier markets to their estimated realizable value. We determined the estimated realizable value based on proposals received during our sales process of such properties commenced in 2007. We sold such properties in separate transactions in May and July 2008. Results of operations for these markets are included in our consolidated results of operations up to the respective sales dates.
     During 2007, we recognized approximately $49.0 million of network access revenues in connection with the settlement of a dispute with a carrier and approximately $42.2 million of revenues in connection with the lapse of a regulatory monitoring period (of which approximately $25.4 million is reflected in network access revenues and $16.8 million is reflected in data revenues). We do not expect this level of favorable revenue settlements to reoccur in the future.
     In the fourth quarter of 2007, upon final distribution of the remaining proceeds from the Rural Telephone Bank dissolution, we recorded a pre-tax gain of approximately $5.2 million.
     During the last several years (exclusive of acquisitions and certain non-recurring favorable adjustments), we have experienced revenue declines in our voice and network access revenues primarily due to declines in access lines, intrastate access rates, minutes of use, and federal support fund payments. To mitigate these declines, we plan to, among other things, (i) promote long-term relationships with our customers through bundling of integrated services, (ii) provide new services, such as video and wireless broadband, and other additional services that may become available in the future due to advances in technology, wireless spectrum sales by the Federal Communications Commission (“FCC”) or improvements in our infrastructure, (iii) provide our broadband and premium services to a higher percentage of our customers, (iv) pursue acquisitions of additional communications properties if available at attractive prices, (v) increase usage of our networks and (vi) market our products and services to new customers.
     In addition to historical information, this management’s discussion and analysis includes certain forward-looking statements that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry (including those arising out of the FCC’s proposed rules regarding intercarrier compensation and the Universal Service Fund and the FCC’s National Broadband Plan scheduled to be released in the first quarter of 2010, each as described in our Annual Report on Form 10-K for the year ended December 31, 2009); our ability to effectively adjust to changes in the communications industry; our ability to successfully integrate Embarq into our operations, including realizing the anticipated benefits of the transaction and retaining and hiring key personnel; our ability to effectively manage our expansion opportunities; possible changes in the demand for, or pricing of, our products and services; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially troubled communications companies; our ability to pay a $2.90 per common share dividend annually, which may be affected by changes in our cash requirements, capital spending plans, cash flows or financial position; unanticipated increases in our capital expenditures; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effects of adverse weather; other risks referenced from time to time in this report or other of our filings with the Securities and Exchange Commission; and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to our business and our acquisition of Embarq are described in greater detail in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of our above-referenced Annual Report on Form 10-K. We undertake no obligation to update any of our forward-looking statements for any reason.

Results of Operations
     Net income attributable to CenturyTel, Inc. for 2009 was $647.2 million, compared to $365.7 million during 2008 and $418.4 million during 2007. Net income before extraordinary item was $511.3 million, $365.7 million and $418.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. Diluted earnings per share for 2009 was $3.23 compared to $3.52 in 2008 and $3.71 in 2007. Diluted earnings per share before extraordinary item for 2009 was $2.55. As mentioned in the “Overview” section above, we incurred a significant amount of one-time expenses in 2009 related to our acquisition of Embarq. The increase in the number of shares outstanding in 2009 is primarily attributable to the common stock issued in connection with our acquisition of Embarq on July 1, 2009. The number of average diluted shares outstanding declined in 2008 compared to 2007 primarily due to share repurchases.

Year ended December 31,	2009	2008	2007
	(Dollars, except per share amounts,
	and shares in thousands)
Operating income	$1,233,101	721,352	793,078
Interest expense	(370,414)	(202,217)	(212,906)
Other income (expense)	(48,175)	42,252	40,029
Income tax expense	(301,881)	(194,357)	(200,572)

Income before noncontrolling interests and extraordinary item	512,631	367,030	419,629
Noncontrolling interests	(1,377)	(1,298)	(1,259)

Net income before extraordinary item	511,254	365,732	418,370
Extraordinary item, net of income tax expense and noncontrolling interests	135,957	—	—

Net income attributable to CenturyTel, Inc.	$647,211	365,732	418,370

Basic earnings per share
Before extraordinary item	$2.55	3.53	3.79
Extraordinary item	$.68	—	—
Basic earnings per share	$3.23	3.53	3.79

Diluted earnings per share
Before extraordinary item	$2.55	3.52	3.71
Extraordinary item	$.68	—	—
Diluted earnings per share	$3.23	3.52	3.71

Average basic shares outstanding	198,813	102,268	109,360

Average diluted shares outstanding	199,057	102,560	112,787

     Operating income increased $511.7 million in 2009 due to a $2.374 billion increase in operating revenues and a $1.863 billion increase in operating expenses. Such increases in operating revenues, operating expenses and operating income were substantially due to our July 1, 2009 acquisition of Embarq. Operating income decreased $71.7 million in 2008 due to a $56.5 million decrease in operating revenues and a $15.2 million increase in operating expenses.

     As mentioned in Note 15, we discontinued the application of regulatory accounting effective July 1, 2009. As a result of such discontinuance, since the third quarter of 2009 we have eliminated all intercompany transactions with regulated affiliates that previously were not eliminated under the application of regulatory accounting. This has caused our revenues and operating expenses to be lower by equivalent amounts (approximately $108 million) for the year ended December 31, 2009 as compared to the year ended December 31, 2008.
Operating Revenues

Year ended December 31,	2009	2008	2007
		(Dollars in thousands)
Voice	$1,827,063	874,041	889,960
Network access	1,269,322	820,383	941,506
Data	1,202,284	524,194	460,755
Fiber transport and CLEC	172,541	162,050	159,317
Other	503,029	219,079	204,703

Operating revenues	$4,974,239	2,599,747	2,656,241

     Voice revenues. We derive voice revenues by providing local exchange telephone services and retail long distance services to customers in our service areas. The $953.0 million increase in voice revenues in 2009 is primarily due to $1.016 billion of revenues attributable to the Embarq properties acquired July 1, 2009. The remaining $63.2 million decrease is primarily due to (i) a $30.9 million decrease due to a 6.6% decline in the average number of access lines in our incumbent markets; (ii) a $14.5 million decrease in custom calling feature revenues primarily due to the continued migration of customers to bundled service offerings at a lower effective rate and (iii) an $8.1 million reduction due to the elimination of all intercompany transactions due to the discontinuance of regulatory accounting.
     The $15.9 million (1.8%) decrease in voice revenues in 2008 is primarily due to (i) a $22.5 million decrease due to a 5.9% decline in the average number of access lines (exclusive of our acquisition of Madison River properties); (ii) a $10.8 million decrease in custom calling feature revenues primarily due to the continued migration to bundled service offerings at a lower effective rate; and (iii) a $7.7 million decline as a result of a decrease in revenues associated with extended area calling plans. These decreases were partially offset by $17.0 million of additional revenues attributable to the Madison River properties acquired April 30, 2007 and a $9.9 million increase in long distance revenues attributable to an increase in the percentage of our customer base subscribing to fixed rate unlimited calling plans and the implementation of rate increases applicable to several rate plans in late 2007 and early 2008.
     Total access lines declined 380,000 during 2009 (excluding access lines we acquired from Embarq on July 1, 2009 but including access lines lost in Embarq’s markets following such acquisition) compared to a decline of 136,800 during 2008. We believe the decline in the number of access lines during 2009 and

2008 is primarily due to the displacement of traditional wireline telephone services by other competitive services and recent economic conditions. Based on our current retention initiatives, we estimate that our access line loss will be between 7.5% and 8.5% in 2010.
     Network access revenues. We derive our network access revenues primarily from (i) providing services to various carriers and customers in connection with the use of our facilities to originate and terminate their interstate and intrastate voice transmissions; (ii) receiving universal support funds which allows us to recover a portion of our costs under federal and state cost recovery mechanisms and (iii) receiving reciprocal compensation from competitive local exchange carriers and wireless service providers for terminating their calls. Substantially all of our interstate network access revenues are based on tariffed access charges filed directly with the Federal Communications Commission (“FCC”). Certain of our intrastate network access revenues are derived through access charges that we bill to intrastate long distance carriers and other LEC customers.
     Network access revenues increased $448.9 million (54.7%) in 2009 and decreased $121.1 million (12.9%) in 2008 due to the following factors:

	2009	2008
	increase	increase
	(decrease)	(decrease)
	(Dollars in thousands)
Acquisition of Embarq in 2009	$530,969	—
Favorable settlement of a dispute with a carrier in 2007	—	(48,987)
Intrastate revenues due to decreased minutes of use, decreased access rates in certain states and recoveries from state support funds	(35,501)	(29,022)
Elimination of all intercompany transactions due to the discontinuance of regulatory accounting	(26,031)	—
Revenue recognition upon expiration of regulatory monitoring periods in 2007	—	(25,402)
Partial recovery of operating costs through revenue sharing arrangements with other telephone companies, interstate access revenues and return on rate base	(17,052)	(15,857)
Recovery from the federal Universal Service High Cost Loop support program	(12,964)	(14,596)
Acquisition of Madison River in 2007	—	12,345
Prior year revenue settlement agreements and other	9,518	396

	$448,939	(121,123)

     We believe that intrastate access rates and minutes will continue to decline in 2010, although we cannot precisely estimate the magnitude of such decrease. Complaints filed by interexchange carriers in several of our operating states or state initiated legislation could, if successful, place further downward pressure on our intrastate access rates.

     As mentioned above, upon the discontinuance of regulatory accounting effective July 1, 2009, we began eliminating all intercompany transactions with regulated affiliates that previously were not eliminated under the application of regulatory accounting.
     We currently expect our network access revenues to continue to be negatively impacted in 2010 by a reduction in Universal Service Fund receipts. In addition, a wireless carrier has notified us of its intention to migrate a portion of its network traffic from us in 2010. We currently estimate these items, along with the transition of long distance voice services from a wholesale arrangement with another carrier to our owned networks, will reduce network access revenues approximately $120-130 million in 2010 as compared to the annual run rate for the last half of 2009.
     In March 2006, we filed a complaint against a carrier for recovery of unpaid and underpaid access charges for calls made using the carrier’s prepaid calling cards and calls that used Internet Protocol for a portion of their transmission. In April 2007, we entered into a settlement agreement with the carrier and received approximately $49 million cash from them related to the issues described above.
     Data revenues. We derive our data revenues primarily by providing high-speed Internet access services and data transmission services over special circuits and private lines. Data revenues increased $678.1 million in 2009 due to $689.8 million of revenues attributable to Embarq. Excluding Embarq, data revenues decreased $11.7 million substantially due to a $51.4 million reduction due to the elimination of all intercompany transactions resulting from the discontinuance of regulatory accounting. Such decrease was partially offset by a $38.5 million increase in DSL-related revenues primarily due to growth in the number of DSL customers in our incumbent markets.
     Data revenues increased $63.4 million (13.8%) in 2008 substantially due to (i) a $57.8 million increase in DSL-related revenues primarily due to growth in the number of DSL customers and (ii) $16.3 million of additional revenues contributed by Madison River. Such increases were partially offset by $16.8 million of one-time revenues recorded in third quarter 2007 upon expiration of a regulatory monitoring period.
     Fiber transport and CLEC. Our fiber transport and CLEC revenues include revenues from our fiber transport, competitive local exchange carrier (“CLEC”) and security monitoring businesses. Fiber transport and CLEC revenues increased $10.5 million in 2009 primarily due to $8.3 million of revenues attributable to Embarq and a $6.8 million increase in fiber transport revenues. Such increases were partially offset by a $4.5 million reduction due to the elimination of all intercompany transactions resulting from the discontinuance of regulatory accounting beginning in the third quarter of 2009.

     Fiber transport and CLEC revenues increased $2.7 million (1.7%) in 2008, of which $6.4 million was due to growth in our incumbent fiber transport business and $2.5 million was due to additional revenue contributed by Madison River. Such increases were partially offset by a $2.6 million decrease due to the sales of six CLEC markets that were consummated in the second and third quarters of 2008 and a $3.5 million decrease in CLEC revenues primarily due to the loss of customers.
     Other revenues. We derive other revenues primarily by (i) leasing, selling, installing and maintaining customer premise telecommunications equipment and wiring; (ii) providing payphone services primarily within our local service territories and various correctional facilities around the country; (iii) participating in the publication of local directories; (iv) providing network database services; and (iv) providing our video services, as well as other new product and service offerings. Other revenues increased $284.0 million in 2009, of which approximately $318.1 million related to our acquisition of Embarq. Excluding Embarq, other revenues decreased $34.2 million primarily as a result of a $17.4 million reduction due to the elimination of all intercompany transactions resulting from the discontinuance of regulatory accounting and a $10.5 million decrease in certain non-regulated product sales and service offerings.
     Other revenues increased $14.4 million (7.0%) in 2008 primarily due to (i) $7.7 million of additional revenues contributed by Madison River and (ii) a $2.8 million increase in directory revenues.
Operating Expenses

Year ended December 31,	2009	2008	2007
	(Dollars in thousands)
Cost of services and products (exclusive of depreciation and amortization)	$1,752,087	955,473	937,375
Selling, general and administrative	1,014,341	399,136	389,533
Depreciation and amortization	974,710	523,786	536,255

Operating expenses	$3,741,138	1,878,395	1,863,163

     Cost of services and products. Cost of services and products increased $796.6 million (83.4%) in 2009 primarily due to $888.8 million of expenses attributable to the Embarq properties acquired on July 1, 2009. The remaining $92.2 million decrease is primarily due to (i) a $88.7 million reduction in expenses resulting from the elimination of all intercompany transactions resulting from the discontinuance of regulatory accounting; (ii) a $4.9 million decrease in customer service related expenses; (iii) a $4.6 million decrease in access expense; and (iv) a $4.1 million decrease in CLEC expenses as a result of the divestiture of six CLEC markets in 2008. Such decreases were partially offset by a $15.8 million increase in salaries, wages and benefits primarily due to increases in pension expense and share-based compensation expense and a $12.4 million increase in DSL-related expenses due to an increase in the number of DSL customers served.

     Cost of services and products increased $18.1 million (1.9%) in 2008 primarily due to (i) $22.7 million of additional costs incurred by the Madison River properties; (ii) a $12.3 million increase in DSL-related expenses due to growth in the number of DSL customers; (iii) a $4.9 million increase in costs associated with initiating switched digital video services; and (iv) a $4.1 million increase due to a one-time reimbursement of costs received from our satellite television service provider in the second quarter of 2007 in connection with the change in our contractual arrangement. Such increases were partially offset by (i) a $16.6 million impairment charge recorded in 2007 related to certain of our CLEC assets that were subsequently sold in 2008; (ii) a $4.4 million reduction in costs due to the six CLEC markets sold; and (iii) a $1.6 million decrease in salaries and benefits.
     Selling, general and administrative. Selling, general and administrative expenses increased $615.2 million in 2009 primarily due to $500.6 million of expenses attributable to Embarq (which includes approximately $106.0 million of costs associated with employee termination benefits, primarily due to severance and retention benefits, contractual pension benefits and acceleration of share-based compensation expense associated with Embarq employee terminations). The remaining $114.6 million increase is primarily due to (i) $86.4 million of integration costs associated with our acquisition of Embarq, primarily related to system conversion efforts; (ii) $47.2 million of transaction related merger costs, including investment banker and legal fees associated with our acquisition of Embarq; and (iii) $13.8 million of higher employee benefit costs, primarily due to higher pension expense (primarily due to $17.8 million of accelerated expense recognition due to change of control provisions triggered upon our acquisition of Embarq and the termination of a supplemental executive retirement plan) and share-based compensation expense (due to the accelerated vesting of equity grants of our employees upon the acquisition of Embarq). Such increases were partially offset by (i) a $19.5 million reduction in expenses resulting from the elimination of all intercompany transactions due to the discontinuance of regulatory accounting; (ii) a $10.7 million reduction in operating taxes primarily due to the favorable resolution of certain transaction tax audit issues; and (iii) an $8.1 million reduction in marketing expenses.
     Selling, general and administrative expenses increased $9.6 million (2.5%) in 2008 primarily due to (i) an $11.4 million increase in marketing expenses; (ii) an $8.2 million increase due to expenses related to the curtailment loss associated with our SERP; (iii) $5.0 million of costs associated with our acquisition of Embarq; and (iv) $4.8 million of additional costs incurred by Madison River. Such increases were partially offset by (i) an $8.8 million decrease in operating taxes; (ii) a $5.4 million decrease in bad debt expense (most of which was attributable to a favorable settlement with a carrier in first quarter 2008); (iii) a $4.3 million decrease in salaries and benefits; and (iv) a $2.7 million decrease in information technology expenses.
     Depreciation and amortization. Depreciation and amortization increased $450.9 million (86.1%) in 2009 primarily due to $492.6 million of depreciation and amortization attributable to Embarq (including

$118.4 million of amortization expense related to its customer list and other intangible assets). The remaining $41.7 million decrease was primarily due to a $59.8 million decrease in depreciation expense resulting from a reduction in certain depreciation rates effective July 1, 2009 upon the discontinuance of regulatory accounting (see Note 15) and due to certain assets becoming fully depreciated. Such decreases were partially offset by an $18.8 million increase due to higher levels of plant placed in service in our incumbent markets.
     Depreciation and amortization decreased $12.5 million (2.3%) in 2008 primarily due to a $36.7 million reduction in depreciation expense due to certain assets becoming fully depreciated. Such decrease was partially offset by $13.7 million of additional depreciation and amortization incurred by Madison River and a $12.8 million increase due to higher levels of plant in service.
     Other. For additional information regarding certain matters that have impacted or may impact our operations, see “Regulation and Competition”.
Interest Expense
     Interest expense increased $168.2 million in 2009 compared to 2008 primarily due to $179.9 million of interest expense attributable to Embarq’s indebtedness assumed in connection with our acquisition of Embarq. The remaining $11.7 million decrease is primarily attributable to a $4.6 million decrease in interest expense due to favorable resolution of certain transaction tax audit issues and a $4.7 million one-time reduction in interest expense in 2009 related to debt extinguishment transactions consummated in October 2009. See Note 5 for additional information.
     Interest expense decreased $10.7 million (5.0%) in 2008 compared to 2007. An $18.0 million decrease due to lower average interest rates was partially offset by a $9.3 million increase due to increased average debt outstanding.
Other Income (Expense)
     Other income (expense) includes the effects of certain items not directly related to our core operations, including gains or losses from nonoperating asset dispositions and impairments, our share of the income from our 49% interest in a cellular partnership, interest income and allowance for funds used during construction. Other income (expense) was $(48.2) million for 2009 compared to $42.3 million for 2008 and $40.0 million in 2007. Included in 2009 is (i) a $72.0 million pre-tax charge related to certain debt extinguishment transactions consummated in October 2009 (see Note 5 for additional information) and (ii) an $8.0 million pre-tax charge associated with our $800 million bridge credit facility (see Note 2 for additional information). Included in 2008 is (i) approximately $10 million related to the recognition of previously accrued transaction related and other contingencies; (ii) a pre-tax gain of $4.5 million upon the liquidation of our investments in marketable securities in our SERP trust; (iii) a pre-tax gain of approximately $7.3 million from the sales of certain nonoperating investments; and (iv) a $3.4 million pre-tax charge related to terminating all of our existing derivative instruments in the first quarter of 2008. The year 2007 includes a non-recurring pre-tax gain of $10.4 million related to the sale of our interest in a real estate partnership and a $5.2 million pre-tax gain resulting from the final distribution of funds from the Rural Telephone Bank redemption mentioned below. Our share of income from our 49% interest in a cellular partnership increased $7.0 million in 2009 compared to 2008 and decreased $2.5 million in 2008 compared to 2007. We record our share of the partnership income based on unaudited results of operations until the time we receive audited financial statements for the partnership from the unaffiliated general partner. Upon receipt of the respective audited financial statements, we recorded unfavorable adjustments in 2008 (upon completion of the 2007 audit) and favorable adjustments in 2007 (upon completion of the 2006 and 2005 audits).
Income Tax Expense
     The effective income tax rate was 37.2%, 34.7%, and 32.4% for 2009, 2008 and 2007, respectively. Certain executive compensation amounts, including the lump sum distributions paid to certain executive officers in connection with discontinuing the Supplemental Executive Retirement Plan (see Note 11), are reflected as non-deductible for income tax purposes pursuant to executive compensation limitations prescribed by the Internal Revenue Code. The treatment of these amounts as non-deductible resulted in the recognition of approximately $9.2 million of income tax expense in 2009 above amounts that would have been recognized had such payments been deductible for income tax purposes. Our 2009 effective tax rate is also higher because a portion of our merger-related transaction costs incurred during 2009 are non-deductible for income tax purposes (with such treatment resulting in a $6.9 million increase to income tax expense). Such increases in income tax expense were partially offset by a $7.0 million reduction in income tax expense primarily caused by a reduction to our deferred tax asset valuation allowance associated with state net operating loss carryforwards primarily due to a law change in one of our operating states that we believe will allow us to utilize our net operating loss carryforwards in the future. Prior to the law change, such net operating loss carryforwards were fully reserved as it was more likely than not that these carryforwards would not be utilized prior to expiration.
     Income tax expense was reduced by approximately $15.7 million in 2009, $12.8 million in 2008 and $32.7 million in 2007 due to the recognition of previously unrecognized tax benefits (see Critical Accounting Policies below and Note 12) and other adjustments upon finalization of tax returns.
Extraordinary Item
     Upon the discontinuance of regulatory accounting on July 1, 2009, we recorded a one-time extraordinary gain of approximately $136.0 million after-tax. See Note 15 for additional information related to this extraordinary gain.

Accounting Pronouncements
     In June 2009, the Financial Accounting Standards Board issued guidance regarding the accounting standards codification and the hierarchy of generally accepted accounting principles (“GAAP”). The codification is now the single source of authoritative United States GAAP for all non-governmental entities. The codification, which became effective July 1, 2009, changes the referencing and organization of accounting guidance. The issuance of this codification standard will not change GAAP, and therefore the adoption of this guidance will only affect how specific references to GAAP literature are disclosed in the notes to our consolidated financial statements and elsewhere in our reports filed with the SEC.
     In December 2007, the Financial Accounting Standards Board issued guidance on business combinations, which requires an acquiring entity to recognize all of the assets acquired and liabilities assumed in a transaction at the acquisition date fair value with limited exceptions. Such guidance also changes the accounting treatment for certain specific items, including acquisition costs, acquired contingent liabilities, restructuring costs, deferred tax asset valuation allowances and income tax uncertainties after the acquisition date and is effective for us for all business combinations for which the acquisition date is on or after January 1, 2009. We have accounted for our acquisition of Embarq using this guidance. During 2009, we incurred approximately $47.2 million of transaction-related expenses (primarily investment banker and legal fees) related to our acquisition of Embarq. Such costs are required to be expensed as incurred and are reflected in selling, general and administrative expense in our consolidated statement of income for the year ended December 31, 2009.
     In June 2008, the Financial Accounting Standards Board issued guidance on determining whether instruments granted in share-based payment transactions are participating securities. Based on this guidance, we have concluded that our outstanding non-vested restricted stock is a participating security and therefore should be included in the earnings allocation in computing earnings per share using the two-class method. The guidance was effective for us beginning in first quarter 2009 and required us to recast our previously reported earnings per share. Under the new accounting guidance, we have recast our previously reported diluted earnings per share for 2008 ($3.56 per share) and 2007 ($3.72 per share) as $3.52 per share for 2008 and $3.71 for 2007.
     In December 2007, the Financial Accounting Standards Board issued guidance regarding noncontrolling interests in consolidated financial statements, which requires noncontrolling interests to be recognized as equity in the consolidated balance sheets. In addition, net income attributable to such noncontrolling interests is required to be included in consolidated net income. This guidance is effective for fiscal years beginning on or after December 15, 2008. Our financial statements as of and for the twelve months ended December 31, 2009 reflect our noncontrolling interests as equity in our consolidated balance sheet. Prior periods have been adjusted to reflect this presentation.
     In January 2009, we adopted new accounting guidance related to employers’ disclosure about postretirement benefit plan assets, which expands the disclosures required by previous guidance to discuss the assumptions and risks used to compute fair value for each category of plan assets. See Notes 10 and 11 for additional information.
     We are subject to certain accounting standards that define fair value, establish a framework for measuring fair value and expand the disclosures about fair value measurements required or permitted under other accounting pronouncements. The fair value accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value. These tiers include: Level 1 (defined as observable inputs such as quoted market prices in active markets), Level 2 (defined as inputs other than quoted prices in active markets that are either directly or indirectly observable), and Level 3 (defined as unobservable inputs in which little or no market data exists). See Note 18 for additional information.
Critical Accounting Policies
     Our financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We continually evaluate our estimates and assumptions including those related to (i) revenue recognition, (ii) allowance for doubtful accounts, (iii) pension and postretirement benefits, (iv) intangible and long-lived assets, (v) business combinations and (vi) income taxes. Actual results may differ from these estimates and assumptions and these differences may be material. We believe these critical accounting policies discussed below involve a higher degree of judgment or complexity.
     Revenue recognition. We collect in advance fees for fixed rate services, such as local service, unlimited long distance, high-speed Internet and certain data services, and defer revenue recognition until these services are provided to the customer. We bill in arrears variable rate billing services, including minute driven long distance, data and access revenues. We have multiple billing cycles spread throughout each month resulting in accounts receivables and deferred revenue balances at the end of each reporting period. In the event that the variable rate usage date is not available at the end of a reporting period, we estimate revenue based on historic usage and other relevant factors. Service activation and installation fees are deferred and amortized on a straight-line basis over the average life of the customer. Operating revenues include certain revenue reserves for billing disputes and contract interpretations. These reserves require management’s judgment and are based on many factors including historical trends, contract and tariff interpretations and developments during the resolution process.

     Allowance for doubtful accounts. In evaluating the collectibility of our accounts receivable, we assess a number of factors, including a specific customer’s or carrier’s ability to meet its financial obligations to us, the length of time the receivable has been past due and historical collection experience. Based on these assessments, we record both specific and general reserves for uncollectible accounts receivable to reduce the related accounts receivable to the amount we ultimately expect to collect from customers and carriers. If circumstances change or economic conditions worsen such that our past collection experience is no longer relevant, we may need to increase our reserves from the levels reflected in our accompanying consolidated balance sheet.
     Pension and postretirement benefits. Accounting for pensions and postretirement benefits involves estimating the cost of benefits to be provided well into the future and attributing that cost over the time period each employee provides service to us. To accomplish this, extensive use is made of various assumptions, such as discount rates, investment returns, mortality, turnover, medical costs and inflation through a collaborative effort by management and independent actuaries. The results of this effort provide management with the necessary information on which to base its judgment and develop the estimates used to prepare the financial statements. Changes in assumptions used could result in a material impact to our financial results in any given period.
     The pension plan we assumed in connection with the Embarq acquisition was underfunded by approximately $1.0 billion with respect to the projected benefit obligation as of the July 1, 2009 acquisition date. In the third quarter of 2009, we contributed $115 million to the legacy Embarq pension plan. We currently expect to contribute approximately $300 million to the legacy Embarq pension plan in 2010. Based on current actuarial estimates as of December 31, 2009 that assume a $300 million contribution in 2010, the utilization of our existing remaining credit balance to partially satisfy future required cash contributions and assuming no further discretionary contributions are made, we would not be required to make a minimum contribution to the legacy Embarq pension plan until 2012. Our minimum required contributions to our other pension plans are immaterial. The actual level of contributions required in future years can change significantly depending on discount rates and actual returns on plan assets.
     A significant assumption used in determining our pension and postretirement expense is the expected long-term rate of return on plan assets. For 2009 and 2008, we utilized an expected long-term rate of return on plan assets of 8.25% for our incumbent pension plan and 8.50% for the pension plan we assumed in connection with the Embarq acquisition. We believe such return assumptions reflect the expected long-term rates of return in the financial markets based on our current plan asset allocation. We also reviewed the historical rates of return on those plan assets over long-term periods that ranged from 10 to 20 years. A 25 basis point decrease in the return on plan asset assumption would increase our annual combined pension and postretirement expense approximately $8.0 million. Should we experience asset returns that are significantly below our 8.25-8.50% long-term rate of return assumptions, we may experience in the future higher levels of pension expense, higher levels of required contributions and lower stockholders’ equity balances (due to accumulated other comprehensive losses).
     Another assumption used in the determination of our pension and postretirement benefit plan obligations is the appropriate discount rate. The discount rate is an assumed rate of return derived from high-quality debt securities that, if applicable at the measurement date to a specified amount of principal, would provide the necessary future cash flows to pay our pension benefit obligations when they become due. For our pension plans, the discount rate used for the December 31, 2009 and 2008 measurement dates were derived by matching projected benefit payments to bond yields obtained from the CitiGroup Pension Discount Curve (Above Median) which are ultimately derived from the AA-rated corporate bond sector. For the year ended December 31, 2007, we utilized the CitiGroup Pension Discount Curve to derive our discount rate. Our discount rate for determining benefit obligations under our pension plans at December 31, 2009 ranged from 5.5 to 6.0% compared to 6.6 to 6.9% at December 31, 2008. The discount rate can change from year to year based on market conditions that impact corporate bond yields. We use a similar methodology to determine the discount rate for our postretirement plan by utilizing as a reference the Hewitt Top Quartile Yield Curve as of the end of the year. Our discount rate for determining benefit obligations under our postretirement plans at December 31, 2009 was 5.70-5.80% compared to 6.9% at December 31, 2008. A 25 basis point decrease in the assumed discount rate would increase annual combined pension and postretirement expense approximately $2.0 million.
     Intangible and long-lived assets. We are subject to testing for impairment of long-lived assets (including goodwill, intangible assets and other long-lived assets) based on applicable accounting guidelines.
     We are required to review goodwill recorded in business combinations for impairment at least annually and are required to write-down the value of goodwill only in periods in which the recorded amount of goodwill exceeds the fair value. As disclosed in the table below, substantially all of our goodwill is associated with our local exchange telephone operations. Subsequent to our acquisition of Embarq on July 1, 2009, we have managed our local exchange telephone operations based on five geographic regions (which we internally refer to as Mid-Atlantic, Southern, South Central, Northeast and Western) and have considered these five operating regions to be our reporting units in testing for goodwill impairment of our telephone operations. Prior to our Embarq acquisition, we managed our local exchange telephone operations based on three geographic regions. The remainder of our goodwill is associated with our competitive local exchange carrier (CLEC), fiber transport, security monitoring and other operations of our business, all of which we treat as separate reporting units in our goodwill impairment testing.
     The breakdown of our goodwill balances as of December 31, 2009 by reporting unit is as follows (amounts in thousands):

Telephone operations (Mid-Atlantic)	$2,224,699
Telephone operations (Southern)	2,294,998
Telephone operations (South Central)	2,486,041
Telephone operations (Northeast)	2,250,397
Telephone operations (Western)	945,834
CLEC operations	29,935
Fiber transport operations	10,607
Security monitoring operations	4,966
All other operations	4,281

Total goodwill	$10,251,758

     We estimate the fair value of our telephone operations reporting units using a multiple of earnings before interest, taxes and depreciation (EBITDA), as described below. For each telephone reporting unit, we compare its estimated fair value to its carrying value. If the estimated fair value of the reporting unit is greater than the carrying value, we conclude that no impairment exists. If the fair value of the reporting unit is less than the carrying value, a second calculation is required in which the implied fair value of goodwill is compared to its carrying value. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value.
     As of September 30, 2009, we completed the required annual test of goodwill impairment. Such impairment test excluded the goodwill associated with our acquisition of Embarq pending finalization of the determination of the fair values of assets acquired and liabilities assumed in connection therewith. We determined that our goodwill was not impaired as of such date. As of December 31, 2009, we performed a subsequent impairment test that included the goodwill associated with our Embarq acquisition and concluded that our goodwill was not impaired as of December 31, 2009.
     The multiple of EBITDA we utilize in our goodwill impairment testing for our telephone operations is supported by a sum-of-the-parts independent valuation analysis performed and updated annually by a major investment banking firm on behalf of its clients. This valuation report includes CenturyTel as well as other peer companies in the local exchange carrier industry. In the most recent analysis performed by this firm, valuations of specific assets were based on a combination of public and private market comparables and EBITDA multiples were affected by access line trends and the future expectations of those trends. Based on the above, we utilized an EBITDA multiple of 5.6 times for our goodwill impairment analyses performed as of September 30, 2009 and December 31, 2009. For the past several years, we have consistently utilized the EBITDA multiples derived from this independent analysis. The EBITDA multiple derived in the analyst report and utilized in our goodwill impairment testing decreased from 7.0 in 2007 to 6.5 in 2008 to 5.6 in 2009, in large part we believe due to the continued erosion of access lines.
     As of December 31, 2009, the estimated fair value of the Southern region exceeded its carrying value by less than 5%. Should events occur (such as continued access line losses or other revenue reductions)

that would cause the fair value to decline below its carrying value, we may be required to record a non-cash charge to earnings during the period in which the impairment is determined.
     We estimate the fair value of our other reporting units using various methods, including multiples of EBITDA (as described above) and multiples of revenues. We completed the tests of goodwill impairment (as of September 30, 2009 and December 31, 2009) for our other reporting units and determined that our goodwill was not impaired as of such dates.
     The carrying value of long-lived assets other than goodwill is reviewed for impairment whenever events or circumstances indicate that such carrying amount cannot be recoverable by assessing the recoverability of the carrying value through estimated undiscounted net cash flows expected to be generated by the assets. If the undiscounted net cash flows are less than the carrying value, an impairment loss would be measured as the excess of the carrying value of a long-lived asset over its fair value. We recognized a $16.6 million pre-tax impairment charge in 2007 related to certain of our CLEC assets that were subsequently sold in 2008.
     Business combinations. The new accounting guidance for business combinations was effective for us for all business combinations consummated on or after January 1, 2009 and requires an acquiring entity to recognize all of the assets acquired and liabilities assumed at the acquisition date fair value. We were the accounting acquirer in our acquisition of Embarq. The allocation of the purchase price to the assets acquired and liabilities assumed of Embarq (and the related estimated lives of depreciable tangible and identifiable intangible assets) required a significant amount of judgment and was considered a critical estimate. Such allocation of certain aspects of the purchase price to items that are more complex to value was performed by an independent valuation firm based on information provided by management. See Note 2 for additional information concerning the assignment of fair values to the assets acquired and liabilities assumed of Embarq.
     Income taxes. We estimate our current and deferred income taxes based on our assessment of the future tax consequences of transactions that have been reflected in our financial statements or applicable tax returns. Actual income taxes paid could vary from these estimates due to future changes in income tax law or the resolution of audits by federal and state taxing authorities. We maintain liabilities for unrecognized tax benefits for various uncertain tax positions taken in our tax returns. These liabilities are estimated based on our judgment of the probable outcome of the uncertain tax positions and are adjusted periodically based on changing facts and circumstances. Changes to the liabilities for unrecognized tax benefits could materially affect operating results in the period of change. During 2009, 2008 and 2007, we recognized approximately $15.7 million, $12.8 million, and $32.7 million, respectively, of previously unrecognized tax benefits (including related interest and net of federal tax benefit) and other adjustments upon finalization of tax returns. Such benefits were recorded primarily as a result of the favorable resolution of audits, administrative practices and the lapse of statute of limitations in certain jurisdictions. See Note 12 for additional information regarding our unrecognized tax benefits.
     For additional information on our critical accounting policies, see “Accounting Pronouncements” and “Regulation and Competition — Other Matters” below, and the Notes to our consolidated financial statements included elsewhere herein.
Inflation
     The vast majority of our telephone operations are now regulated under price-cap regulation for interstate purposes, for which price changes for certain revenue components are limited to the rate of inflation. As operating expenses in our nonregulated lines of business increase as a result of inflation, we, to the extent permitted by competition, attempt to recover the costs by increasing prices for our services and equipment.
MARKET RISK
     We are exposed to market risk from changes in interest rates on our long-term debt obligations. We have estimated our market risk using sensitivity analysis. Market risk is defined as the potential change in the fair value of a fixed-rate debt obligation due to a hypothetical adverse change in interest rates. We determine fair value of long-term debt obligations based on a discounted cash flow analysis, using the rates and maturities of these obligations compared to terms and rates currently available in the long-term financing markets. The results of the sensitivity analysis used to estimate market risk are presented below, although the actual results may differ from these estimates.
     In connection with our Embarq acquisition, Embarq’s existing long-term debt as of the acquisition date was valued at its estimated fair value. At December 31, 2009, we estimated the fair value of our long-term debt to be $8.4 billion based on the overall weighted average interest rate of our debt of 7.1% and an overall weighted maturity of 11 years compared to terms and rates currently available in long-term financing markets. As of December 31, 2009, approximately 96.2% of our long-term debt obligations were fixed rate. Market risk is estimated as the potential decrease in fair value of our long-term debt resulting from a hypothetical increase of 71 basis points in interest rates (ten percent of our overall weighted average borrowing rate). Such an increase in interest rates would result in approximately a $362.1 million decrease in fair value of our fixed-rate long-term debt at December 31, 2009, but would have no impact on our results of operations or cash flows. A 100 basis point increase in variable interest rates would have had a negative pre-tax impact of approximately $2.6 million on our results of operations and cash flows for the twelve months ended December 31, 2009, but would have no impact on the fair value of our long-term variable-rate debt.

     We seek to maintain a favorable mix of fixed and variable rate debt in an effort to limit interest costs and cash flow volatility resulting from changes in rates. From time to time over the past several years, we have used derivative instruments to (i) lock-in or swap our exposure to changing or variable interest rates for fixed interest rates or (ii) to swap obligations to pay fixed interest rates for variable interest rates. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. We do not hold or issue derivative financial instruments for trading or speculative purposes. Management periodically reviews our exposure to interest rate fluctuations and implements strategies to manage the exposure.
     In January 2008, we terminated all of our existing “fixed to variable” interest rate swaps associated with the $500 million principal amount of our Series L senior notes, due 2012. In connection with the termination of these derivatives, we received aggregate cash payments of approximately $25.6 million, which has been reflected as a premium of the associated long-term debt and is being amortized as a reduction of interest expense through 2012 using the effective interest method. In addition, in January 2008, we also terminated certain other derivatives that were not deemed to be effective hedges. Upon the termination of these derivatives, we paid an aggregate of approximately $4.9 million (and recorded a $3.4 million pre-tax charge in the first quarter of 2008 related to the settlement of these derivatives). As of December 31, 2009, we had no derivative instruments outstanding.
     We are also exposed to market risk from changes in the fair value of our pension plan assets. While our pension plan asset returns were positive for 2009, the loss on our incumbent pension plan assets was approximately 28% for 2008. If our actual return on plan assets is significantly lower than our expected return assumption, our net periodic pension expense will increase in the future and we may be required to contribute additional funds to our pension plans in the future. The pension plan we assumed in our acquisition of Embarq was substantially underfunded as of the acquisition date. During the last half of 2009, we contributed $115 million to the Embarq pension plan. Such plan may require a significant amount of additional funding in the near future. Based on current actuarial estimates as of December 31, 2009 that assume a $300 million contribution in 2010, the utilization of our existing remaining credit balance to partially satisfy future required cash contributions and assuming no further discretionary contributions are made, we would not be required to make a minimum contribution to the legacy Embarq pension plan until 2012. Our minimum required contributions to our other pension plans are immaterial. The actual level of contributions required in future years can change significantly depending on discount rates and actual returns on plan assets.
     Certain shortcomings are inherent in the method of analysis presented in the computation of fair value of financial instruments. Actual values may differ from those presented if market conditions vary from assumptions used in the fair value calculations. The analysis above incorporates only those risk exposures that existed as of December 31, 2009.

LIQUIDITY AND CAPITAL RESOURCES
     Excluding cash used for acquisitions, we rely on cash provided by operations to fund our dividend payments and our operating and capital expenditures. During the last few months of 2008, we borrowed against our long-term revolving credit facility and held excess cash to provide us flexibility in the challenging economic environment. As a result, our working capital position was positive as of December 31, 2008. During 2009, we repaid a portion of these borrowings which resulted in a negative working capital position as of December 31, 2009, which is more representative of our typical working capital position. Our operations have historically provided a stable source of cash flow which has helped us continue our long-term program of capital improvements.
     Operating activities. Net cash provided by operating activities was $1.574 billion, $853.3 million and $1.030 billion in 2009, 2008 and 2007, respectively. Payments for income taxes aggregated $258.9 million, $208.8 million and $185.3 million in 2009, 2008 and 2007, respectively. In 2009, we paid approximately $54 million to fund lump sum distributions under our frozen supplemental executive retirement plan upon the discontinuance of such plan and under change of control provisions triggered upon the acquisition of Embarq. We also contributed $115 million to the legacy Embarq pension plan during the last half of 2009. Our accompanying consolidated statements of cash flows identify major differences between net income and net cash provided by operating activities for each of these periods. For additional information relating to our operations, see “Results of Operations” above.
     Investing activities. Net cash used in investing activities was $678.8 million, $389.0 million and $619.2 million in 2009, 2008 and 2007, respectively. Payments for property, plant and equipment were $754.5 million in 2009 (which includes $396.1 million of capital expenditures attributable to our Embarq operations subsequent to our July 1, 2009 acquisition of Embarq), $286.8 million in 2008 and $326.0 million in 2007. Capital expenditures for 2009 include approximately $75.1 million of one-time capital expenditures related to the integration of Embarq. We used $306.8 million of cash (net of approximately $20.0 million of acquired cash) to purchase Madison River Communications Corp. and pay related closing costs on April 30, 2007.
     During 2008, we paid an aggregate of approximately $149 million for 69 licenses in the Federal Communications Commission’s (“FCC”) auction of 700 megahertz (“MHz”) wireless spectrum. We expect to complete our planning regarding the use of this spectrum in the first half of 2010 and to begin our trial phase in late 2010 or early 2011. Based on our planning, we are considering developing wireless voice and data service capabilities based on equipment using LTE (Long-Term Evolution) technology. Given that simple data devices are not expected to be commercially available until later this year and more complex, integrated voice and data devices such as smartphones are not expected to be available until 2012, we do not expect to deploy network equipment, other than trial equipment, in 2010. Therefore, our deployment plans will not likely result in any material impact to our capital and operating budgets for 2010.
     On July 1, 2009, we consummated the acquisition of Embarq Corporation by issuing approximately $6.0 billion of CenturyTel common stock (valued as of June 30, 2009). We financed our merger transaction expenses with (i) available cash of the combined company and (ii) proceeds from CenturyTel’s and Embarq’s existing revolving credit facilities. We acquired $76.9 million of cash in connection with our acquisition of Embarq.
     In anticipation of making lump sum distributions to certain participants of our SERP in early 2009, we liquidated our investments in marketable securities in the SERP trust during the second quarter of 2008 and thereby increased our cash and cash equivalents by $34.9 million. As noted above, the lump sum distributions were paid in 2009 and aggregated approximately $54 million.
     Financing activities. Net cash used in financing activities was $976.4 million during 2009, $255.4 million in 2008, and $402.1 million in 2007. In September 2009, we received net proceeds of $644.4 million from the issuance of $250 million of 10-year, 6.15% senior notes and $400 million of 30-year, 7.6% senior notes. In October 2009, the proceeds from these note offerings, along with additional borrowings under our existing credit facility, were used to buy back an aggregate of $746.1 million of CenturyTel, Inc. and Embarq indebtedness (see Note 5 for additional information). During 2008, we paid our $240 million Series F Senior Notes at maturity primarily using borrowings from our credit facility.
     In accordance with previously announced stock repurchase programs, we repurchased 9.7 million shares (for $347.3 million) and 10.2 million shares (for $460.7 million) in 2008 and 2007, respectively.
     In late March 2007, we publicly issued an aggregate of $750 million of Senior Notes. The net proceeds from the issuance of such Senior Notes aggregated approximately $741.8 million and were used (along with cash on hand and approximately $50 million of borrowings under our commercial paper program) to (i) finance the initial purchase price for the April 30, 2007 acquisition of Madison River ($322 million) and (ii) pay off Madison River’s existing indebtedness (including accrued interest) at closing ($522 million).
     In June 2008, our Board of Directors (i) increased our annual cash dividend to $2.80 from $.27 per share and (ii) declared a one-time dividend of $.6325 per share, which was paid in July 2008, effectively adjusting the total second quarter dividend to the new $.70 quarterly dividend rate. In February 2010, our Board of Directors further increased our quarterly dividend to $.725 per share. Based on current circumstances, we intend to continue our current dividend practice, subject to our intention to maintain investment grade credit ratings on our senior debt and any other factors that our Board in its discretion deems relevant.

     In the first quarter of 2008, we received a net cash settlement of approximately $20.7 million from the termination of all of our existing derivative instruments. See “Market Risk” above for additional information concerning the termination of these derivatives.
     During 2008, CenturyTel suffered a substantial loss on its pension plan assets. The pension plan we assumed in our acquisition of Embarq was substantially underfunded as of the acquisition date. If this underfunded status continues, we may be required to contribute additional funds to our pension plan in the near future. To reduce the underfunded position, in March 2010 we expect to contribute $300 million to the legacy Embarq pension plan using cash on hand and borrowings from our credit facility. For further information, see Item 1A — Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2009.
     As previously announced, Embarq amended its credit facility to enable the facility to remain in place as an $800 million revolving credit facility after the completion of the merger through May 2011. See Note 2 for additional information.
     Subsequent to the Embarq acquisition, we have available two unsecured revolving credit facilities, (i) a five-year, $728 million facility of CenturyTel which expires in December 2011 and (ii) an $800 million facility of Embarq which expires in May 2011. These credit facilities contain financial covenants that require us to meet certain leverage ratios and minimum interest coverage ratios. Up to $250 million of the credit facilities can be used for letters of credit, which reduces the amount available for other extensions of credit. As of December 31, 2009, approximately $46 million of letters of credit were outstanding. Available borrowings under these credit facilities are also effectively reduced by any outstanding borrowings under our commercial paper program. Our commercial paper program borrowings are effectively limited to the total amount available under the two credit facilities. As of December 31, 2009, we had approximately $291.2 million outstanding under our credit facilities (all of which relates to CenturyTel’s facility) and no amounts outstanding under our commercial paper program.
     As described in Note 5, we called for redemption on August 14, 2007, all of our $165 million aggregate principal amount of Series K convertible senior debentures, subject to the right of holders to convert their debentures into shares of our common stock at a conversion price of $40.455. In lieu of cash redemption, holders of approximately $149.6 million aggregate principal amount of the debentures elected to convert their holdings into approximately 3.7 million shares of CenturyTel common stock. The remaining $15.4 million of outstanding debentures were retired for cash (including premium and accrued and unpaid interest).
     Other. For 2010, we have budgeted between $825-875 million for capital expenditures. Previously, we concluded that our prior extensive capital investment in our wireline network permitted us to reduce wireline network capital spending to maintenance levels. Our 2010 capital expenditure budget also includes amounts for expanding our new service offerings and our data networks.
     The following table contains certain information concerning our material contractual obligations as of December 31, 2009.

	Payments due by period
Contractual					After
obligations	Total	2010	2011-2012	2013-2014	2014 and Other
	(Dollars in thousands)
Long-term debt, including current maturities and capital lease obligations (1)	$7,753,718	500,065	630,328	849,926	5,773,399

Interest on long- term debt obligations	$6,714,617	539,504	1,003,065	874,946	4,297,102

Unrecognized tax benefits (2)	$81,663	—	—	—	81,663

(1)	For additional information on the terms of our outstanding debt instruments, see Note 5 to the consolidated financial statements included below.

(2)	Represents the amount of tax and interest we would pay assuming we are required to pay the entire amount that we have reserved for our unrecognized tax benefits (see Note 12 for additional information). The timing of any payments for our unrecognized tax benefits cannot be predicted with certainty; therefore, such amount is reflected in the “After 2014 and Other” column in the above table.
     We continually evaluate the possibility of acquiring additional communications operations and expect to continue our long-term strategy of pursuing the acquisition of attractively-priced communications properties in exchange for cash, securities or both. At any given time, we may be engaged in discussions or negotiations regarding additional acquisitions. We generally do not announce our acquisitions or dispositions until we have entered into a preliminary or definitive agreement. We may require additional financing in connection with any such acquisitions, the consummation of which could have a material impact on our financial condition or operations. Approximately 4.1 million shares of our common stock and 200,000 shares of our preferred stock remain available for future issuance in connection with acquisitions under our acquisition shelf registration statement. We also have access to debt and equity capital markets.
     Moody’s Investors Service (“Moody’s”) currently rates CenturyTel, Inc.’s and Embarq Corporation’s long-term debt Baa3 (with a stable outlook). Standard & Poor’s (“S&P”) rates the same long-term debt BBB- (with a stable outlook). Our commercial paper program is rated P-3 by Moody’s and A-3 by S&P. Any downgrade in our credit ratings will increase our borrowing costs and commitment fees under our revolving credit facility. Downgrades could also restrict our access to the capital markets, increase our borrowing costs under new or replacement debt financings, or otherwise adversely affect the terms of future borrowings by, among other things, increasing the scope of our debt covenants and decreasing our financial or operating flexibility.
     The following table reflects our debt to total capitalization percentage and ratio of earnings to fixed charges and preferred stock dividends as of and for the years ended December 31, 2009, 2008 and 2007. The debt to total capitalization ratio for 2009 reflects our Embarq acquisition. The ratio of earnings to fixed charges and preferred stock dividends calculation for 2009 reflects the operations of Embarq only since July 1, 2009.

	2009	2008	2007
Debt to total capitalization	45.0%	51.2	46.9
Ratio of earnings to fixed charges and preferred stock dividends*	3.17	3.74	3.85

*	For purposes of the chart above, “earnings” consist of income before income taxes (before extraordinary item) and fixed charges, and “fixed charges” include our interest expense, including amortized debt issuance costs, and our preferred stock dividend costs.

REGULATION AND COMPETITION
     The communications industry continues to undergo various fundamental regulatory, legislative, competitive and technological changes. These changes may have a significant impact on the future financial performance of all communications companies.
     Events affecting the communications industry. Wireless telephone services increasingly constitute a significant source of competition with LEC services, especially since wireless carriers have begun to compete effectively on the basis of price with more traditional telephone services. Similarly, electronic mail and other digital communications continue to reduce the demand for traditional landline voice services. We anticipate these trends will continue.
     Federal USF programs have undergone substantial changes since 1997, and are expected to experience more changes in the coming years as the overall program is modernized. As mandated by the 1996 Act, in May 2001 the FCC modified its existing universal service support mechanism for rural telephone companies by adopting an interim mechanism for a five-year period based on embedded, or historical, costs that provide relatively predictable levels of support to many LECs, including substantially all of our LECs. In May 2006, the FCC extended this interim mechanism until such time that new high-cost support rules are adopted for rural telephone companies. Increased requests for payments, coupled with changes in usage of telecommunications services, have placed stress on the funding mechanism of the USF, which is subject to annual caps on disbursements. These developments have placed additional financial pressure on the amount of money that is necessary and available to provide support to all eligible service providers, including payments we receive from the USF High Cost Loop program. Increases in the nationwide average cost per loop factor used to allocate funds among all USF recipients caused our revenues from the USF High Cost Loop program (exclusive of USF revenues recognized during the last half of 2009 in connection with our Embarq acquisition) to decrease approximately $13 million in 2009 when compared to 2008. We estimate that our 2010 revenues from the USF High Cost Loop program will be approximately $45 million lower as compared to the annual run rate for the last half of 2009.
     Technological developments have led to the development of new services that compete with traditional LEC services. Technological improvements have enabled cable television companies to provide traditional circuit-switched telephone service over their cable networks, and several national cable companies have aggressively pursued this opportunity. Improvements in the quality of “Voice-over-Internet Protocol” (“VoIP”) service have led several cable, Internet, data and other communications companies, as well as start-up companies, to substantially increase their offerings of VoIP service to business and residential customers. VoIP providers frequently use existing broadband networks to deliver flat-rate, all distance calling plans that may offer features that cannot readily be provided by traditional LECs and may be priced below those currently charged for traditional local and long distance telephone services. In late 2003, the FCC initiated a rulemaking intended to address the regulation of VoIP, and has adopted orders establishing some initial broad regulatory guidelines. The FCC has not completed the rulemaking, but could address the treatment of VoIP traffic and services by concluding this proceeding or in combination with intercarrier compensation reform proceedings already underway. There can be no assurance that future rulemaking will be on terms favorable to ILECs, or that VoIP providers will not successfully compete for our customers.
     Beginning in 2003, the FCC opened broad intercarrier compensation proceedings designed to create a uniform mechanism to be used by the entire telecommunications industry for payments between carriers originating, terminating, transiting or delivering telecommunications traffic. In connection therewith, the FCC has received intercarrier compensation proposals from several industry groups, and solicited public comments on a variety of topics related to access charges and intercarrier compensation. Broad industry negotiations have taken place with the goal of developing a consensus plan that addresses the concerns of carriers from all industry segments. The ultimate outcome of the FCC’s intercarrier compensation proceedings could change the way we receive compensation from, and remit compensation to, other carriers, our end user customers and the federal USF. Until the FCC’s proceedings conclude and the changes, if any, to the existing rules are established, we cannot estimate the impact these proceedings will have on our operations.
     Many cable, technology or other communication companies that previously offered a limited range of services are now, like us, offering diversified bundles of services. As such, a growing number of companies are competing to serve the communications needs of the same customer base. Several of these companies started offering full service bundles before us, which could give them an advantage in building customer loyalty. Such activities will continue to place downward pressure on the demand for our access lines.
     Recent events affecting us. During the last few years, most of the states in which we provide telephone services have taken legislative or regulatory steps to further introduce competition into the LEC business. The number of companies which have requested authorization to provide local exchange service in our service areas has increased in recent years, particularly in Embarq’s legacy markets, and we anticipate that similar action may be taken by others in the future.
     Certain long distance carriers continue to request that certain of our ILECs reduce intrastate access tariffed rates. Long distance carriers have also aggressively pursued regulatory or legislative changes that would reduce access rates. In light of pending intercarrier compensation reform that is expected to address intrastate access charges, most states are deferring action until they receive direction from the FCC. However, some carriers are continuing to pursue lower intrastate access rates in some states. Currently, we are responding to carrier complaints, legislation or investigations regarding our intrastate switched access rate levels in Minnesota, Missouri, Ohio, Pennsylvania, North Carolina, Wisconsin, and Virginia.

Although the outcome cannot be determined at this time, we believe our intrastate switched access rate levels are appropriate and we plan to vigorously defend them.
     Over the past few years, each of the FCC, Universal Service Administrative Company and certain Congressional committees has initiated wide-ranging reviews of the administration of the federal USF. As part of this process, we, along with a number of other USF recipients, have undergone a number of USF audits and have also received requests for information from the FCC’s Office of Inspector General (“OIG”) and Congressional committees. In addition, in July 2008 we received a subpoena from the OIG requesting a broad range of information regarding our depreciation rates and methodologies since 2000, and in July 2009 we received a second subpoena requesting information about our participation in the E-rate program for Wisconsin schools and libraries since 2004. The OIG has not identified to us any specific issues with respect to our participation in the USF program and none of the audits completed to date has identified any material issues regarding our participation in the USF program. While we believe our participation is in compliance with FCC rules and in accordance with accepted industry practices, we cannot predict with certainty the timing or outcome of these various reviews. We have complied with and are continuing to respond to all requests for information.
     We expect our 2010 operating revenues to be higher than 2009 since 2010 will include a full year of operating results from our Embarq properties acquired July 1, 2009. Excluding this impact, we expect our operating revenues in 2010 to decline as we continue to experience downward pressure primarily due to continued access line losses, reduced universal service funding and lower network access revenues. In addition, our revenues will be negatively impacted in 2010 compared to 2009 due to a full year impact of the elimination of all intercompany transactions with regulated affiliates resulting from the discontinuance of regulatory accounting that was effective July 1, 2009 (which will not impact operating income levels since there will be an equivalent amount of expenses eliminated). We expect such revenue declines to be partially offset primarily due to increased demand for our high-speed Internet service offering.
     For a more complete description of regulation and competition impacting our operations and various attendant risks, please see Items 1 and 1A of our Annual Report on Form 10-K for the year ended December 31, 2009.
     Other matters. Through June 30, 2009, CenturyTel accounted for its regulated telephone operations (except for the properties acquired from Verizon in 2002) in accordance with the provisions of codification ASC 980-10 (formerly SFAS 71) which addresses regulatory accounting under which actions by regulators can provide reasonable assurance of the recognition of an asset, reduce or eliminate the value of an asset and impose a liability on a regulated enterprise. Such regulatory assets and liabilities were required to be recorded and, accordingly, reflected in the balance sheet of an entity subject to regulatory accounting.

     As we previously disclosed, on July 1, 2009, we discontinued the accounting requirements of regulatory accounting upon the conversion of substantially all of our rate-of-return study areas to federal price cap regulation (based on the FCC’s approval of our petition to convert our study areas to price cap regulation).
     In the third quarter of 2009, we recorded a net non-cash extraordinary after-tax gain of approximately $136.0 million upon the discontinuance of regulatory accounting. See Note 15 for additional information.
     We have certain obligations based on federal, state and local laws relating to the protection of the environment. Costs of compliance through 2009 have not been material, and we currently do not believe that such costs will become material.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Report of Management
The Shareholders
CenturyTel, Inc.:
     Management has prepared and is responsible for the integrity and objectivity of our consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and necessarily include amounts determined using our best judgments and estimates.
     Our consolidated financial statements have been audited by KPMG LLP, an independent registered public accounting firm, who have expressed their opinion with respect to the fairness of the consolidated financial statements. Their audit was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States).
     Management is responsible for establishing and maintaining adequate internal control over financial reporting, a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Under the supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on our evaluation under the framework of COSO, management concluded that our internal control over financial reporting was effective as of December 31, 2009. The effectiveness of our internal control over financial reporting as of December 31, 2009 has been audited by KPMG LLP, as stated in their report which is included herein.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     The Audit Committee of the Board of Directors is composed of independent directors who are not officers or employees. The Committee meets periodically with the external auditors, internal auditors and management. The Committee considers the independence of the external auditors and the audit scope and discusses internal control, financial and reporting matters. Both the external and internal auditors have free access to the Committee.

/s/ R. Stewart Ewing, Jr.
R. Stewart Ewing, Jr.
Executive Vice President and Chief Financial Officer
March 1, 2010

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
CenturyTel, Inc.:
     We have audited the accompanying consolidated balance sheets of CenturyTel, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.
     As discussed in Notes 2, 9 and 13 to the consolidated financial statements, effective January 1, 2009, the Company changed its method of accounting for business combinations, non-controlling interests and earnings per share. In addition, as discussed in Note 12 to the consolidated financial statements, effective January 1, 2007, the Company changed its method of accounting for uncertain tax positions.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 1, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ KPMG LLP
Shreveport, Louisiana
March 1, 2010

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
CenturyTel, Inc.:
     We have audited CenturyTel, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the COSO.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of CenturyTel, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2009, and our report dated March 1, 2010 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
Shreveport, Louisiana
March 1, 2010

CENTURYTEL, INC.
Consolidated Statements of Income

	Year ended December 31,
	2009	2008	2007
	(Dollars, except per share amounts,
	and shares in thousands)
OPERATING REVENUES	$4,974,239	2,599,747	2,656,241

OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	1,752,087	955,473	937,375
Selling, general and administrative	1,014,341	399,136	389,533
Depreciation and amortization	974,710	523,786	536,255

Total operating expenses	3,741,138	1,878,395	1,863,163

OPERATING INCOME	1,233,101	721,352	793,078

OTHER INCOME (EXPENSE)
Interest expense	(370,414)	(202,217)	(212,906)
Other income (expense)	(48,175)	42,252	40,029

Total other income (expense)	(418,589)	(159,965)	(172,877)

INCOME BEFORE INCOME TAX EXPENSE	814,512	561,387	620,201
Income tax expense	301,881	194,357	200,572

INCOME BEFORE NONCONTROLLING INTERESTS AND EXTRAORDINARY ITEM	512,631	367,030	419,629
Noncontrolling interests	(1,377)	(1,298)	(1,259)

NET INCOME BEFORE EXTRAORDINARY ITEM	511,254	365,732	418,370
Extraordinary item, net of income tax expense and noncontrolling interests (see Note 15)	135,957	—	—

NET INCOME ATTRIBUTABLE TO CENTURYTEL, INC.	$647,211	365,732	418,370

BASIC EARNINGS PER SHARE
Income before extraordinary item	$2.55	3.53	3.79
Extraordinary item	$.68	—	—
Basic earnings per share	$3.23	3.53	3.79

DILUTED EARNINGS PER SHARE
Income before extraordinary item	$2.55	3.52	3.71
Extraordinary item	$.68	—	—
Diluted earnings per share	$3.23	3.52	3.71

DIVIDENDS PER COMMON SHARE	$2.80	2.1675	.26

AVERAGE BASIC SHARES OUTSTANDING	198,813	102,268	109,360

AVERAGE DILUTED SHARES OUTSTANDING	199,057	102,560	112,787

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Consolidated Statements of Comprehensive Income

	Year ended December 31,
	2009	2008	2007
	(Dollars in thousands)
NET INCOME BEFORE NONCONTROLLING INTERESTS	$650,133	367,030	419,629

OTHER COMPREHENSIVE INCOME, NET OF TAXES
Marketable securities:
Unrealized gain (loss) on investments, net of ($332) and $547 tax	—	(533)	877
Reclassification adjustment for gain included in net income, net of ($1,730) tax	—	(2,776)	—
Derivative instruments:
Net gains on derivatives hedging variability of cash flows, net of $294 tax	—	—	471
Reclassification adjustment for gains included in net income, net of $267, $267 and $254 tax	429	429	407
Items related to employee benefit plans:
Change in net actuarial loss, net of $30,100, ($48,656) and $28,583 tax	39,209	(82,505)	52,485
Change in net prior service credit, net of ($5,798), ($589) and $1,724 tax	(9,301)	(945)	2,766
Reclassification adjustment for gains (losses) included in net income:
Amortization of net actuarial loss, net of $6,161, $1,198 and $4,409 tax	9,883	1,921	6,554
Amortization of net prior service credit, net of ($1,270), $2,261 and ($771) tax	(2,037)	3,627	(1,236)
Amortization of unrecognized transition asset, net of ($55) tax	—	—	(89)

Net change in other comprehensive income (loss) (net of reclassification adjustment), net of taxes	38,183	(80,782)	62,235

COMPREHENSIVE INCOME	688,316	286,248	481,864
Comprehensive income attributable to noncontrolling interests	(2,922)	(1,298)	(1,259)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CENTURYTEL, INC.	$685,394	284,950	480,605

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Consolidated Balance Sheets

	December 31,
	2009	2008
	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$161,807	243,327
Accounts receivable
Customers, less allowance of $38,275 and $10,973	487,958	153,838
Interexchange carriers and other, less allowance of $9,175 and $5,317	197,631	62,178
Income tax receivable	115,684	14,276
Materials and supplies, at average cost	35,755	8,862
Deferred income tax asset	83,319	29,421
Other	41,437	43,505

Total current assets	1,123,591	555,407

NET PROPERTY, PLANT AND EQUIPMENT	9,097,139	2,895,892

GOODWILL AND OTHER ASSETS
Goodwill	10,251,758	4,015,674
Other intangible assets
Customer list	1,130,817	146,283
Other	315,601	42,750
Other assets	643,823	598,189

Total goodwill and other assets	12,341,999	4,802,896

TOTAL ASSETS	$22,562,729	8,254,195

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$500,065	20,407
Accounts payable	394,687	135,086
Accrued expenses and other current liabilities
Salaries and benefits	255,103	99,648
Other taxes	98,743	44,137
Interest	108,020	75,769
Other	168,203	26,773
Advance billings and customer deposits	182,374	56,570

Total current liabilities	1,707,195	458,390

LONG-TERM DEBT	7,253,653	3,294,119

DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes	2,256,579	854,102
Benefit plan obligations	1,485,643	348,140
Other deferred credits	392,860	131,636

Total deferred credits and other liabilities	4,135,082	1,333,878

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value, authorized 800,000,000 shares, issued and outstanding 299,189,279 and 100,277,216 shares	299,189	100,277
Paid-in capital	6,014,051	39,961
Accumulated other comprehensive loss, net of tax	(85,306)	(123,489)
Retained earnings	3,232,769	3,146,255
Preferred stock — non-redeemable	236	236
Noncontrolling interests	5,860	4,568

Total stockholders’ equity	9,466,799	3,167,808

TOTAL LIABILITIES AND EQUITY	$22,562,729	8,254,195

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Consolidated Statements of Cash Flows

	Year ended December 31,
	2009	2008	2007
	(Dollars in thousands)
OPERATING ACTIVITIES
Net income	$648,588	367,030	419,629
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	974,710	523,786	536,255
Extraordinary item	(135,957)	—	—
Gains on asset dispositions and liquidation of marketable securities	—	(12,452)	(15,643)
Deferred income taxes	153,950	67,518	1,018
Share-based compensation	55,153	16,390	19,962
Income from unconsolidated cellular entity	(19,087)	(12,045)	(14,578)
Distributions from unconsolidated cellular entity	20,100	15,960	10,229
Changes in current assets and current liabilities:
Accounts receivable	(23,778)	(7,978)	15,920
Accounts payable	(32,209)	14,043	(13,698)
Accrued taxes	(150,073)	(64,778)	11,604
Other current assets and other current liabilities, net	121,380	(15,612)	23,782
Retirement benefits	(82,114)	(26,066)	27,350
Excess tax benefits from share-based compensation	(4,194)	(1,123)	(6,427)
(Increase) decrease in noncurrent assets	(2,347)	9,744	12,718
Increase (decrease) in other noncurrent liabilities	41,649	(27,561)	(20,781)
Other, net	7,944	6,444	22,646

Net cash provided by operating activities	1,573,715	853,300	1,029,986

INVESTING ACTIVITIES
Payments for property, plant and equipment	(754,544)	(286,817)	(326,045)
Cash acquired from Embarq acquisition	76,906	—	—
Purchase of wireless spectrum	(2,000)	(148,964)	—
Acquisitions, net of cash acquired	—	—	(306,805)
Proceeds from liquidation of marketable securities	—	34,945	—
Proceeds from redemption of Rural Telephone Bank stock	—	—	5,206
Proceeds from sale of assets	1,595	15,809	8,231
Other, net	(801)	(3,968)	225

Net cash used in investing activities	(678,844)	(388,995)	(619,188)

FINANCING ACTIVITIES
Payments of debt	(1,097,064)	(285,401)	(712,980)
Net proceeds from issuance of debt	644,423	563,115	741,840
Repurchase of common stock	(15,563)	(347,264)	(460,676)
Net proceeds from settlement of hedges	—	20,745	—
Proceeds from issuance of common stock	56,823	14,599	49,404
Excess tax benefits from share-based compensation	4,194	1,123	6,427
Cash dividends	(560,697)	(220,266)	(29,052)
Other, net	(8,507)	(2,031)	2,973

Net cash used in financing activities	(976,391)	(255,380)	(402,064)

Net increase (decrease) in cash and cash equivalents	(81,520)	208,925	8,734
Cash and cash equivalents at beginning of year	243,327	34,402	25,668

CASH AND CASH EQUIVALENTS AT END OF YEAR	$161,807	243,327	34,402

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Consolidated Statements of Stockholders’ Equity

	Year ended December 31,
	2009	2008	2007
	(Dollars, except per share amounts,
	and shares in thousands)
COMMON STOCK (represents dollars and shares)
Balance at beginning of year	$100,277	108,492	113,254
Issuance of common stock to acquire Embarq Corporation	196,083	—	—
Repurchase of common stock	—	(9,626)	(10,172)
Conversion of debt into common stock	—	—	3,699
Conversion of preferred stock into common stock	—	367	26
Shares withheld to satisfy tax withholdings	(503)	(50)	(41)
Issuance of common stock through dividend reinvestment, incentive and benefit plans	3,332	1,094	1,726

Balance at end of year	299,189	100,277	108,492

PAID-IN CAPITAL
Balance at beginning of year	39,961	91,147	24,256
Issuance of common stock to acquire Embarq Corporation, including portion of share-based compensation awards assumed by CenturyTel	5,873,904	—	—
Repurchase of common stock	—	(91,408)	(154,970)
Shares withheld to satisfy tax withholdings	(15,060)	(1,667)	(66)
Conversion of debt into common stock	—	—	142,732
Conversion of preferred stock into common stock	—	6,368	453
Issuance of common stock through dividend reinvestment, incentive and benefit plans	53,491	13,505	47,678
Excess tax benefits from share-based compensation	4,194	1,123	6,427
Share-based compensation	55,153	16,390	19,962
Other	2,408	4,503	4,675

Balance at end of year	6,014,051	39,961	91,147

ACCUMULATED OTHER COMPREHENSIVE LOSS, NET OF TAX
Balance at beginning of year	(123,489)	(42,707)	(104,942)
Net change in other comprehensive loss (net of reclassification adjustment), net of tax	38,183	(80,782)	62,235

Balance at end of year	(85,306)	(123,489)	(42,707)

RETAINED EARNINGS
Balance at beginning of year	3,146,255	3,245,302	3,150,933
Net income attributable to CenturyTel, Inc.	647,211	365,732	418,370
Repurchase of common stock	—	(244,513)	(293,728)
Shares withheld to satisfy tax withholdings	—	—	(1,699)
Cumulative effect of adoption of FIN 48 (see Note 12)	—	—	478
Cash dividends declared
Common stock — $2.80, $2.1675 and $.26 per share	(560,685)	(220,086)	(28,684)
Preferred stock	(12)	(180)	(368)

Balance at end of year	3,232,769	3,146,255	3,245,302

PREFERRED STOCK — NON-REDEEMABLE
Balance at beginning of year	236	6,971	7,450
Conversion of preferred stock into common stock	—	(6,735)	(479)

Balance at end of year	236	236	6,971

NONCONTROLLING INTERESTS
Balance at beginning of period	4,568	6,605	8,013
Net income attributable to noncontrolling interests	1,377	1,298	1,259
Extraordinary gain attributable to noncontrolling interests	1,545	—	—
Distributions to noncontrolling interests	(1,630)	(3,335)	(2,667)

Balance at end of period	5,860	4,568	6,605

TOTAL STOCKHOLDERS’ EQUITY	$9,466,799	3,167,808	3,415,810

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Notes to Consolidated Financial Statements
December 31, 2009
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Embarq acquisition — On July 1, 2009, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of October 26, 2008 (the “Merger Agreement”), we acquired Embarq Corporation (“Embarq”) through a merger transaction, with Embarq surviving the merger as a wholly-owned subsidiary of CenturyTel. The results of operations of Embarq are included in our consolidated results of operations beginning July 1, 2009. See Note 2 for additional information related to the Embarq acquisition.
Principles of consolidation - Our consolidated financial statements include the accounts of CenturyTel, Inc. and its majority-owned subsidiaries.
Regulatory accounting — Through June 30, 2009, CenturyTel accounted for its regulated telephone operations (except for the properties acquired from Verizon in 2002) in accordance with the provisions of regulatory accounting under which actions by regulators can provide reasonable assurance of the recognition of an asset, reduce or eliminate the value of an asset and impose a liability on a regulated enterprise. Such regulatory assets and liabilities were required to be recorded and, accordingly, reflected in the balance sheet of an entity subject to regulatory accounting. On July 1, 2009, we discontinued the accounting requirements of regulatory accounting upon the conversion of substantially all of our rate-of-return study areas to federal price cap regulation (based on the FCC’s approval of our petition to convert our study areas to price cap regulation). In the third quarter of 2009, upon the discontinuance of regulatory accounting, we recorded a non-cash extraordinary gain in our consolidated statements of income of $136.0 million after-tax. See Note 15 for additional information.
     Subsequent to the July 1, 2009 discontinuance of regulatory accounting, all intercompany transactions with affiliates have been eliminated from the consolidated financial statements. Prior to July 1, 2009, intercompany transactions with regulated affiliates subject to regulatory accounting were not eliminated in connection with preparing the consolidated financial statements, as allowed by the provisions of regulatory accounting. The amount of intercompany revenues and costs that were not eliminated related to the first half of 2009 approximated $114 million.
Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.
Revenue recognition — Revenues are generally recognized when services are provided or when products are delivered to customers. Revenue that is billed in advance includes monthly recurring network access services, special access services and monthly recurring local line charges. The unearned portion of this revenue is initially deferred as a component of advance billings and customer deposits on our balance sheet and recognized as revenue over the period that the services are provided. Revenue that is billed in arrears includes switched access services, nonrecurring network access services, nonrecurring local services and long distance services. The earned but unbilled portion of this revenue is recognized as revenue in the period that the services are provided. Revenues from installation activities are deferred and recognized as revenue over the estimated life of the customer relationship. The costs associated with such installation activities, up to the related amount of deferred revenue, are deferred and recognized as an operating expense over the same period.
Allowance for doubtful accounts. In evaluating the collectibility of our accounts receivable, we assess a number of factors, including a specific customer’s or carrier’s ability to meet its financial obligations to us, the length of time the receivable has been past due and historical collection experience. Based on these assessments, we record both specific and general reserves for uncollectible accounts receivable to reduce the stated amount of applicable accounts receivable to the amount we ultimately expect to collect.
Property, plant and equipment — As discussed in Note 2, the property acquired in connection with the acquisition of Embarq was recorded based on its fair value. Substantially all other telephone plant is stated at original cost. Normal retirements of telephone plant are charged against accumulated depreciation, along with the costs of removal, less salvage, with no gain or loss recognized. Renewals and betterments of plant and equipment are capitalized while repairs, as well as renewals of minor items, are charged to operating expense. Depreciation of telephone plant is provided on the straight line method using class or overall group rates; such average rates range from 2% to 25%.
     Non-telephone property is stated at cost and, when sold or retired, a gain or loss is recognized. Depreciation of such property is provided on the straight line method over estimated service lives ranging from two to 35 years.
Goodwill and other long-lived assets — Goodwill recorded in a business combination is required to be reviewed for impairment and to be written down only in periods in which the recorded amount of goodwill exceeds its fair value. Applicable accounting guidance also stipulates certain factors to consider regarding whether or not a triggering event has occurred that would require performance of an interim goodwill impairment test. We test impairment of goodwill at least annually by comparing the fair value of the reporting unit to its carrying value (including goodwill). We base our estimates of the fair value of the reporting unit on valuation models using criterion such as multiples of earnings. See Note 3 for additional information. Other long-lived assets (exclusive of goodwill) are reviewed for impairment whenever events and circumstances indicate that such carrying amount cannot be recoverable by assessing the recoverability of the carrying value through undiscounted net cash flows expected to be generated by the assets. During 2007, we recognized a $16.6 million pre-tax impairment charge in order to write-down the value of certain of our long-lived assets in certain of our CLEC markets to their estimated realizable value. Such assets were subsequently sold in two separate transactions in 2008.
Income taxes — We file a consolidated federal income tax return with our eligible subsidiaries. We use the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are established for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.
Postretirement and pension plans — We recognize the overfunded or underfunded status of our defined benefit and postretirement plans as an asset or a liability on our balance sheet, with an adjustment to stockholders’ equity (reflected as an increase or decrease in accumulated other comprehensive income or loss) for the accumulated actuarial gains or losses. See Notes 10 and 11 for additional information.
Stock-based compensation — We measure our cost of awarding employees with equity instruments based upon allocations of the fair value of the award on the grant date. See Note 14 for additional information.
Derivative financial instruments — We account for derivative instruments and hedging activities in accordance with applicable accounting guidance which requires that all derivative instruments, such as interest rate swaps, be recognized in the financial statements and measured at fair value regardless of the purpose or intent of holding them. On the date a derivative contract is entered into, we designate the derivative as either a fair value or cash flow hedge. A hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment is a fair value hedge. A hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability is a cash flow hedge. We also formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. If we determine that a derivative is not, or is no longer, highly effective as a hedge, we would discontinue hedge accounting prospectively. We recognize all derivatives on the balance sheet at their fair value. Changes in the fair value of derivative financial instruments are either recognized in income or stockholders’ equity (as a component of accumulated other comprehensive income (loss)), depending on the use of the derivative and whether it qualifies for hedge accounting. We do not hold or issue derivative financial instruments for trading or speculative purposes. Management periodically reviews our exposure to interest rate fluctuations and implements strategies to manage the exposure. See Note 6 for additional information.
Earnings per share — We determine basic earnings per share amounts on the basis of the weighted average number of common shares outstanding during the applicable accounting period. Diluted earnings per share gives effect to all potential dilutive common shares that were outstanding during the period. See Note 13 for additional information.
Cash equivalents — We consider short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.
(2) ACQUISITIONS
     On July 1, 2009, pursuant to the terms and conditions of the Merger Agreement, we acquired Embarq through a merger transaction, with Embarq surviving the merger as a wholly-owned subsidiary of CenturyTel. Such acquisition was recorded pursuant to Financial Accounting Standards Board guidance on business combinations, which was effective for all business combinations consummated on or after January 1, 2009, as more fully described below.
     As a result of the acquisition, each outstanding share of Embarq common stock was converted into the right to receive 1.37 shares of CenturyTel common stock (“CTL common stock”), with cash paid in lieu of fractional shares. Based on the number of CenturyTel common shares issued to consummate the merger (196.1 million), the closing stock price of CTL common stock as of June 30, 2009 ($30.70) and the pre-combination portion of share-based compensation awards assumed by CenturyTel ($50.2 million), the aggregate merger consideration approximated $6.1 billion. The premium paid by us in this transaction is attributable to strategic benefits, including enhanced financial and operational scale, market diversification, leveraged combined networks and improved competitive positioning. None of the goodwill associated with this transaction is deductible for income tax purposes.
     The results of operations of Embarq are included in our consolidated results of operations beginning July 1, 2009. Approximately $2.563 billion of operating revenues of Embarq are included in our consolidated results of operations for 2009. CenturyTel was the accounting acquirer in this transaction. We have recognized Embarq’s assets and liabilities at their acquisition date estimated fair values pursuant to business combination accounting rules that were effective for acquisitions consummated on or after January 1, 2009. The assignment of a fair value to the assets acquired and liabilities assumed of Embarq (and the related estimated lives of depreciable tangible and identifiable intangible assets) require a significant amount of judgment. The fair value of property, plant and equipment and identifiable intangible assets were determined based upon analysis performed by an independent valuation firm. The fair value of pension and postretirement obligations was determined by independent actuaries. The fair value of long-

term debt was determined by management based on a discounted cash flow analysis, using the rates and maturities of these obligations compared to terms and rates currently available in the long-term financing markets. All other fair value determinations, which consisted primarily of current assets, current liabilities and deferred income taxes, were made by management. The following is a preliminary assignment of the fair value of the assets acquired and liabilities assumed based on currently available information.

Fair value
as of July 1, 2009
(Dollars in thousands)
Current assets*	$675,720
Net property, plant and equipment	6,077,672
Identifiable intangible assets
Customer list	1,098,000
Rights of way	268,472
Other (trademarks, internally developed software, licenses)	26,817
Other non-current assets	24,131
Current liabilities	(828,385)
Long-term debt, including current maturities	(4,886,708)
Other long-term liabilities	(2,621,358)
Goodwill	6,236,084

Total purchase price	$6,070,445

*	Includes a fair value of $440 million assigned to accounts receivable which had a gross contractual value of $492 million as of July 1, 2009. The $52 million difference represents our best estimate of the contractual cash flows that will not be collected.
     We recognized approximately $64 million of liabilities arising from contingencies as of the acquisition date on the basis that it was probable that a liability had been incurred and the amount could be reasonably estimated. Such contingencies primarily relate to transaction and property tax contingencies and contingencies arising from billing disputes with various parties in the communications industry. The assignment of fair values to Embarq’s assets and liabilities has not been finalized as of December 31, 2009. Further adjustments may be necessary prior to June 30, 2010, particularly as it relates to contingent liabilities and other long-term liabilities (including deferred income taxes).
     The following unaudited pro forma financial information presents the combined results of CenturyTel and Embarq as though the acquisition had been consummated as of January 1, 2009 and 2008, respectively, for the two periods presented below.

	Twelve months
	ended December 31,
	2009	2008
	(Dollars in thousands)
Operating revenues	$7,645	8,289
Income before extraordinary item	895	1,087
Basic earnings per share before extraordinary item	3.00	3.55
Diluted earnings per share before extraordinary item	2.99	3.53

     These results include certain adjustments, primarily due to increased depreciation and amortization associated with the property, plant and equipment and identifiable intangible assets, increased retiree benefit costs due to the remeasurement of the benefit obligations, and the related income tax effects. The pro forma information does not necessarily reflect the actual results of operations had the acquisition been consummated at the beginning of the periods indicated nor is it necessarily indicative of future operating results. Other than those actually realized subsequent to the July 1, 2009 acquisition date, the pro forma information does not give effect to any potential revenue enhancements or cost synergies or other operating efficiencies that could result from the acquisition.
     During 2009, we recognized an aggregate of approximately $253.7 million of integration, transaction and other costs related to the Embarq acquisition. Of the $253.7 million, approximately $47.2 million related to closing costs, including investment banker and legal fees, in connection with consummation of the merger and is reflected as an operating expense. In addition, we incurred approximately $206.5 million of integration-related operating expenses related to system and customer conversions, employee-related severance and benefit costs and branding costs associated with changing our trade name to CenturyLink.
     On July 1, 2009, in connection with the Merger Agreement, and as approved by our shareholders on January 27, 2009, we filed Amended and Restated Articles of Incorporation to (i) eliminate our time-phase voting structure, which previously entitled persons who beneficially owned shares of our common stock continuously since May 30, 1987 to ten votes per share, and (ii) increase the authorized number of shares of our common stock from 350 million to 800 million. As so amended and restated, our Articles of Incorporation provide that each share of our common stock is entitled to one vote per share with respect to each matter properly submitted to shareholders for their vote, consent, waiver, release or other action. These amendments reflect changes contemplated or necessitated by the Merger Agreement and are described in detail in our joint proxy statement-prospectus filed with the Securities and Exchange Commission and first mailed to shareholders of CenturyTel and Embarq on or about December 22, 2008. In Robert M. Garst, Sr. et al. v. CenturyTel, Inc. et al., filed March 13, 2009 in the 142nd Judicial District Court of Texas, Midland County (Case No. CV-46861), certain of our former ten-vote shareholders challenged the effectiveness of the vote to eliminate our time-phase voting structure. We believe we followed all necessary steps to properly effect the amendments described above and are defending the case accordingly.
     On January 23, 2009, Embarq amended its Credit Agreement to effect, upon completion of the merger, a waiver of the event of default that would have arisen under the Credit Agreement solely as a result of the merger and enabled the Credit Agreement, as amended, to remain in place after the merger. Previously, in connection with the Merger Agreement, we had entered into a commitment letter with various lenders which provided for an $800 million bridge facility that would be available to, among other things, refinance borrowings under the Credit Agreement in the event a waiver of the event of default arising from the consummation of the merger could not have been obtained and other financing was unavailable. On January

23, 2009, we terminated the commitment letter and paid an aggregate of $8.0 million to the lenders. Such amount has been reflected as an expense (in Other income (expense)) in 2009.
     On April 30, 2007, we acquired all of the outstanding stock of Madison River Communications Corp. (“Madison River”) from Madison River Telephone Company, LLC for an initial aggregate purchase price of approximately $322 million cash. In connection with the acquisition, we also paid all of Madison River’s existing indebtedness (including accrued interest), which approximated $522 million.
(3) GOODWILL AND OTHER ASSETS
     Goodwill and other assets at December 31, 2009 and 2008 were composed of the following:

December 31,	2009	2008
	(Dollars in thousands)
Goodwill	$10,251,758	4,015,674
Intangible assets subject to amortization
Customer list, less accumulated amortization of $148,491 and $35,026	1,130,817	146,283
Other, less accumulated amortization of $22,466	47,101	42,750
Intangible assets not subject to amortization	268,500	—
Billing system development costs, less accumulated amortization of $61,672 and $49,979	174,872	181,210
Investment in 700 MHz wireless spectrum licenses	149,425	148,964
Cash surrender value of life insurance contracts	100,945	96,606
Deferred costs associated with installation activities	91,865	77,202
Investment in unconsolidated cellular partnership	32,679	33,662
Other	94,037	60,545

	$12,341,999	4,802,896

     Our goodwill was derived from numerous previous acquisitions whereby the purchase price exceeded the fair value of the net assets acquired. The increase in goodwill and intangible assets from December 31, 2008 is due to our acquisition of Embarq. See Note 2 for additional information concerning the fair value assigned to these assets.
     The vast majority of our goodwill is attributable to our telephone operations, which we internally operate and manage based on five geographic regions which were established in connection with our acquisition of Embarq. Prior to this, our operations were managed based on three geographic regions. We test for goodwill impairment for our telephone operations at the region level due to the similar economic characteristics of the individual reporting units that comprise each region. Impairment of goodwill is tested by comparing the fair value of the reporting unit to its carrying value (including goodwill). Estimates of the fair value of the reporting unit of our telephone operations are based on valuation models using techniques such as multiples of earnings (before interest, taxes and depreciation and amortization). We also evaluate goodwill impairment of our other operations primarily based on multiples of earnings and revenues. If the fair value of the reporting unit is less than the carrying value, a second calculation is required in which the implied fair value of goodwill is compared to its carrying value. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value.
     As of September 30, 2009, we completed our annual impairment test of goodwill based on our historical three geographic regions. Such impairment test excluded the goodwill associated with our acquisition of Embarq pending finalization of the determination of the fair values of assets acquired and liabilities assumed in connection therewith. We determined that our goodwill (excluding the goodwill associated with the Embarq acquisition) was not impaired as of September 30, 2009. During the fourth quarter of 2009, we performed an additional goodwill impairment test which included the goodwill associated with our Embarq acquisition (based on preliminary fair value determinations). Based on the analysis performed, we determined that goodwill was not impaired as of December 31, 2009.
     We are amortizing our customer list intangible asset associated with our Embarq acquisition over an average of 10 years using an accelerated method of amortization (sum-of-the-years digits) to more closely match the estimated cash flow generated by such asset. Our remaining customer list intangible assets are being amortized over a range of 5-15 years using the straight-line amortization method. Effective July 1, 2009 we changed the assessment of useful life for our franchise rights from indefinite to 20 years (straight-line).
     Total amortization expense related to the intangible assets subject to amortization for 2009 was $135.9 million (which includes $118.4 million of amortization related to intangible assets from our Embarq acquisition) and is expected to be $206.4 million for 2010, $185.6 million for 2011, $164.5 million for 2012, $145.2 million in 2013 and $126.0 million in 2014 (based on intangible assets held at December 31, 2009 and based on the determination of fair values related to Embarq’s assets acquired and liabilities assumed as discussed further in Note 2).
     We accounted for the costs to develop an integrated billing and customer care system in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Aggregate capitalized costs (before accumulated amortization) totaled $236.5 million and are being amortized over a twenty-year period.
     During 2008, we paid an aggregate of approximately $149 million for 69 licenses in the FCC’s auction of 700 megahertz (“MHz”) wireless spectrum.
     The costs associated with installation activities are deferred and recognized as an operating expense over the estimated life of the customer relationship (10 years). Such costs are only deferred to the extent of the related deferred revenue.

(4) PROPERTY, PLANT AND EQUIPMENT
     Net property, plant and equipment at December 31, 2009 and 2008 was composed of the following:

December 31,	2009	2008
	(Dollars in thousands)
Cable and wire	$8,133,830	4,659,001
Central office	4,611,407	2,861,929
General support	1,778,022	815,638
Fiber transport	343,208	327,010
Information origination/termination	85,029	81,296
Construction in progress	430,119	72,129
Other	175,148	51,448

	15,556,763	8,868,451
Accumulated depreciation	(6,459,624)	(5,972,559)

Net property, plant and equipment	$9,097,139	2,895,892

     Depreciation expense was $838.8 million, $506.9 million and $524.1 million in 2009, 2008 and 2007, respectively.

(5) LONG-TERM DEBT
     Our long-term debt as of December 31, 2009 and 2008 was as follows:

December 31,	2009	2008
	(Dollars in thousands)
CenturyTel
.79%* Senior credit facility	$291,200	563,115
Senior notes and debentures:
7.20% Series D, due 2025	100,000	100,000
6.875% Series G, due 2028	425,000	425,000
8.375% Series H, due 2010	482,470	500,000
7.875% Series L, due 2012	317,530	500,000
5.0% Series M, due 2015	350,000	350,000
6.0% Series N, due 2017	500,000	500,000
5.5% Series O, due 2013	175,665	250,000
7.6% Series P, due 2039	400,000	—
6.15% Series Q, due 2019	250,000	—
Unamortized net discount	(5,331)	(6,539)
Unamortized premium associated with derivative instruments:
Series H senior notes	2,240	5,128
Series L senior notes	9,182	20,018

Total CenturyTel	3,297,956	3,206,722

Subsidiaries
Embarq Corporation
Senior notes
6.738% due 2013	528,256	—
7.1%, due 2016	2,000,000	—
8.0%, due 2036	1,485,000	—
8.1%* Other, due through 2025	524,273	—
Unamortized net discount	(178,155)	—
First mortgage debt
5.38%* notes, payable to agencies of the U. S. government and cooperative lending associations, due in installments through 2028	94,603	107,704
Other debt
10.0% notes	100	100
Capital lease obligations	1,685	—

Total subsidiaries	4,455,762	107,804

Total long-term debt	7,753,718	3,314,526
Less current maturities	500,065	20,407

Long-term debt, excluding current maturities	$7,253,653	3,294,119

*	Weighted average interest rate at December 31, 2009
     The approximate annual debt maturities for the five years subsequent to December 31, 2009 are as follows: 2010 — $500.1 million; 2011 — $302.8 million; 2012 — $327.6 million; 2013 — $818.4 million and 2014 $31.5 million.
     Certain of our loan agreements contain various restrictions, among which are limitations regarding issuance of additional debt, payment of cash dividends, reacquisition of capital stock and other matters. In addition, the transfer of funds from certain consolidated subsidiaries to CenturyTel is restricted by various loan agreements. Subsidiaries which have loans from government agencies and cooperative lending associations, or have issued first mortgage bonds, generally may not loan or advance any funds to CenturyTel, but may pay dividends if certain financial ratios are met. At December 31, 2009, all of our consolidated retained earnings reflected on the balance sheet was available under our loan agreements for the declaration of dividends.
     The senior notes and debentures of CenturyTel referred to above were issued under an indenture dated March 31, 1994. This indenture does not contain any financial covenants, but does include restrictions that limit our ability to (i) incur, issue or create liens upon our property and (ii) consolidate with or merge into, or transfer or lease all or substantially all of its assets to, any other party. The indenture does not contain any provisions that are impacted by our credit ratings, or that restrict the issuance of new securities in the event of a material adverse change to us.
     Various of our subsidiaries have outstanding first mortgage bonds or unsecured debentures. Each issue of these first mortgage bonds are secured by substantially all of the property, plant and equipment of the issuing subsidiary. Approximately 50% of our property, plant and equipment is pledged to secure the long-term debt of subsidiaries.
     In September 2009, CenturyTel and its wholly-owned subsidiary, Embarq Corporation, commenced joint debt tender offers under which they offered to purchase up to $800 million of their outstanding notes. In October 2009, (i) Embarq purchased for cash $471.7 million principal amount of its 6.738% Notes due 2013 and (ii) CenturyTel purchased for cash $74.3 million principal amount of its 5.5% Series O Senior Notes, due 2013, $182.5 million principal amount of its 7.875% Series L Senior Notes, due 2012, and $17.5 million principal amount of its 8.375% Series H Senior Notes, due 2010. Due primarily to the premiums paid in connection with these debt extinguishments, we recorded a one-time pre-tax charge of approximately $61 million in the fourth quarter of 2009 related to the completion of the tender offers.
     We funded these debt tender offers with net proceeds of $644.4 million from the September 2009 issuance of (i) $250 million of 10-year, 6.15% senior notes and $400 million of 30-year, 7.6% senior notes and (ii) additional borrowings under our existing revolving credit facility.
     As of December 31, 2009, we have available two unsecured revolving credit facilities, (i) a $728 million five-year facility of CenturyTel which expires in December 2011 and (ii) an $800 million facility of Embarq which expires in May 2011. The interest rate on revolving loans under the facility is based on our choice of several prevailing commercial lending rates plus an additional margin that varies depending on our credit ratings and aggregate borrowings under the facilities. Up to $250 million of the credit facilities can be used for letters of credit, which reduces the amount available for other extensions of credit. As of December 31, 2009, approximately $46 million of letters of credit were outstanding. Available borrowings under these credit facilities are also effectively reduced by any outstanding borrowings under our commercial paper program. Our commercial paper program borrowings are effectively limited to the total amount available under the two credit facilities. As of December 31, 2009, we had approximately $291.2 million outstanding under our credit facility (all of which relates to CenturyTel’s facility) and no amounts outstanding under our commercial paper program.
     In August 2007, we called for redemption all of our $165 million aggregate principal amount 4.75% convertible senior debentures due 2032 at a redemption price of $1,023.80 per $1,000 principal amount of debentures, plus accrued and unpaid interest through August 13, 2007. In accordance with the indenture, holders could elect to convert their debentures into shares of CenturyTel common stock at a conversion price of $40.455 per share prior to August 10, 2007. In lieu of cash redemption, holders of approximately $149.6 million aggregate principal amount of the debentures elected to convert their holdings into approximately 3.7 million shares of CenturyTel common stock. The remaining $15.4 million of outstanding debentures were retired for cash.
(6) DERIVATIVE INSTRUMENTS
     In 2003, we entered into four separate fair value interest rate hedges associated with the full $500 million principal amount of our Series L senior notes, due 2012, that pay interest at a fixed rate of 7.875%. These hedges were “fixed to variable” interest rate swaps that effectively converted our fixed rate interest payment obligations under these notes into obligations to pay variable rates. In January 2008, we terminated all of our existing “fixed to variable” interest rate swaps associated with the full $500 million principal amount of our Series L senior notes. In connection with the termination of these derivatives, we received aggregate cash payments of approximately $25.6 million, which has been reflected as a premium of the associated long-term debt and is being amortized as a reduction of interest expense through 2012 using the effective interest method. In addition, in January 2008, we also terminated certain other derivatives that were not deemed to be effective hedges. Upon the termination of these derivatives, we paid an aggregate of approximately $4.9 million (and recorded a $3.4 million pre-tax charge in the first quarter of 2008 related to the settlement of these derivatives). As of December 31, 2009, we had no derivative instruments outstanding.

(7) DEFERRED CREDITS AND OTHER LIABILITIES
     Deferred credits and other liabilities at December 31, 2009 and 2008 were composed of the following:

December 31,	2009	2008
	(Dollars in thousands)
Deferred federal and state income taxes	$2,256,579	854,102
Accrued pension costs	960,610	72,058
Accrued postretirement benefit costs	525,033	276,082
Deferred revenue	136,969	99,549
Unrecognized tax benefits for uncertain tax positions	83,931	3,138
Casualty insurance reserves	60,666	2,655
Other	111,294	26,294

	$4,135,082	1,333,878

     For additional information on deferred federal and state income taxes, accrued pension costs and accrued postretirement benefit costs, see Notes 12, 11 and 10, respectively.
(8) REDUCTIONS IN WORKFORCE
     During each of the last three years, we have announced workforce reductions primarily due to (i) increased competitive pressures and the loss of access lines over the last several years; (ii) progression or completion of our Embarq and Madison River integration plans; and (iii) the elimination of certain customer service personnel due to reduced call volumes. In connection therewith, we incurred pre-tax operating expense charges of approximately $80.6 million in 2009, $2.0 million in 2008 and $2.7 million in 2007 for severance and related costs.
     The following table reflects additional information regarding the severance-related liability for 2009, 2008 and 2007 (in thousands):

Balance at December 31, 2006	$457
Amount accrued to expense	2,741
Amount paid	(1,363)

Balance at December 31, 2007	1,835
Amount accrued to expense	2,046
Amount paid	(2,083)

Balance at December 31, 2008	1,798
Severance-related liability assumed in Embarq acquisition	31,086
Amount accrued to expense	80,580
Amount paid	(44,895)

Balance at December 31, 2009	$68,569

(9) STOCKHOLDERS’ EQUITY
Common stock - Unissued shares of CenturyTel common stock were reserved as follows:

December 31,	2009
(In thousands)
Incentive compensation programs	30,919
Acquisitions	4,064
Employee stock purchase plan	4,115
Dividend reinvestment plan	31
Conversion of convertible preferred stock	13

39,142

     On July 1, 2009, we issued 196.1 million shares of CenturyTel common stock in connection with the acquisition of Embarq. See Note 2 for additional information.
     In accordance with previously-announced stock repurchase programs, we repurchased 9.7 million shares (for $347.3 million) in 2008 and 10.2 million shares (for $460.7 million) in 2007.
     In January 2009, in connection with the special meeting of shareholders to approve share issuances in connection with our acquisition of Embarq, our shareholders approved a charter amendment to eliminate certain special voting rights of long-term shareholders upon the consummation of the Embarq acquisition. See Note 2 for additional information.
     In December 2007, the Financial Accounting Standards Board issued guidance regarding noncontrolling interests in consolidated financial statements, which requires noncontrolling interests to be recognized as equity in the consolidated financial statements. In addition, net income attributable to such noncontrolling interests is required to be included in consolidated net income. This guidance is effective for our 2009 fiscal year. Our financial statements as of and for the year ended December 31, 2009 reflect our noncontrolling interests as equity in our consolidated balance sheet. Prior periods have been adjusted to reflect this presentation.
Preferred stock - As of December 31, 2009, we had 2.0 million shares of authorized preferred stock, $25 par value per share. At December 31, 2009 and 2008, there were approximately 9,400 shares of outstanding convertible preferred stock. Holders of outstanding CenturyTel preferred stock are entitled to receive cumulative dividends, receive preferential distributions equal to $25 per share plus unpaid dividends upon CenturyTel’s liquidation and vote as a single class with the holders of common stock.

(10) POSTRETIREMENT BENEFITS
     Our incumbent postretirement health care plan provides postretirement benefits to qualified legacy CenturyTel retirees. The postretirement health care plan we acquired as part of our acquisition of Embarq provides postretirement benefits to qualified legacy Embarq retirees. The legacy Embarq plan allows eligible employees retiring before certain dates to receive benefits at no or reduced cost. Employees retiring after certain dates are eligible for benefits on a shared cost basis. These plans are generally funded by us and we expect to continue funding these postretirement obligations as benefits are paid. Until such time as we can integrate Embarq’s postretirement benefit plan with ours, we plan to continue to operate those plans independently. Our plans use a December 31 measurement date. The benefit plan obligations and plan assets associated with the legacy Embarq plan were remeasured as of the July 1, 2009 acquisition date.
     The following is a reconciliation of the beginning and ending balances for the benefit obligation and the plan assets.

December 31,	2009	2008	2007
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$292,887	306,633	357,417
Service cost	8,764	4,926	6,923
Interest cost	26,693	19,395	20,133
Participant contributions	3,013	2,789	2,016
Plan amendments	—	(9,093)	(4,552)
Acquisitions	228,200	—	2,277
Direct subsidy receipts	626	1,092	1,299
Actuarial (gain) loss	58,455	(11,992)	(60,312)
Benefits paid	(36,293)	(20,863)	(18,568)

Benefit obligation at end of year	$582,345	292,887	306,633

Change in plan assets
Fair value of plan assets at beginning of year	$16,805	28,324	30,080
Return (loss) on plan assets	6,405	(6,166)	1,916
Acquisitions	33,200	—	—
Employer contributions	34,182	12,721	12,880
Participant contributions	3,013	2,789	2,016
Benefits paid	(36,293)	(20,863)	(18,568)

Fair value of plan assets at end of year	$57,312	16,805	28,324

     The following table sets forth the amounts recognized as liabilities on the balance sheet for postretirement benefits at December 31, 2009, 2008 and 2007.

December 31,	2009	2008	2007
	(Dollars in thousands)
Benefit obligation	$(582,345)	(292,887)	(306,633)
Fair value of plan assets	57,312	16,805	28,324

Accrued benefit cost	$(525,033)	(276,082)	(278,309)

     Net periodic postretirement benefit cost for 2009 (which includes the effects of our July 1, 2009 acquisition of Embarq), 2008 and 2007 included the following components:

Year ended December 31,	2009	2008	2007
	(Dollars in thousands)
Service cost	$8,764	4,926	6,923
Interest cost	26,693	19,395	20,133
Expected return on plan assets	(2,386)	(2,337)	(2,482)
Amortization of unrecognized actuarial loss	—	—	3,595
Amortization of unrecognized prior service credit	(3,546)	(2,606)	(2,020)

Net periodic postretirement benefit cost	$29,525	19,378	26,149

     The unamortized prior service credit ($14.3 million as of December 31, 2009) and unrecognized net actuarial loss ($66.0 million as of December 31, 2009) components have been reflected as a $32.0 million after-tax decrease to accumulated other comprehensive loss within stockholders’ equity. The estimated amount of net amortization income of the above unrecognized items that will be amortized from accumulated other comprehensive loss and reflected as a component of net periodic postretirement cost during 2010 is (i) $3.4 million income for the prior service credit and (ii) $2.0 million loss for the net actuarial loss.
     Assumptions used in accounting for postretirement benefits as of December 31, 2009 and 2008 were:

	2009	2008

Determination of benefit obligation
Discount rate	5.7-5.8%	6.90
Healthcare cost increase trend rates (Medical/Prescription Drug)
Following year	8.0%/8.0%	7.0/10.0
Rate to which the cost trend rate is assumed to decline (the ultimate cost trend rate)	5.0%/5.0%	5.0/5.0
Year that the rate reaches the ultimate cost trend rate	2014/2014	2011/2014

Determination of benefit cost
Discount rate	6.4-6.90%	6.50
Expected return on plan assets	8.25-8.50%	8.25

     Our discount rate is based on a hypothetical portfolio of bonds rated AA- or better that produces a cash flow matching the projected benefit payments of the plans. In determining the expected return on plan assets, we study historical markets and apply the widely-accepted capital market principle that assets with higher volatility and risk generate a greater return over the long term. We evaluate current market factors such as inflation and interest rates before determining long-term capital market assumptions. We also review peer data and historical returns to check for reasonableness.

     Assumed health care cost trends have a significant effect on the amounts reported for postretirement benefit plans. A one-percentage-point change in assumed health care cost rates would have the following effects:

	1-Percentage	1-Percentage
	Point Increase	Point Decrease
	(Dollars in thousands)
Effect on annual total of service and interest cost components	$374	(417)
Effect on postretirement benefit obligation	$3,957	(4,380)

     We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. We measure and monitor investment risk on an ongoing basis through annual liability measurements, periodic asset studies and periodic portfolio reviews.
     Our postretirement benefit plan weighted-average asset allocations at December 31, 2009 and 2008 by asset category are as follows:

	2009	2008

Equity securities	18.6%	46.7
Debt securities	64.5	26.4
Cash and cash equivalents	16.9	26.9

Total	100.0%	100.0

     As of December 31, 2009, we used the following valuation techniques to measure fair value for assets. There were no changes to these methodologies during 2009:
Level 1 — Assets were valued using the closing price reported in the active market in which the individual security was traded.
Level 2 — Assets were valued using quoted prices in markets that are not active, broker dealer quotations, net asset value of shares held by the plans and other methods by which all significant input were observable at the measurement date.
Level 3 — Assets were valued using valuation reports from the respective institutions at the measurement date.

     The following table presents the hierarchy levels for our postretirement benefit plans’ investments as of December 31, 2009:

	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Equity securities
Common stocks, preferred stocks, equity funds and related securities	$4,967	5,688	—	10,655
Debt securities	32,900	4,075	—	36,975
Cash	9,682	—	—	9,682

Total	$47,549	9,763	—	57,312

     Our plans invest in various securities, some of which are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that those changes could materially affect the amounts reported in the statement of net assets available for benefits.
     We expect to contribute approximately $49.5 million to our postretirement benefit plans in 2010.
     Our estimated future projected benefit payments under our postretirement benefit plans are as follows:

	Before Medicare	Medicare	Net of
Year	Subsidy	Subsidy	Medicare Subsidy
	(Dollars in thousands)
2010	$50,791	(1,317)	49,474
2011	$52,993	(691)	52,302
2012	$49,603	(486)	49,117
2013	$48,773	(174)	48,599
2014	$47,771	(3)	47,768
2015-2019	$225,992	—	225,992

(11) DEFINED BENEFIT AND OTHER RETIREMENT PLANS
     Our incumbent noncontributory defined benefit pension plans provide pension benefits for substantially all legacy CenturyTel employees. The noncontributory defined benefit pension plan we acquired as part of our acquisition of Embarq provides pension benefits for substantially all legacy Embarq employees. Pension benefits for participants of these plans represented by a collective bargaining agreement are based on negotiated schedules. All other participants’ pension benefits are based on each individual participants’ years of service and compensation. Both CenturyTel and Embarq have previously sponsored, or continue to sponsor, supplemental executive retirement plans providing certain officers with supplemental retirement, death and disability benefits. Until such time as we can integrate Embarq’s benefit plans with ours, we plan to continue to operate these plans independently. We use a December 31 measurement date for all our plans. The benefit plan obligations and plan assets associated with the legacy Embarq pension plan were remeasured as of the July 1, 2009 acquisition date.
     In late February 2008, our Board of Directors approved certain actions related to CenturyTel’s Supplemental Executive Retirement Plan, including (i) freezing benefit accruals effective February 29, 2008 and (ii) amending the plan in the second quarter of 2008 to permit participants to receive in 2009 a lump sum distribution of the present value of their accrued plan benefits based on their election. We also enhanced plan termination benefits by (i) crediting each active participant with three additional years of service and (ii) crediting each participant who was not in pay status under the plan with three additional years of age in connection with calculating the present value of any lump sum distribution. We recorded an aggregate curtailment loss of approximately $8.2 million in 2008 related to the above-described items. In addition, principally due to the payment of the lump sum distributions in early 2009, we also recognized a settlement loss (which is included in selling, general and administrative expense) of approximately $7.7 million in 2009.
     Due to change of control provisions that were triggered upon the consummation of the Embarq acquisition on July 1, 2009, certain retirees who were receiving monthly annuity payments under a CenturyTel supplemental executive retirement plan were paid a lump sum distribution calculated in accordance with the provisions of the plan. A settlement expense of approximately $8.9 million was recognized in the third quarter of 2009 as a result of these actions.
     The legacy Embarq pension plan contains a provision that grants early retirement benefits for certain participants affected by workforce reductions. During 2009, we recognized approximately $14.7 million of additional pension expense related to these contractual benefits.
     The following is a reconciliation of the beginning and ending balances for the aggregate benefit obligation and the plan assets for our above-referenced defined benefit plans.

December 31,	2009	2008	2007
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$462,701	469,437	474,302
Service cost	36,223	13,761	16,431
Interest cost	134,898	29,373	28,180
Plan amendments	16,016	2,393	61
Acquisitions	3,467,260	—	15,266
Actuarial (gain) loss	231,663	(24,819)	(16,153)
Contractual retirement benefits	14,676	—	—
Curtailment	—	8,235	—
Settlements	8,294	(1,945)	(410)
Benefits paid	(190,149)	(33,734)	(48,240)

Benefit obligation at end of year	$4,181,582	462,701	469,437

Change in plan assets
Fair value of plan assets at beginning of year	$352,830	459,198	452,293
Return (loss) on plan assets	473,878	(123,210)	41,537
Acquisitions	2,407,200	—	12,502
Employer contributions	175,946	52,521	1,516
Settlements	—	(1,945)	(410)
Benefits paid	(190,148)	(33,734)	(48,240)

Fair value of plan assets at end of year	$3,219,706	352,830	459,198

     The following table sets forth the combined plans’ funded status and amounts recognized in our consolidated balance sheet at December 31, 2009, 2008 and 2007.

December 31,	2009	2008	2007
	(Dollars in thousands)
Benefit obligation	$(4,181,582)	(462,701)	(469,437)
Fair value of plan assets	3,219,706	352,830	459,198

Net amount recognized	$(961,876)	(109,871)	(10,239)

     Net periodic pension expense for 2009 includes the effects of our July 1, 2009 acquisition of Embarq. Net periodic pension expense for 2009, 2008 and 2007 included the following components:

Year ended December 31,	2009	2008	2007
	(Dollars in thousands)
Service cost	$36,223	13,761	16,431
Interest cost	134,898	29,373	28,180
Expected return on plan assets	(127,613)	(36,667)	(36,780)
Curtailment loss	—	8,235	—
Settlements	17,834	410	410
Contractual retirement benefits	14,676	—	—
Recognized net losses	15,801	3,119	7,367
Net amortization and deferral	470	258	(131)

Net periodic pension expense	$92,289	18,489	15,477

     The unamortized prior service cost ($16.1 million as of December 31, 2009) and unrecognized net actuarial loss ($67.1 million as of December 31, 2009) components have been reflected as a $83.2 million net reduction ($51.2 million after-tax) to accumulated other comprehensive loss within stockholders’ equity. The estimated amount of amortization expense of the above unrecognized amounts that will be amortized from accumulated other comprehensive loss and reflected as a component of net periodic pension cost for 2010 are (i) $238,000 for the prior service cost and (ii) $14.4 million for the net actuarial loss.
     Amounts recognized on the balance sheet consist of:

December 31,	2009	2008
	(Dollars in thousands)
Accrued expenses and other current liabilities	$(1,266)	(37,813)
Other deferred credits	(960,610)	(72,058)

Net amount recognized	$(961,876)	(109,871)

     Our aggregate accumulated benefit obligation as of December 31, 2009 and 2008 was $4.042 billion and $418.8 million, respectively.
     Assumptions used in accounting for pension plans as of December 31, 2009 and 2008 were:

	2009	2008

Determination of benefit obligation
Discount rate	5.5-6.0%	6.60-6.90
Weighted average rate of compensation increase	3.5-4.0%	4.0

Determination of benefit cost
Discount rate	6.60-6.90%	6.30-6.50
Weighted average rate of compensation increase	4.0%	4.0
Expected return on plan assets	8.25-8.50%	8.25

     Our discount rate is based on a hypothetical portfolio of bonds rated AA- or better that produces a cash flow matching the projected benefit payments of the plans. In determining the expected return on plan assets, we study historical markets and apply the widely-accepted capital market principle that assets with higher volatility and risk generate a greater return over the long term. We evaluate current market factors such as inflation and interest rates before determining long-term capital market assumptions. We also review peer data and historical returns to check for reasonableness.
     We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. We measure and monitor investment risk on an ongoing basis through annual liability measurements, periodic asset studies and periodic portfolio reviews. The fair value of most of our pension plan assets is determined by reference to observable market data consisting of published market quotes.

     Our pension plans weighted-average asset allocations at December 31, 2009 and 2008 by asset category are as follows:

	2009	2008

Equity securities	49.3%	64.3
Debt securities	28.8	32.7
Hedge funds	8.5	—
Real estate	5.0	—
Cash equivalents and other	8.4	3.0

Total	100.0%	100.0

     As of December 31, 2009, we used the following valuation techniques to measure fair value for assets. There were no changes to these methodologies during 2009:
Level 1 — Assets were valued using the closing price reported in the active market in which the individual security was traded.
Level 2 — Assets were valued using quoted prices in markets that are not active, broker dealer quotations, net asset value of shares held by the plans and other methods by which all significant input were observable at the measurement date.
Level 3 — Assets were valued using valuation reports from the respective institutions at the measurement date.
     The following table presents the hierarchy levels for our defined benefit pension plans’ investments as of December 31, 2009:

	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Equity securities
Common stocks, preferred stocks, equity funds and related securities	$1,345,669	242,852	—	1,588,521
Debt securities
U.S. corporate bonds and related securities	—	798,143	1,005	799,148
U.S. government bonds, municipal bonds and related securities	—	129,129	—	129,129
Hedge funds	—	113,340	159,886	273,226
Real estate	—	—	161,336	161,336
Cash and cash equivalents	21,210	—	—	21,210
Other	67,156	181,116	(1,136)	247,136

Total	$1,434,035	1,464,580	321,091	3,219,706

     The following sets forth a summary of changes in the fair value of our defined benefit pension plans’ Level 3 assets for the year ended December 31, 2009:

		Hedge	All
	Real estate	funds	other	Total
	(Dollars in thousand)
Balance, beginning of year	$—	—	—	—
Level 3 assets acquired in the Embarq acquisition	182,819	146,335	(4,875)	324,279
Transfers to (from) Level 3	—	—	(3,458)	(3,458)
Realized gain (loss) in investments, net	21	—	70	91
Unrealized gain (loss) in investments, net	(24,223)	13,551	31	(10,641)
Purchases and sales, net	2,719	—	8,101	10,820

Balance, end of year	$161,336	159,886	(131)	321,091

     Our plans invest in various securities, some of which are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that those changes could materially affect the value of our pension plan assets.
     Some of our plans’ investment securities have contractual cash flows, such as asset backed securities, collateralized mortgage obligations, and commercial and government mortgage backed securities, including securities backed by sub-prime mortgage loans. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions, including real estate values, delinquencies or defaults, or both, and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.
     During the last half of 2009, we contributed $115 million to the legacy Embarq pension plan. We expect to contribute approximately $300 million to the legacy Embarq pension plan in March 2010.
     Our estimated future projected benefit payments under our defined benefit pension plans are as follows: 2010 - $256.2 million; 2011 - $258.7 million; 2012 - $264.0 million; 2013 - $272.1 million; 2014 - $279.3 million; and 2015-2019 - $1.5 billion.
     We also sponsor qualified profit sharing plans pursuant to Section 401(k) of the Internal Revenue Code (the “401(k) Plans”) which are available to substantially all employees. Our matching contributions to the 401(k) Plans were $13.8 million in 2009, $10.5 million in 2008 and $10.6 million in 2007.

(12) INCOME TAXES
     Income tax expense included in the Consolidated Statements of Income was as follows:

Year ended December 31,	2009	2008	2007
	(Dollars in thousands)
Federal
Current	$158,248	141,604	192,424
Deferred	210,202	59,669	2,220
State
Current	2,285	(14,765)	7,130
Deferred	12,206	7,849	(1,202)

	$382,941	194,357	200,572

     Income tax expense was allocated as follows:

Year ended December 31,	2009	2008	2007
	(Dollars in thousands)
Income tax expense in the consolidated statements of income:
Attributable to income before extraordinary item	$301,881	194,357	200,572
Attributable to extraordinary item	81,060	—	—
Stockholders’ equity:
Compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	(4,194)	(1,123)	(6,427)
Tax effect of the change in accumulated other comprehensive loss	29,460	(47,581)	(34,985)

     The following is a reconciliation from the statutory federal income tax rate to our effective income tax rate:

Year ended December 31,	2009	2008	2007
	(Percentage of pre-tax income)
Statutory federal income tax rate	35.0%	35.0	35.0
State income taxes, net of federal income tax benefit	2.0	2.0	2.8
Nondeductible acquisition related costs	0.7	0.3	—
Nondeductible compensation pursuant to executive compensation limitations	0.9	0.2	0.1
Recognition of previously unrecognized tax benefits	(1.5)	(2.3)	(5.3)
Other, net	0.1	(0.5)	(0.2)

Effective income tax rate	37.2%	34.7	32.4

     Certain executive compensation amounts, including the lump sum distributions paid to certain executive officers upon discontinuing the Supplemental Executive Retirement Plan (see Note 11), are reflected as nondeductible for income tax purposes pursuant to executive compensation limitations of the Internal Revenue Code. The treatment of these amounts as non-deductible resulted in the recognition of approximately $9.2 million of income tax expense in 2009 above amounts that would have been recognized had such payments been deductible for income tax purposes. Our 2009 effective tax rate is also higher because a portion of our merger-related transaction costs incurred during 2009 are nondeductible for income tax purposes (with such treatment resulting in a $6.9 million increase to income tax expense). Such increases in income tax expense were partially offset by a $7.0 million reduction in income tax expense primarily caused by a reduction to our deferred tax asset valuation allowance associated with state net operating loss carryforwards due to a law change in one of our operating states that we believe will allow us to utilize our net operating loss carryforwards in the future. Prior to the law change, such net operating loss carryforwards were fully reserved as it was more likely than not that these carryforwards would not be utilized prior to expiration.
     During 2009, 2008 and 2007, we recognized net after-tax benefits of approximately $15.7 million, $12.8 million and $32.7 million, respectively, which includes (i) related interest and is net of federal benefit, related to the recognition of previously unrecognized tax benefits primarily due to certain issues being effectively settled through examinations or the lapse of statute of limitations and (ii) other adjustments needed upon finalization of tax returns.
     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2009 and 2008 were as follows:

December 31,	2009	2008
	(Dollars in thousands)
Deferred tax assets
Postretirement and pension benefit costs	$479,163	155,772
Net state operating loss carryforwards	64,782	35,548
Other employee benefits	67,048	24,474
Other	127,306	37,946

Gross deferred tax assets	738,299	253,740
Less valuation allowance	(41,533)	(33,858)

Net deferred tax assets	696,766	219,882

Deferred tax liabilities
Property, plant and equipment, primarily due to depreciation differences	(1,573,986)	(343,812)
Goodwill and other intangible assets	(1,189,141)	(688,765)
Other	(106,900)	(11,986)

Gross deferred tax liabilities	(2,870,027)	(1,044,563)

Net deferred tax liability	$(2,173,261)	(824,681)

     Of the $2.173 billion net deferred tax liability as of December 31, 2009, approximately $2.257 billion is reflected as a long-term liability and approximately $83.3 million is reflected as a net current deferred tax asset.

     We establish valuation allowances when necessary to reduce the deferred tax assets to amounts we expect to realize. As of December 31, 2009, we had available tax benefits associated with net state operating loss carryforwards, which expire through 2029, of $64.8 million. The ultimate realization of the benefits of the carryforwards is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider our scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As a result of such assessment, we reserved $41.5 million through the valuation allowance as of December 31, 2009 as it is more likely than not that this amount of net operating loss carryforwards will not be utilized prior to expiration.
     In June 2006, the Financial Accounting Standards Board issued guidance which clarifies the accounting for uncertainty in income taxes recognized in financial statements and required us, effective January 1, 2007, to recognize and measure tax benefits taken or expected to be taken in a tax return and disclose uncertainties in income tax positions. We recorded a cumulative effect adjustment to retained earnings as of January 1, 2007 (which increased retained earnings by approximately $478,000 as of such date) related to certain previously unrecognized tax benefits that did not meet the criteria for liability recognition upon the adoption of this guidance.
     The following table reflects the activity of our gross unrecognized tax benefits (excluding both interest and any related federal benefit) during 2009 (amounts expressed in thousands).

Unrecognized tax benefits at January 1, 2009	$19,994
Unrecognized tax benefits assumed in the Embarq acquisition	322,072
Increase in tax positions taken in the current year	12,477
Decrease due to the reversal of tax positions taken in a prior year	(13,529)
Decrease from the lapse of statute of limitations	(13,787)

Unrecognized tax benefits at December 31, 2009	$327,227

     The total amount of unrecognized tax benefits was primarily related to the treatment of universal service fund receipts of certain subsidiaries acquired as a part of the Embarq acquisition. While the ultimate recognition of universal service receipts in taxable income is highly certain, there is uncertainty about the timing and nature of such recognition. As of December 31, 2009, approximately $17 million represented uncertain tax positions that could result in a potential future obligation. Additionally, approximately $246 million represents refund claims. Due to the uncertainty of these refund claims, we have not recognized the impact of these claims to current or deferred taxes in our consolidated financial statements.
     Of the above remaining gross balance of $81.7 million, approximately $79.0 million is included as a component of “Deferred credits and other liabilities” and the remainder is included in “Accrued income taxes”. If we were to prevail on all unrecognized tax benefits recorded on our balance sheet, we would recognize approximately $36.2 million (including interest and net of federal benefit), which would lower our effective tax rate.
     Our policy is to reflect interest expense associated with unrecognized tax benefits in income tax expense. We had accrued interest (presented before related tax benefits) of approximately $9.9 million and $5.3 million as of December 31, 2009 and December 31, 2008.
     We file income tax returns, including returns for our subsidiaries, with federal, state and local jurisdictions. Our uncertain income tax positions are related to tax years that are currently under or remain subject to examination by the relevant taxing authorities. Our open income tax years by major jurisdiction are as follows.

Jurisdiction	Open tax years
Federal	2005-current
State
Florida	2003-current
Georgia	2002-current
Louisiana	2005-current
North Carolina	1990-current
Oregon	2002-current
Texas	2000-current
Wisconsin	2003-current
Other states	2002-current
     Additionally, Embarq Corporation and its subsidiaries and the IRS have agreed that Embarq may file amended returns on a specific tax issue relating to years as early as 1990. These amended returns would be subject to IRS examination.
     Since the period for assessing additional liability typically begins upon the filing of a return, it is possible that certain jurisdictions could assess tax for years prior to the open tax years disclosed above. Additionally, it is possible that certain jurisdictions in which we do not believe we have an income tax filing responsibility, and accordingly did not file a return, may attempt to assess a liability, or that other jurisdictions to which we pay taxes may attempt to assert that we owe additional taxes.
     Based on (i) the potential outcomes of these ongoing examinations, (ii) the expiration of statute of limitations for specific jurisdictions, (iii) the negotiated settlement of certain disputed issues, or (iv) a jurisdiction’s administrative practices, it is reasonably possible that the related unrecognized tax benefits for tax positions previously taken may decrease by up to $41.5 million within the next 12 months. The actual amount of such decrease, if any, will depend on several future developments and events, many of which are outside our control.

(13) EARNINGS PER SHARE
     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

Year ended December 31,	2009	2008	2007
	(Dollars, except per share
	amounts, and shares in thousands)
Income (Numerator):
Net income before extraordinary item	$511,254	365,732	418,370
Extraordinary item, net of income tax expense and noncontrolling interests	135,957	—	—

Net income attributable to CenturyTel, Inc.	647,211	365,732	418,370
Dividends applicable to preferred stock	(12)	(155)	(368)
Earnings applicable to unvested restricted stock awards:
Income before extraordinary item	(3,559)	(4,240)	(3,125)
Extraordinary item	(946)	—	—

Net income as adjusted for purposes of computing basic earnings per share	642,694	361,337	414,877
Interest on convertible debentures, net of tax	—	—	2,832
Dividends applicable to preferred stock	12	155	368

Net income as adjusted for purposes of computing diluted earnings per share	$642,706	361,492	418,077

Shares (Denominator):
Weighted average number of shares:
Outstanding during period	199,177	103,467	110,183
Unvested restricted stock	(1,387)	(1,199)	(823)
Unvested restricted stock units	1,023	—	—

Weighted average number of shares outstanding during period for computing basic earnings per share	198,813	102,268	109,360

Incremental common shares attributable to dilutive securities:
Shares issuable under convertible securities	13	169	2,951
Shares issuable under incentive compensation plans	231	123	476

Number of shares as adjusted for purposes of computing diluted earnings per share	199,057	102,560	112,787

Basic earnings per share Income before extraordinary item	$2.55	3.53	3.79
Extraordinary item	$.68	—	—
Basic earnings per share	$3.23	3.53	3.79

Diluted earnings per share Income before extraordinary item	$2.55	3.52	3.71
Extraordinary item	$.68	—	—
Diluted earnings per share	$3.23	3.52	3.71
     In July 2007, we called for redemption on August 14, 2007 all of our $165 million aggregate principal amount 4.75% convertible senior debentures, Series K, due 2032. In accordance with the indenture, holders could elect to convert their debentures into shares of CenturyTel common stock at a conversion price of

$40.455 per share prior to August 10, 2007. In lieu of cash redemption, holders of approximately $149.6 million aggregate principal amount of the debentures elected to convert their holdings into approximately 3.7 million shares of CenturyTel common stock.
     The weighted average number of shares of common stock subject to issuance under outstanding options that were excluded from the computation of diluted earnings per share (because the exercise price of the option was greater than the average market price of the common stock) was 4.1 million for 2009, 2.1 million for 2008 and 792,000 for 2007.
     In June 2008, the Financial Accounting Standards Board issued guidance in determining whether instruments granted in share-based payment transactions are participating securities. Based on this guidance, we have concluded that our outstanding non-vested restricted stock is a participating security and therefore should be included in the earnings allocation in computing earnings per share using the two-class method. The guidance was effective for us beginning in first quarter 2009 and required us to recast our previously reported earnings per share.
(14) STOCK COMPENSATION PROGRAMS
     We recognize as compensation expense our cost of awarding employees with equity instruments by allocating the fair value of the award on the grant date over the period during which the employee is required to provide service in exchange for the award.
     We currently maintain programs which allow the Board of Directors, through its Compensation Committee, to grant incentives to certain employees and our outside directors in any one or a combination of several forms, including incentive and non-qualified stock options; stock appreciation rights; restricted stock; restricted stock units and performance shares. As of December 31, 2009, we had reserved approximately 30.9 million shares of common stock which may be issued in connection with awards under our current incentive programs. We also offer an Employee Stock Purchase Plan whereby employees can purchase our common stock at a 15% discount based on the lower of the beginning or ending stock price during recurring six-month periods stipulated in such program.
     Upon the consummation of the Embarq acquisition on July 1, 2009 (see Note 2), outstanding Embarq stock options and restricted stock units were converted to 7.2 million CenturyTel stock options and 2.4 million restricted stock units based on the exchange ratio stipulated in the Merger Agreement. The fair value of the former Embarq stock option awards that were converted to CenturyTel stock options was estimated as of the July 1, 2009 conversion date using a Black-Scholes option pricing model using the following assumptions: dividend yield — 9.12%; expected volatility — 27-50%; weighted average risk free interest rate — 0.5 - 2.6% and expected term —.3 - 6 years. Other than in connection with converting the former Embarq stock options into CenturyTel stock options, we did not grant any stock options to employees in 2009.

     In late February 2008, the Compensation Committee authorized all long-term incentive grants for 2008 to be in the form of restricted stock instead of a mix of stock options and restricted stock as had been granted in recent years. During 2008, prior to this authorization, 25,700 options were granted with a weighted average grant date fair value of $8.85 per share using a Black-Scholes option pricing model using the following assumptions: dividend yield — .6%; expected volatility — 25%; weighted average risk free interest rate — 2.9%; and expected term — 4.5 years.
     During 2007 we granted 983,920 stock options with exercise prices at market value. The weighted average fair value of each option was estimated as of the date of grant to be $14.57 using a Black-Scholes option pricing model using the following assumptions: dividend yield — .6%; expected volatility — 28% (for executive officers) and 25% (for all other employees); weighted average risk free interest rate — 4.6% (with rates ranging from 3.5% to 5.1%); and expected term — 6.5 years (for executive officers) and 4.5 years (for all other employees).
     The expected volatility was based on the historical volatility of our common stock over the 6.5— and 4.5— year terms mentioned above. The expected term was determined based on the historical exercise and forfeiture rates for similar grants.
     Our outstanding stock options have been granted with an exercise price equal to the market price of CenturyTel’s shares at the date of grant. The exercise price of former Embarq stock options were converted by applying the exchange ratio stipulated in the Merger Agreement. Our outstanding options generally have a three-year vesting period and all of them expire ten years after the date of grant. The fair value of each stock option award is estimated as of the date of grant using a Black-Scholes option pricing model.
     Stock option transactions during 2009 were as follows:

		Average	Remaining	Aggregate
	Number	exercise	contractual	intrinsic
	of options	price	term (in years)	value

Outstanding December 31, 2008	3,527,147	$36.71
Conversion of former Embarq stock options into CenturyTel stock options	7,240,142	37.18
Exercised	(1,293,579)	30.86
Forfeited/Cancelled	(155,157)	39.33

Outstanding December 31, 2009	9,318,553	$37.85	4.82	$32,142,000

Exercisable December 31, 2009	8,154,525	$38.29	4.38	$27,645,000

     Our outstanding restricted stock awards generally vest over a three- or five-year period (for employees) or a three-year period (for outside directors). Certain restricted stock units issued to certain legacy Embarq employees vest over a period of less than one year. Upon the consummation of the Embarq acquisition on July

1, 2009 (see Note 2), outstanding Embarq restricted stock units were converted to 2.4 million restricted stock units based on the exchange ratio stipulated in the Merger Agreement.
     During 2009, we issued 820,234 shares of restricted stock to certain employees and our outside directors at a weighted-average price of $27.34 per share. During 2008, we issued 643,397 shares of restricted stock to certain employees and our outside directors at a weighted-average price of $34.86 per share. During 2007, we issued 288,896 shares of restricted stock to certain employees and our outside directors at a weighted-average price of $45.89 per share. Such restricted stock vests over a five-year period (for employees) and a three-year period (for outside directors). Nonvested restricted stock and restricted stock unit transactions during 2009 were as follows:

	Number	Average grant
	of shares	date fair value

Nonvested at January 1, 2009	1,289,617	$35.67
Conversion of former Embarq restricted stock units into CenturyTel restricted stock units	2,414,357	30.70
Granted	820,234	27.34
Vested	(1,446,254)	32.50
Forfeited	(155,099)	31.07

Nonvested at December 31, 2009	2,922,855	$31.04

     The total compensation cost for all share-based payment arrangements in 2009, 2008 and 2007 was $55.2 million, $16.4 million and $20.0 million, respectively. Upon the consummation of the acquisition of Embarq on July 1, 2009, the vesting schedules of certain of our equity-based grants issued prior to 2009 were accelerated due to change of control provisions in the respective share-based compensation plans (with the exception of grants to certain officers who waived such acceleration right). In addition, the vesting of certain other awards was accelerated upon the termination of employment of certain employees. As a result of accelerating the vesting schedules of these awards, we recorded share-based compensation expense of approximately $21.2 million in 2009 above amounts that would have been recognized absent the triggering of these change of control and termination of employment provisions.
     We recognized a tax benefit related to such arrangements of approximately $20.5 million in 2009, $5.8 million in 2008 and $7.5 million in 2007. As of December 31, 2009, there was $47.6 million of total unrecognized compensation cost related to the share-based payment arrangements, which is expected to be recognized over a weighted-average period of 2.0 years.
     We received net cash proceeds of $39.9 million during 2009 in connection with option exercises. The total intrinsic value of options exercised (the amount by which the market price of the stock on the date of exercise exceeded the market price of the stock on the date of grant) was $6.0 million during 2009, $208,000 during 2008 and $17.2 million during 2007. The excess tax benefit realized from share-based compensation transactions during 2009 was $4.2 million. The total fair value of restricted stock that vested during 2009, 2008, and 2007 was $45.2 million, $6.2 million, and $6.4 million, respectively.
(15) DISCONTINUANCE OF REGULATORY ACCOUNTING
     Through June 30, 2009, CenturyTel accounted for its regulated telephone operations (except for its properties acquired from Verizon in 2002) in accordance with the provisions of regulatory accounting under which actions by regulators can provide reasonable assurance of the recognition of an asset, reduce or eliminate the value of an asset and impose a liability on a regulated enterprise. Such regulatory assets and liabilities were required to be recorded and, accordingly, reflected in the balance sheet of an entity subject to regulatory accounting.
     As we previously disclosed, on July 1, 2009, we discontinued the accounting requirements of regulatory accounting upon the conversion of substantially all of our rate-of-return study areas to federal price cap regulation (based on the FCC’s approval of our petition to convert our study areas to price cap regulation).
     Upon the discontinuance of regulatory accounting, we were required to reverse previously established regulatory assets and liabilities. Depreciation rates of certain assets established by regulatory authorities for our telephone operations subject to regulatory accounting have historically included a component for removal costs in excess of the related salvage value. Notwithstanding the adoption of accounting guidance related to the accounting for asset retirement obligations, regulatory accounting required us to continue to reflect this accumulated liability for removal costs in excess of salvage value even though there was no legal obligation to remove the assets. Therefore, we did not adopt the asset retirement obligation provisions for our telephone operations that were subject to regulatory accounting. Upon the discontinuance of regulatory accounting, we eliminated such accumulated liability for removal costs included in accumulated depreciation and established an asset retirement obligation in a much smaller amount. Upon the discontinuance of regulatory accounting, we were required to adjust the carrying amounts of property, plant and equipment only to the extent the assets are impaired, as judged in the same manner applicable to nonregulated enterprises. We did not record an impairment charge related to the carrying value of the property, plant and equipment of our regulated telephone operations as a result of the discontinuance of regulatory accounting.

     In the third quarter of 2009, upon the discontinuance of regulatory accounting, we recorded a non-cash extraordinary gain in our consolidated statements of income comprised of the following components (dollars, except per share amounts, in thousands):

Gain (loss)
Elimination of removal costs embedded in accumulated depreciation	$222,703
Establishment of asset retirement obligation	(1,556)
Elimination of other regulatory assets and liabilities	(2,585)

Net extraordinary gain before income tax expense and noncontrolling interests	218,562
Income tax expense associated with extraordinary gain	(81,060)

Net extraordinary gain before noncontrolling interests	137,502
Less: extraordinary gain attributable to noncontrolling interests	(1,545)

Extraordinary gain attributable to CenturyTel, Inc.	$135,957

Basic earnings per share of extraordinary gain	$.68
Diluted earnings per share of extraordinary gain	$.68
     Historically, the depreciation rates we utilized for our telephone operations were based on rates established by regulatory authorities. Upon the discontinuance of regulatory accounting, we revised prospectively the lives of our property, plant and equipment to reflect the economic estimated remaining useful lives of the assets in accordance with generally accepted accounting principles. In general, the estimated remaining useful lives of our telephone property were lengthened as compared to the rates used that were established by regulatory authorities. Such lengthening of remaining useful lives reflects our expectations of future network utilization and capital expenditure levels required to provide service to our customers. Such revisions in remaining useful lives of our assets reduced depreciation expense by approximately $35 million in the last half of 2009 compared to what it would have been absent the change in remaining useful lives.
     Upon the discontinuance of regulatory accounting, we also are eliminating certain intercompany transactions with regulated affiliates that previously were not eliminated under the application of regulatory accounting. This has caused our operating revenues and operating expenses to be lower by equivalent amounts (approximately $108 million) in the last half of 2009 as compared to the first half of 2009. For regulatory purposes, the accounting and reporting of our telephone subsidiaries will not be affected by the discontinued application of regulatory accounting.
(16) GAIN ON ASSET DISPOSITIONS
     In third quarter 2008, we sold our interest in a non-operating investment for approximately $7.2 million and recorded a pre-tax gain of approximately $3.2 million. In anticipation of making lump sum plan distributions in early 2009, we liquidated our investments in marketable securities in the SERP trust and recognized a $4.5 million pre-tax gain in the second quarter of 2008. In first quarter 2008, we sold a non-operating investment for approximately $4.2 million and recorded a pre-tax gain of approximately $4.1 million.
     In the third quarter of 2007, we recorded a pre-tax gain of approximately $10.4 million related to the sale of our interest in a real estate partnership. In November 2007, upon final distribution of all funds related to the dissolution of the Rural Telephone Bank in 2006, we received a supplemental cash payment of $5.2 million and recorded a pre-tax gain of such amount.
     Such gains are included in “Other income (expense)” on our Consolidated Statements of Income.
(17) SUPPLEMENTAL CASH FLOW AND OTHER DISCLOSURES
     The amount of interest actually paid, net of amounts capitalized of $3.5 million, $2.4 million, and $1.3 million during 2009, 2008 and 2007, respectively, was $391.8 million, $204.1 million, and $205.2 million during 2009, 2008 and 2007, respectively. Income taxes paid were $258.9 million in 2009, $208.8 million in 2008, and $185.3 million in 2007. Income tax refunds totaled $2.1 million in 2009, $4.6 million in 2008, and $1.1 million in 2007.
     We have consummated the acquisitions of various operations, along with certain other assets, during the three years ended December 31, 2009. In connection with these acquisitions, the following assets were acquired and liabilities assumed:

Year ended December 31,	2009	2008	2007
	(Dollars in thousands)
Property, plant and equipment, net	$6,077,672	—	208,317
Goodwill	6,236,084	—	579,780
Long-term debt, deferred credits and other liabilities	(7,508,066)	—	(654,694)
Other assets and liabilities, excluding cash and cash equivalents	1,187,849	—	173,402
Common equity issued for acquisition	(6,070,445)	—	—

(Increase) decrease in cash due to acquisitions	$(76,906)	—	306,805

     See Note 2 for additional information related to our acquisition of Embarq in 2009 and Madison River in 2007.
     We collect various taxes from our customers and subsequently remit such funds to governmental authorities. Substantially all of these taxes are recorded through the balance sheet. We are required to contribute to several universal service fund programs and generally include a surcharge amount on our customers’ bills which is designed to recover our contribution costs. Such amounts are reflected on a gross basis in our statement of income (included in both operating revenues and expenses) and aggregated approximately $84 million for 2009, $42 million for 2008 and $41 million for 2007.
(18) FAIR VALUE OF FINANCIAL INSTRUMENTS
     The following table presents the carrying amounts and estimated fair values of certain of our financial instruments at December 31, 2009 and 2008.

	Carrying	Fair
	Amount	value
	(Dollars in thousands)
December 31, 2009

Financial assets Other	$111,809	111,809	(2)
Financial liabilities Long-term debt (including current maturities)	$7,753,718	8,408,943	(1)
Other	$182,374	182,374	(2)

December 31, 2008

Financial assets Other	$129,981	129,981	(2)
Financial liabilities Long-term debt (including current maturities)	$3,314,526	2,720,227	(1)
Other	$56,570	56,570	(2)

(1)	Fair value was estimated by discounting the scheduled payment streams to present value based upon rates currently available to us for similar debt.
(2)	Fair value was estimated by us to approximate carrying value or is based on current market information.
     We believe the carrying amount of cash and cash equivalents, accounts receivable, short-term debt, accounts payable and accrued expenses approximates the fair value due to the short maturity of these instruments, which have not been reflected in the above table.
     We are subject to certain accounting standards that define fair value, establish a framework for measuring fair value and expand the disclosures about fair value measurements required or permitted under other accounting pronouncements. The fair value accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value. These tiers include: Level 1 (defined as observable inputs such as quoted market prices in active markets); Level 2 (defined as inputs other than quoted prices in active markets that are either directly or indirectly observable); and Level 3 (defined as unobservable inputs in which little or no market data exists).
     As of December 31, 2009, we held life insurance contracts with cash surrender value that are required to be measured at fair value on a recurring basis. The following table depicts those assets held and the related tier designation pursuant to the accounting guidance related to fair value disclosure.

	Balance
Description	Dec. 31, 2009	Level 1	Level 2	Level 3
	(Dollars in thousands)
Cash surrender value of life insurance contracts	$100,945	100,945	—	—

     See Notes 10 and 11 for the tier designation related to our postretirement and pension plan assets.
(19) BUSINESS SEGMENTS
     We are an integrated communications company engaged primarily in providing an array of communications services to our customers, including local exchange, long distance, Internet access and broadband services. We strive to maintain our customer relationships by, among other things, bundling our service offerings to provide our customers with a complete offering of integrated communications services. Because of the similar economic characteristics of our operations, we have utilized the aggregation criteria specified in the segment accounting guidance and concluded that we operate as one reportable segment.
     Our operating revenues for our products and services include the following components:

Year ended December 31,	2009	2008	2007
	(Dollars in thousands)
Voice	$1,827,063	874,041	889,960
Network access	1,269,322	820,383	941,506
Data	1,202,284	524,194	460,755
Fiber transport and CLEC	172,541	162,050	159,317
Other	503,029	219,079	204,703

Total operating revenues	$4,974,239	2,599,747	2,656,241

     Interexchange carriers and other accounts receivable on the balance sheets are primarily amounts due from various long distance carriers, principally AT&T, and several large local exchange operating companies.
(20) COMMITMENTS AND CONTINGENCIES
     In Barbrasue Beattie and James Sovis, on behalf of themselves and all others similarly situated, v. CenturyTel, Inc., filed on October 28, 2002, in the United States District Court for the Eastern District of Michigan (Case No. 02-10277), the plaintiffs alleged that we unjustly and unreasonably billed customers for inside wire maintenance services, and sought unspecified monetary damages and injunctive relief under various legal theories on behalf of a purported class of over two million customers in our telephone markets. On March 10, 2006, the Court certified a class of plaintiffs and issued a ruling that the billing descriptions we used for these services during an approximately 18-month period between October 2000 and May 2002 were legally insufficient. In February 2010, subject to court approval and agreement on other terms and conditions, we settled this case in principle in an amount that exceeded our previously established reserves by $8 million and such amount was reflected as an expense in the fourth quarter of 2009.
     Over 60 years ago, one of our indirect subsidiaries, Centel Corporation, acquired entities that may have owned or operated seven former plant sites that produced “manufactured gas” under a process widely used through the mid-1900s. Centel has been a subsidiary of Embarq since being spun-off in 2006 from Sprint Nextel, which acquired Centel in 1993. None of these plant sites are currently owned or operated by either Sprint Nextel, Embarq or their subsidiaries. On three sites, Embarq and the current landowners are working with the Environmental Protection Agency (“EPA”) pursuant to administrative consent orders. Remediation expenditures pursuant to the orders are not expected to be material. On five sites, including the three sites where the EPA is involved, Centel has entered into agreements with other potentially responsible parties to share remediation costs. Further, Sprint Nextel has agreed to indemnify Embarq for most of any eventual liability arising from all seven of these sites. Based upon current circumstances, we do not expect this issue to have a material adverse impact on our results of operations or financial condition.
     In William Douglas Fulghum, et al. v. Embarq Corporation, et al., filed on December 28, 2007 in the United States District Court for the District of Kansas (Civil Action No. 07-CV-2602), a group of retirees filed a putative class action lawsuit in the United States District Court for the District of Kansas, challenging the decision to make certain modifications to Embarq’s retiree benefits programs generally effective January 1, 2008. Defendants include Embarq, certain of its benefit plans, its Employee Benefits Committee and the individual plan administrator of certain of its benefits plans. Additional defendants include Sprint Nextel and certain of its benefit plans. In addition, a complaint in arbitration has been filed by 15 former Centel executives, similarly challenging the benefits changes. A ruling in Embarq’s favor was recently entered in the arbitration proceeding. Embarq and other defendants continue to vigorously contest these claims and charges. Given that this litigation is still in the initial stages of discovery, it is premature to estimate the impact this lawsuit could have to our results of operation or financial condition.
     In Robert M. Garst, Sr. et al. v. CenturyTel, Inc. et al., filed March 13, 2009 in the 142nd Judicial District Court of Texas, Midland County (Case No. CV-46861), certain of our former ten-vote shareholders challenged the effectiveness of the vote to eliminate our time-phase voting structure. We believe we followed all necessary steps to properly effect the amendments described above and are defending the case accordingly.
     In December 2009, subsidiaries of CenturyTel filed two lawsuits against subsidiaries of Sprint Nextel (“Sprint”) to recover approximately $26 million in access charges for VoIP traffic owed under various interconnection agreements and tariffs. One lawsuit, filed on behalf of all legacy Embarq operating entities, is pending in federal court in Virginia, and the other, filed on behalf of all legacy CenturyTel operating entities, is pending in federal court in Louisiana. The lawsuits allege that Sprint has breached contracts, violated tariffs, and violated the Federal Communications Act by failing to pay these charges.
     From time to time, we are involved in other proceedings incidental to our business, including administrative hearings of state public utility commissions relating primarily to rate making, disputes with other communications companies and service providers, actions relating to employee claims, occasional grievance hearings before labor regulatory agencies and miscellaneous third party tort actions. The outcomes of these other proceedings are not predictable. However, we do not believe that the ultimate resolution of any of these other proceedings, after considering available insurance coverage, will have a material adverse effect on our financial position, results of operations, or cash flows.
(21) SUBSEQUENT EVENTS
     In February 2010, our board of directors approved an increase to our quarterly dividend rate from $.70 per share to $.725 per share.
     Our board of directors also approved a $300 million contribution to the legacy Embarq pension plan that we will make in early March 2010 using cash on hand and borrowings under our credit facility.
* * * * * * *

CENTURYTEL, INC.
Consolidated Quarterly Income Statement Information
(Unaudited)

	First	Second	Third	Fourth
	quarter	quarter	quarter	quarter
	(Dollars in thousands, except per share amounts)
	(unaudited)
2009

Operating revenues	$636,385	634,469	1,874,325	1,829,060
Operating income	$164,337	149,443	378,983	540,338
Net income before extraordinary item	$67,154	69,030	147,635	227,436
Basic earnings per share before extraordinary item	$.67	.68	.49	.76
Diluted earnings per share before extraordinary item	$.67	.68	.49	.76

2008

Operating revenues	$648,614	658,106	650,073	642,954
Operating income	$183,493	180,690	180,727	176,442
Net income attributable to CenturyTel	$88,760	92,167	84,733	100,072
Basic earnings per share	$.83	.88	.83	1.00
Diluted earnings per share	$.82	.88	.83	1.00

2007

Operating revenues	$600,855	689,991	708,833	656,562
Operating income	$168,083	231,836	224,185	168,974
Net income attributable to CenturyTel	$77,870	112,265	113,202	115,033
Basic earnings per share	$.70	1.03	1.03	1.05
Diluted earnings per share	$.68	.99	1.01	1.04
     The results of operations of Embarq are reflected subsequent to its July 1, 2009 acquisition date.
     During the third and fourth quarters of 2009, we incurred a significant amount of one-time expenses related to our acquisition of Embarq. Such expenses included (i) severance, retention and early retirement pension benefit costs due to workforce reductions, (ii) transaction related costs, including legal and investment banker costs, (iii) integration related costs associated with our acquisition of Embarq, (iv) accelerated recognition of share-based compensation expense due to change of control provisions and terminations of employment and (v) settlement expenses related to certain executive retirement plans. Such expenses aggregated approximately $195.5 million (pre-tax) in the third quarter of 2009 and approximately $37.6 million (pre-tax) in the fourth quarter of 2009.
     During the fourth quarter of 2009, we recognized a pre-tax charge of approximately $60.8 million due primarily to the premiums paid in connection with certain debt extinguishments consummated in October 2009.
     In the first quarter of 2008, we recognized a $4.1 million pre-tax gain upon the sale of a non-operating investment. In the second quarter of 2008, we recognized an $8.2 million curtailment loss in connection with amending our SERP. We also recognized a $4.5 million pre-tax gain upon liquidation of our investments in marketable securities in the SERP trust in the second quarter of 2008. In the third quarter of 2008, we recorded a one-time pre-tax gain of approximately $3.2 million related to the sale of a non-operating investment. In the fourth quarter of 2008, we recognized (i) a net benefit of approximately $12.8 million after-tax related to the recognition of previously unrecognized tax benefits, (ii) a pre-tax benefit of approximately $10.0 million related to the recognition of previously accrued transaction and other contingencies and (iii) a $5.0 million charge associated with costs associated with our then pending acquisition of Embarq.
     In the third quarter of 2007, we recorded a one-time pre-tax gain of approximately $10.4 million related to the sale of our interest in a real estate partnership. The results of operations of the Madison River properties are reflected in the above table subsequent to the April 30, 2007 acquisition date. In second quarter 2007, we recorded $49 million of revenues upon the settlement of a dispute with a carrier. In third quarter 2007, we recognized $42.2 million of revenues upon the expiration of a regulatory monitoring period. In fourth quarter 2007, we recognized a net benefit of approximately $32.7 million after-tax related to the release of previously unrecognized tax benefits. In fourth quarter 2007, we recorded a pre-tax charge of approximately $16.6 million related to the impairment of certain of our CLEC assets.
*       *       *       *       *       *

APPENDIX B
to Proxy Statement
CENTURYLINK
2010 EXECUTIVE OFFICER SHORT-TERM INCENTIVE PLAN
1.	Purpose. The purpose of the CenturyLink 2010 Executive Officer Short-Term Incentive Plan (the “Plan”) is to advance the interests of CenturyTel, Inc. (the “Company”) by providing a short-term incentive bonus to be paid to executive officers of the Company based on the achievement of pre-established quantitative performance goals.

2.	Shareholder Approval. The payment of any bonus hereunder is subject to the approval of the Plan, including the terms of Section 5(a) hereof, by the shareholders of the Company at the 2010 Annual Shareholders Meeting.

3.	Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company or, if all of the members of the Compensation Committee do not qualify as “outside directors” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), by a subcommittee of the Compensation Committee, all of the members of which qualify as “outside directors.” The authority of the committee or subcommittee that administers the Plan (the “Committee”) shall include, in particular, authority to:
(a)	designate participants for a particular year or portion thereof;

(b)	establish performance goals and objectives for a particular year or portion thereof;

(c)	establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan; and

(d)	certify as to whether performance goals have been met.
Notwithstanding the foregoing, all incentive bonuses payable under the Plan shall be ratified by the Board of Directors of the Company.

4.	Eligibility. Subject to Section 5(b) hereof, the Committee shall designate prior to March 31 of each year the executive officers of the Company who shall participate in the Plan that year. If no designation is made for any particular bonus period, all individuals designated as executive officers of the Company shall be deemed participants in the Plan that period. Any executive officers who do not participate in the Plan will be eligible to participate in the Company’s Key Employee Incentive Compensation Plan, as it may be amended or restated from time to time, or a successor plan.

5.	Incentive Bonus.
(a)	Bonuses paid under the Plan may not exceed $3.0 million per participant per year. Before March 31 of each year for which a bonus is to be payable hereunder (a “Plan Year”), the Committee shall establish the performance goals for that year and the objective criteria pursuant to which the bonus for that year is to be payable. The Committee has the discretion to decrease, but not increase, the amount of the bonus from the amount that is payable under the terms of the pre-established criteria for the applicable year. The performance goals each year shall apply to performance of the Company or one or more of its divisions, subsidiaries or lines of business and shall be based upon one or more of the following performance goals: (i) return on equity, cash flow, assets or investment; (ii) shareholder return; (iii) target levels of revenues, operating income, cash flow, cash provided by operating activities, earnings or earnings per share; (iv) customer growth; (v) customer satisfaction or (vi) an economic value added measure. For any Plan Year, performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or industry benchmarks, or relative to levels attained in prior years. At the time it sets performance goals, the Committee may define cash flow, revenues and the other terms listed above as it sees fit. The Committee may change the performance goals each year to any of those listed above and may also change the targets applicable to the performance goals from year to year.
(b)	The Committee may subdivide any Plan Year into two or more performance periods, provided that in connection therewith (i) any bonus awards made for performance during a shortened performance period must also comply with Section 162(m); (ii) the participants and performance goals must be set within the first 25% of the measured performance period; and (iii) with the exception of the annual bonus limitation per participant as provided in Section 5(a), references herein to an annual period shall mean the applicable shortened period to the extent the context requires.
6.	Payment of Incentive Bonus. As soon as practicable after the Company has publicly announced its earnings for the year for which the incentive bonus will be paid, the Committee shall evaluate the Company’s performance to determine the amount of the incentive bonus that has been earned. In performing such evaluation, the Committee shall make all adjustments necessary to exclude the effect of any non-recurring transaction described in the Committee’s Guidelines for Administering Annual Incentive Bonus Programs, as in effect for the applicable Plan Year. The Committee shall also make adjustments necessary to exclude the effect of any change in accounting standards required by any regulatory agency or self-regulatory organization, including the Financial Accounting Standards Board. The Committee shall certify, either in writing or by the adoption of written resolutions, prior to the payment of any incentive bonus under the Plan, that the performance goals applicable to the bonus payment were met. The incentive bonus may be paid in whole or part in the form of cash, common stock, restricted stock, or restricted stock units of the Company in the discretion of the Committee. Common stock, restricted stock, or restricted stock units issued in payment hereunder may be paid under any of the Company’s stock-based incentive plans that provide for such grants. The incentive bonus will be paid by March 15 following the end of the year for which it was earned, unless deferred under a separate benefit plan of the Company.

7.	Termination of Employment.
(a)	Except as otherwise provided in paragraphs (b), (c) or (d) of this Section 7, in order to be eligible to receive a bonus under the Plan, a participant must be an employee of the Company at the end of the Plan Year, unless this requirement is waived by the Committee under such special circumstances as may be determined by the Committee.

(b)	Subject to the other terms and conditions of this Plan, a participant who is not employed by the Company at the end of the Plan Year will nevertheless be eligible to receive a partial bonus if such participant is a “Qualifying Participant” for such Plan Year. A “Qualifying Participant” is a participant whose employment is terminated due to:
(i)	death;

(ii)	disability; or

(iii)	retirement on or after age 55 after completing five full years of employment with the Company. Years of employment with the Company will be determined by accumulating such participant’s full months of employment with the Company, in the aggregate and without regard to whether such employment was continuous, and dividing such amount by 12.
(c)	Subject to the other terms and conditions of this Plan, any Qualifying Participant whose employment with the Company is terminated at any time after the 90th day of a Plan Year will have the right to receive a pro rata cash bonus for such Plan Year based on the same terms and conditions (including the same payment schedule and the same discretionary authority of the Committee to reduce bonuses under Section 5(a)) previously authorized under the Plan and by the Committee, as applicable for Plan participants for such Plan Year, the amount of which shall equal the product of the cash bonus that would have been payable to the Qualifying Participant for the full Plan Year multiplied by a fraction, the numerator of which equals the number of calendar days of the Plan Year that elapsed through the Qualifying Participant’s last date of employment with the Company and the denominator of which is 365. Any bonus payable to a Qualifying Participant under this Section 7(c) shall be payable to such participant at the time bonuses are paid to active participants with respect to such Plan Year.

(d)	Nothing in this Section 7 shall reduce or limit the right of a participant to receive cash payments under any Change of Control Agreement between that participant and the Company following a Change of Control (as defined in such agreements).

(e)	Any bonus payment to a participant, or the conditions thereof, deviating from the terms and conditions of paragraphs (a), (b), or (c) must be approved by the Committee and will only be considered for approval if such deviation would not, in the opinion of counsel to the Company, limit the Company’s federal income tax reduction for such bonus payment under Section 162(m).
8.	Forfeiture of Benefits.
(a)	If, at any time during the participant’s employment by the Company or within 18 months after termination of employment, the participant engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including but not limited to: (a) conduct relating to the participant’s employment for which either criminal or civil penalties against the participant may be sought, (b) conduct or activity that results in termination of the participant’s employment for cause, (c) violation of the Company’s policies, including, without limitation, the Company’s insider trading, ethics and compliance policies and programs, (d) participating in the public reporting of any financial or operating result that was impacted by the participant’s knowing or intentional fraudulent or illegal conduct; (e) accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during the participant’s tenure with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business (a “competitor”), except for (A) any isolated, sporadic accommodation or assistance provided to a competitor, at its request, by the participant during the participant’s tenure with the Company, but only if provided in the good faith and reasonable belief that such action would benefit the Company by promoting good business relations with the competitor and would not harm the Company’s interests in any substantial manner or (B) any other service or assistance that is provided at the request or with the written permission of the Company, (f) disclosing or misusing any confidential information or material concerning the Company, (g) engaging in, promoting, assisting or otherwise participating in a hostile takeover attempt of the Company or any other transaction or proxy contest that could reasonably be expected to result in a Change of Control (as defined in the Plan) not approved by the Board of Directors of the Company or (h) making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, regulators, employees or others with whom the Company engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of the Company, or taking any other action that could reasonably be expected to injure the Company in its business relationships with any of the foregoing parties or result in any other detrimental effect on the Company, then the award of cash, common stock, restricted stock, or restricted stock units granted hereunder shall automatically terminate and be forfeited effective on the date on which the participant engages in such activity and (i) all cash acquired by the participant pursuant to the Plan shall be returned to the Company, (ii) all shares of common stock acquired by the participant pursuant to the Plan or other securities into which such shares have been converted or exchanged) shall be returned to the Company or, if no longer held by the participant, the participant shall pay to the Company, without interest, all cash, securities or other assets received by the participant upon the sale or transfer of such stock or securities, and (iii) all unvested shares of restricted stock or restricted stock units shall be forfeited.
(b)	If the participant owes any amount to the Company under Section 8(a) above, the participant acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount from any amounts the Company owes the participant from time to time for any reason (including without limitation amounts owed to the participant as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the participant owes it, the participant shall be obligated to pay immediately the unpaid balance to the Company.

(c)	The participant may be released from the participant’s obligations under Sections 8(a) and (b) above only if the Committee determines in its sole discretion that such action is in the best interests of the Company.

(d)	For purposes of this Section 8, all references to the “Company” shall mean CenturyTel, Inc., its subsidiaries and their respective successors, unless the context otherwise requires.
9.	Employee Rights Under the Plan. Nothing in this Plan shall be construed to:
(a)	grant any officer of the Company any claim or right to be granted an award under this Plan;

(b)	limit in any way the right of the Company to terminate a participant’s employment with the Company at any time; or

(c)	be evidence of any agreement or understanding, express or implied, that the Company will employ a participant in any particular position or at any particular rate of remuneration.
10.	Assignments and Transfers. A participant may not assign, encumber, or transfer his or her rights and interests under the Plan.

11.	Amendment and Termination. The Committee may amend, suspend or terminate the Plan at any time in its sole and absolute discretion. Any amendment or termination of the Plan shall not, however, affect the right of a participant to receive any earned but unpaid incentive bonus.

12.	Withholding of Taxes. The Company shall deduct from the amount of any incentive bonus paid hereunder any federal or state taxes required to be withheld.

13.	Term of Plan. The Plan applies to each of the five calendar years during the period beginning January 1, 2010 and ending December 31, 2014, unless terminated earlier by the Committee.

14.	Performance-Based Compensation under Section 162(m) of the Internal Revenue Code. The Company intends that any incentive bonus paid to an executive officer under the Plan will qualify as “performance-based” compensation under Section 162(m). Nothing in this Plan precludes the Company from making additional payments or special awards to a participant outside of the Plan that may or may not qualify as “performance-based” compensation under Section 162(m), provided that such payment or award does not affect the qualification of any bonus paid or payable under the Plan as “performance-based” compensation.

15.	No Vested Interest or Right. Notwithstanding anything to the contrary herein, at no time before the actual payout of an incentive bonus to any participant under the Plan shall any participant accrue any vested interest or right whatsoever under the Plan, and the Company shall have no obligation to treat participants identically under the Plan.
*       *       *       *       *       *       *

<STOCK#> NNNNNNNNNNNN NNNNNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 NNNNNNN 0 2 5 2 5 9 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T C123456789 1234 5678 9012 345 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0169TF 1 U PX + Annual Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR Proposals 1 through 4 and AGAINST Proposals 5 through 8. For Against Abstain 2. To ratify the appointment of KPMG LLP as our independent auditor for 2010. 4. To approve our 2010 Executive Officer Short-Term Incentive Plan. For Against Abstain 3. To amend our articles of incorporation to change our name to CenturyLink, Inc. Change of Address — Please print new address below. 01 — W. Bruce Hanks 02 — C.G. Melville, Jr. 03 — William A. Owens 1. To elect four Class I Directors: For Withhold For Withhold For Withhold 5. To act upon a shareholder proposal regarding network management practices. 6. To act upon a shareholder proposal regarding limitation of executive compensation. 7. To act upon a shareholder proposal regarding executive stock retention. 8. To act upon a shareholder proposal regarding executive compensation advisory votes. 9. In their discretion to vote upon such other business as may properly come before the Meeting. 04 — Glen F. Post, III For Withhold _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.___Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 20, 2010. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/CTL • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby constitutes and appoints Glen F. Post, III or Stacey W. Goff, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock and voting preferred stock (collectively, the “Voting Shares”) of CenturyTel, Inc. (the “Company”) that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 20, 2010, and at any and all adjournments thereof (the “Meeting”). In addition to serving as a Proxy, this card will also serve as instructions to Computershare Investor Services L.L.C. (the “Agent”) to vote in the manner designated on the reverse side hereof the shares of the Company’s common stock held as of March 22, 2010 in the name of the Agent and credited to any plan account of the undersigned in accordance with the Company’s dividend reinvestment plan or employee stock purchase plans. Upon timely receipt of this Proxy, properly executed, all of your Voting Shares, including any held in the name of the Agent, will be voted as specified. The Board of Directors recommends that you vote FOR Proposals 1 through 4 and AGAINST Proposals 5 through 8 listed on the reverse side hereof. If this Proxy is properly executed but no specific directions are given, all of your votes will be voted in accordance with these recommendations. (Please See Reverse Side) . Proxy — CENTURYTEL, INC. Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting To Be Held on May 20, 2010: The Company’s proxy statement and related materials are available at www.envisionreports.com/ctl. _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._

NNNNNNNNNNNN NNNNNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 NNNNNNN 0 2 5 2 5 9 3 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T C123456789 1234 5678 9012 345 0169VE 1 U PX + Annual Meeting Voting Instruction Card . + A Election of four Class I Directors — The Board of Directors recommends a vote FOR all the nominees listed. 01 — W. Bruce Hanks 02 — C.G. Melville, Jr. 1. Nominees: For Withhold A. Undersigned’s Allocable Votes: B Proposals — The Board of Directors recommends a vote FOR Proposals 2 through 4 and AGAINST Proposals 5 through 8. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 03 — William A. Owens 04 — Glen F. Post, III 01 - W. Bruce Hanks 02 — C.G. Melville, Jr. For Withhold B. Undersigned’s Proportionate Votes: 03 - William A. Owens 04 — Glen F. Post, III For Against Abstain 5. To act upon a shareholder proposal regarding network management practices. A. Undersigned’s Allocable Votes: B. Undersigned’s Proportionate Votes: For Against Abstain 6. To act upon a shareholder proposal regarding limitation of executive compensation. A. Undersigned’s Allocable Votes: B. Undersigned’s Proportionate Votes: For Against Abstain 7. To act upon a shareholder proposal regarding executive stock retention. A. Undersigned’s Allocable Votes: B. Undersigned’s Proportionate Votes: For Against Abstain 8. To act upon a shareholder proposal regarding executive compensation advisory votes. A. Undersigned’s Allocable Votes: B. Undersigned’s Proportionate Votes: For Against Abstain 2. To ratify the appointment of KPMG LLP as our independent auditor for 2010. A. Undersigned’s Allocable Votes: For Against Abstain B. Undersigned’s Proportionate Votes: For Against Abstain 3. To amend our articles of incorporation to change our name to CenturyLink, Inc. A. Undersigned’s Allocable Votes: For Against Abstain B. Undersigned’s Proportionate Votes: For Against Abstain 4. To approve our 2010 Executive Officer Short-Term Incentive Plan. A. Undersigned’s Allocable Votes: For Against Abstain B. Undersigned’s Proportionate Votes: _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.___Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your voting instruction card, you may choose one of the two voting methods outlined below to vote your voting instruction card. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 17, 2010. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/CTL • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

The undersigned, acting as a “named fiduciary” of the above-referenced plan of CenturyTel, Inc., as amended (the “Plan”), hereby instructs T. Rowe Price Trust Company (the “Trustee”), as directed trustee of the Plan, to vote at the annual meeting of shareholders of CenturyTel, Inc. (the “Company”) to be held on May 20, 2010, and any and all adjournments thereof (the “Meeting”), in the manner designated herein (i) all shares of the Company’s common stock held by the Trustee and credited to the Plan account of the undersigned as of March 22, 2010 in accordance with the provisions of the Plan (the “Undersigned’s Allocable Votes”) which is listed to the right of the address of the undersigned printed on the other side of this card, and (ii) the number of votes allocable to the undersigned (determined pursuant to a formula specified in the Plan) that are attributable to all shares of the Company’s common stock held by the Trustee as of March 22, 2010, as to which properly executed voting instructions are not timely received prior to the Meeting (referred to individually as the “Undersigned’s Proportionate Votes” and collectively with the Undersigned’s Allocable Votes as the “Undersigned’s Votes”). The Trustee is hereby directed to authorize the Company’s proxies to vote in their discretion upon such other business as may properly come before the Meeting. The Board of Directors of the Company recommends that you vote FOR Proposals 1 through 4 and AGAINST Proposals 5 through 8 listed on the reverse side. Upon timely receipt of these instructions, properly executed, the Undersigned’s Votes will be cast in the manner directed. If these instructions are properly executed but no specific directions are given with respect to any of the Undersigned’s Allocable Votes or the Undersigned’s Proportionate Votes, these votes will be cast in accordance with the Board’s recommendations. Please mark, sign, date and return these instructions promptly using the enclosed envelope. TO BE COUNTED, THE TRUSTEE MUST RECEIVE THIS CARD, PROPERLY COMPLETED, BY MAY 17, 2010 . VOTING INSTRUCTIONS — CENTURYTEL UNION 401(k) PLAN AND TRUST IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD. + + C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears on your account in the Plan. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting To Be Held on May 20, 2010: The Company’s proxy statement and related materials are available at www.envisionreports.com/ctl. _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._

NNNNNNNNNNNN NNNNNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 NNNNNNN 0 2 5 2 5 9 4 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T C123456789 1234 5678 9012 345 0169WD 1 U PX + Annual Meeting Voting Instruction Card . + A Election of four Class I Directors — The Board of Directors recommends a vote FOR all the nominees listed. 01 — W. Bruce Hanks 02 — C.G. Melville, Jr. 1. Nominees: For Withhold A. Undersigned’s Allocable Votes: B Proposals — The Board of Directors recommends a vote FOR Proposals 2 through 4 and AGAINST Proposals 5 through 8. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 03 — William A. Owens 04 — Glen F. Post, III 01 - W. Bruce Hanks 02 — C.G. Melville, Jr. For Withhold B. Undersigned’s Proportionate Votes: 03 - William A. Owens 04 — Glen F. Post, III For Against Abstain 5. To act upon a shareholder proposal regarding network management practices. A. Undersigned’s Allocable Votes: B. Undersigned’s Proportionate Votes: For Against Abstain 6. To act upon a shareholder proposal regarding limitation of executive compensation. A. Undersigned’s Allocable Votes: B. Undersigned’s Proportionate Votes: For Against Abstain 7. To act upon a shareholder proposal regarding executive stock retention. A. Undersigned’s Allocable Votes: B. Undersigned’s Proportionate Votes: For Against Abstain 8. To act upon a shareholder proposal regarding executive compensation advisory votes. A. Undersigned’s Allocable Votes: B. Undersigned’s Proportionate Votes: For Against Abstain 2. To ratify the appointment of KPMG LLP as our independent auditor for 2010. A. Undersigned’s Allocable Votes: For Against Abstain B. Undersigned’s Proportionate Votes: For Against Abstain 3. To amend our articles of incorporation to change our name to CenturyLink, Inc. A. Undersigned’s Allocable Votes: For Against Abstain B. Undersigned’s Proportionate Votes: For Against Abstain 4. To approve our 2010 Executive Officer Short-Term Incentive Plan. A. Undersigned’s Allocable Votes: For Against Abstain B. Undersigned’s Proportionate Votes: _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.___Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your voting instruction card, you may choose one of the two voting methods outlined below to vote your voting instruction card. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 17, 2010. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/CTL • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

The undersigned, acting as a “named fiduciary” of the above-referenced plan of CenturyTel, Inc., as amended (the “Plan”), hereby instructs The Trust Company of Sterne Agee, Inc. and T. Rowe Price Trust Company (the “Trustees”), as directed trustees with respect to shares of the common stock of CenturyTel, Inc. (“Shares”) held by the Trustees in separate accounts in accordance with the Plan, to vote at the annual meeting of shareholders of CenturyTel, Inc. (the “Company”) to be held on May 20, 2010, and any and all adjournments thereof (the “Meeting”), in the manner designated herein (i) all Shares held by Sterne Agee, Inc. and credited to the ESOP, Stock Bonus or PAYSOP accounts of the undersigned as of March 22, 2010 or held by T. Rowe Price Trust Company and credited to the 401(k) accounts of the undersigned as of March 22, 2010 in accordance with the provisions of the Plan and the related trusts referred to therein (the “Undersigned’s Allocable Votes”) which is listed to the right of the address of the undersigned printed on the other side of this card, and (ii) the number of votes allocable to the undersigned (determined in the manner specified in the Plan or the related trusts) that are attributable to all Shares held by the Trustees as of March 22, 2010 as to which properly executed voting instructions are not timely received prior to the commencement of the Meeting (referred to individually as the “Undersigned’s Proportionate Votes” and collectively with the Undersigned’s Allocable Votes as the “Undersigned’s Votes”). The Trustee is hereby directed to authorize the Company’s proxies to vote in their discretion upon such other business as may properly come before the Meeting. The Board of Directors of the Company recommends that you vote FOR Proposals 1 through 4 and AGAINST Proposals 5 through 8 listed on the reverse side. Upon timely receipt of these instructions, properly executed, the Undersigned’s Votes will be cast in the manner directed. If these instructions are properly executed but no specific directions are given with respect to any of the Undersigned’s Allocable Votes or the Undersigned’s Proportionate Votes, these votes will be cast in accordance with the Board’s recommendations. Please mark, sign, date and return these instructions promptly using the enclosed envelope. TO BE COUNTED, THE TRUSTEE MUST RECEIVE THIS CARD, PROPERLY COMPLETED, BY MAY 17, 2010 . VOTING INSTRUCTIONS — CENTURYTEL DOLLARS & SENSE 401(k) PLAN AND TRUST IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD. + + C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears on your account in the Plan. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting To Be Held on May 20, 2010: The Company’s proxy statement and related materials are available at www.envisionreports.com/ctl. _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._

NNNNNNNNNNNN NNNNNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 NNNNNNN 0 2 5 2 5 9 5 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T C123456789 1234 5678 9012 345 0169XE 1 U PX + Annual Meeting Voting Instruction Card . + Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears on your account maintained under either or both of the Plans. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR Proposals 1 through 4 and AGAINST Proposals 5 through 8. For Against Abstain 2. To ratify the appointment of KPMG LLP as our independent auditor for 2010. 4. To approve our 2010 Executive Officer Short-Term Incentive Plan. For Against Abstain 3. To amend our articles of incorporation to change our name to CenturyLink, Inc. Change of Address — Please print new address below. 01 — W. Bruce Hanks 02 — C.G. Melville, Jr. 03 — William A. Owens 1. To elect four Class I Directors: For Withhold For Withhold For Withhold 5. To act upon a shareholder proposal regarding network management practices. 6. To act upon a shareholder proposal regarding limitation of executive compensation. 7. To act upon a shareholder proposal regarding executive stock retention. 8. To act upon a shareholder proposal regarding executive compensation advisory votes. 04 — Glen F. Post, III For Withhold _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.___Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your voting instruction card, you may choose one of the two voting methods outlined below to vote your voting instruction card. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 17, 2010. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/CTL • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

The undersigned, acting as a participant in either or both of the above-referenced retirement plans (collectively, the “Plans”), hereby instructs Fidelity Management Trust Company (the “Trustee”), as directed trustee of the Plans, to vote at the annual meeting of shareholders of CenturyTel, Inc. (the “Company”) to be held on May 20, 2010, and any and all adjournments thereof (the “Meeting”), in the manner designated herein, the number of shares of the Company’s common stock credited to the account of the undersigned maintained under either or both of the Plans. If no instructions are given, the Trustee will vote, with respect to each Plan, unvoted shares in the same proportion as voted shares regarding each of the matters set forth on the reverse side hereof. The Trustee is hereby directed to authorize the Company’s proxies to vote in their discretion upon such other business as may properly come before the Meeting. The Board of Directors of the Company recommends that you vote FOR Proposals 1 through 4 and AGAINST Proposals 5 through 8 listed on the reverse side. Upon timely receipt of these instructions, properly executed, the undersigned’s votes will be cast in the manner directed. If these instructions are properly executed but no specific directions are given with respect to any of the undersigned’s shares, these shares will be cast in accordance with the Board’s recommendations. Please mark, sign, date and return these instructions promptly using the enclosed envelope. TO BE COUNTED, THE TRUSTEE MUST RECEIVE THIS CARD, PROPERLY COMPLETED, BY MAY 17, 2010 . VOTING INSTRUCTIONS — EMBARQ RETIREMENT SAVINGS PLAN CENTEL RETIREMENT SAVINGS PLAN FOR BARGAINING UNIT EMPLOYEES Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting To Be Held on May 20, 2010: The Company’s proxy statement and related materials are available at www.envisionreports.com/ctl. _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._